Form 10-K, Exhibit 13
period 2000-12-30
COTT CORP /CN/
filed 2001-03-20
CIK 884713

                                                                      EXHIBIT 13

[COTT LOGO]




THE LEADER IN PREMIUM RETAILER
BRAND BEVERAGE INNOVATION



                    [ILLUSTRATION OF CARBONATED SOFT DRINK]




                                                         EXPECT MORE
                                             COTT CORPORATION 2000 ANNUAL REPORT

INSIDE FLAP

                    [ILLUSTRATION OF CARBONATED SOFT DRINK]

     THIS IS COTT
     CORPORATE HIGHLIGHTS
     FINANCIAL HIGHLIGHTS


2    MANAGEMENT LETTER -- EXPECT MORE LEADERSHIP

6    EXPECT MORE CUSTOMER FOCUS

8    EXPECT MORE QUALITY

10   EXPECT MORE INNOVATION

12   QUARTERLY COMMON STOCK INFORMATION

13   MANAGEMENT'S DISCUSSION AND ANALYSIS

22   REPORT OF MANAGEMENT

22   REPORT OF INDEPENDENT ACCOUNTANTS

23   CONSOLIDATED FINANCIAL STATEMENTS

46   QUARTERLY FINANCIAL INFORMATION

47   SELECTED FINANCIAL DATA

48   DIRECTORS AND OFFICERS

     INSIDE BACK COVER
     INVESTOR INFORMATION

THIS IS



                                  [COTT LOGO]




Cott Corporation is the world's largest retailer brand soft drink supplier, with the leading take home carbonated soft drink market shares in this segment in its core markets of the U.S., Canada and the U.K.

It provides premium quality carbonated soft drinks, clear sparkling flavored beverages, juices and juice-based products, lemonade, bottled water and iced tea to many of the leading retailers in North America and the U.K. These are sold predominantly under the retailer's own private label, such as Sam's Choice(TM) at Wal-Mart stores in the U.S., President's Choice(TM) at Loblaws in Canada, and Sainsbury's Classic(TM) products in the U.K. Cott also sells beverages under its own trademarks, including Vintage(TM), Vess(TM) and Stars and Stripes(TM).

Cott's customers include many of the largest multi-national, national and regional grocery, mass merchandiser, drugstore and convenience store chains, as well as wholesalers, in its core markets.

The Company operates 15 beverage production facilities in the U.S., Canada and the U.K., as well as a research facility in Columbus, Georgia, U.S. where new beverages are developed and customized for its customers. Cott is headquartered in Toronto, Canada and has approximately 2,200 employees worldwide.

2000 CORPORATE HIGHLIGHTS

- Increased net income per diluted share 36% to $0.38, compared with $0.28 in 1999.

- Grew sales volume to Cott's 15 core customers by 8% over last year, significantly outpacing carbonated soft drink category growth.

- Recorded its 8th straight quarter of profitable results showing improved margins, positive cash flow and debt reduction.

- Acquired Concord Beverage manufacturing operation, the largest independent, stand-alone retailer brand bottling operation in the U.S., adding an annual 40 million equivalent cases, $80 million in sales, and important new customers to Cott's U.S. operations.

- Recognized by Wal-Mart, the world's largest retailer, as a "Supplier of the Quarter" for the 2nd and 3rd quarters of 2000.

- Continued strong progress on strategies focused on customer service, product quality and innovation by concentrating on three core geographies and retailer customers.

ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE SPECIFIED.

FINANCIAL HIGHLIGHTS


                                                            DECEMBER 30,         JANUARY 1,            JANUARY 2,
                                                                    2000               2000                  1999
(IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)       (52 WEEKS)         (52 WEEKS)            (48 WEEKS)
                                                               ---------          ---------             ---------
SALES                                                          $   990.6          $   993.7             $   961.9
GROSS PROFIT                                                        16.7%              14.7%                 10.3%
OPERATING INCOME*                                                   73.8               45.0                   8.2
NET INCOME (LOSS)                                                   25.4               18.5                (109.5)
OPERATING CASH FLOW, AFTER CAPITAL EXPENDITURES                     67.6               38.4                 (46.4)
WORKING CAPITAL                                                     29.1               62.7                  77.2
NET DEBT                                                           310.6              322.8                 375.8
NET INCOME (LOSS) PER DILUTED SHARE                                 0.38               0.28                 (1.74)
                                                               ---------          ---------             ---------

*    BEFORE UNUSUAL ITEMS


EARNINGS PER DILUTED SHARE     EARNINGS BEFORE INTEREST, TAXES,       OPERATING CASH FLOW PER DILUTED
      (U.S. DOLLARS)             DEPRECIATION & AMORTIZATION*        SHARE (AFTER CAPITAL EXPENDITURES)
                                 (MILLIONS OF U.S. DOLLARS)                    (U.S. DOLLARS)

       [BAR CHART]                      [BAR CHART]                              [BAR CHART]

(1.74)    0.28     0.38             51.3     82.5     111.2             (0.74)     0.58     1.02
   98       99       00               98       99        00                98        99       00


               THE TAKE HOME CARBONATED SOFT DRINK MARKET - 2000

[TOTAL CATEGORY PIE CHART]        [SPECIALTY SEGMENT PIE CHART]          [RETAILER BRAND PIE CHART]

VOLUME SHARE
Major National Brands 81%         Cott Retailer Brand      42%            Cott Retailer Brand     60%
Specialty segment     19%         Tertiary Brands          31%            Non-Cott Retailer Brand 40%
                                  Non-Cott Retailer Brands 27%

RETAIL VALUE
$30 billion                       $5 billion                             $3 billion

EXPECT MORE




                                  [COTT LOGO]




                    [ILLUSTRATION OF CARBONATED SOFT DRINKS]




                                    Leadership
                                    Customer Focus
                                    Quality
                                    Innovation


                                    FROM THE LEADING
                                    SUPPLIER OF RETAILER
                                    BRAND SOFT DRINKS.

EXPECT MORE

Leadership


                                  [COTT LOGO]




FELLOW SHAREOWNERS:

Last year, I shared with you that the Cott turnaround was underway, and that our Company was being revitalized as it pursued its three-pronged strategy to focus on core, fix the cost structure, and strengthen the "new" Cott. In 2000, we delivered on that promise. In 2001, you should expect more.

[PHOTO]

FRANK E. WEISE III
PRESIDENT & CHIEF EXECUTIVE OFFICER

FINANCIAL RESULTS UP STRONGLY

Our financial performance in 2000 speaks for itself. By the end of the year Cott had reported eight straight quarters of profitable results showing improved margins, positive cash flow and debt reduction. For the year, our net income per diluted share grew 36% to $0.38 versus $0.28 a year ago. Sales volume to our core 15 customers grew 8% over last year, and continued to significantly outpace the carbonated soft drink industry.

Operating income increased 64% to $74 million, up from $45 million in 1999 before unusual items. Gross margins continued to grow to 16.7%, a steady progression from 1999's 14.7% and 1998's 10.3%. Operating cash flow (less capital expenditures) was $68 million, up significantly from $38 million a year ago due to improvements in working capital and tight control over capital spending. Even with a major acquisition during the year, we continued to reduce our net debt to $311 million. Finally, cash return on assets, a measure of cash generated by the assets employed in the business, grew sharply from 13% in 1999 to 18% in 2000, as we reduced costs, increased operating efficiencies, and improved asset utilization.

Overall net sales of $991 million were comparable to last year, as we focused on our key customers in key geographies. Sales in the U.S. increased 10%, with sales volume to the top five customers growing 17%. Sales in Canada were adversely affected by unseasonably cool weather, but the decline versus 1999 of 1% was also due to discontinuing the low margin spring water and export businesses. Sales in the U.K.& Europe declined 22% from 1999 due to downward pressure on prices, customer rationalization and the weakness of the pound sterling.

COTT ACQUIRES CONCORD BEVERAGE

A major highlight was our acquisition last October of the Concord Beverage manufacturing operation in suburban Philadelphia, the largest independent stand-alone retailer brand bottling operation in the U.S. As part of this transaction, we also gained the Vintage(TM) brand of seltzer products, an experienced work-force and a strong management team. The acquisition, which cost $73 million, is expected to add 40 million equivalent cases or $80 million annually to Cott's sales, and we expect it to be accretive to earnings in its first full year as part of Cott. The integration into Cott's U.S. operations is on track with our expectations.

This acquisition also adds important new supermarket customers not formerly served by Cott in the New York/Mid Atlantic region, including Pathmark, Shoprite, A&P, Acme, and Ahold's Giant Carlisle, PA and Landover, MD divisions.

STRATEGY IMPLEMENTATION ADVANCES

In mid 1998, Cott's new management team announced a strategy to make Cott the preferred supplier of retailer brand carbonated soft drinks in our core markets. That strategy called for Cott to:

-    Focus on Core,

-    Fix the Cost Structure, and

-    Strengthen the "new" Cott.

Two and a half years later, we are achieving our goals. While there is still much work to be done and the process of continuous improvement at Cott will never end, it is worth looking back at how far we have come, before we look forward to what more you can expect.

FOCUS ON CORE

Since 1998, we have divested a range of non-core businesses, which provided $58 million that was used primarily to pay down debt. We reduced SKUs by almost one-third, and rationalized business that did not generate a required level of return, while increasing sales volume from our top customers significantly in excess of industry growth.

We also focused relentlessly on our customers and achieved customer service excellence in all markets.

In recent months, we were honored by Wal-Mart Stores, Inc., the world's largest retailer, as a "Supplier of the Quarter" in both the 2nd and 3rd quarters for outstanding performance in providing excellence in product, value and service to Wal-Mart's consumers.

We also strengthened our business with our core customers, increasing sales of existing products and innovating with new product offerings.


                    [ILLUSTRATION OF CARBONATED SOFT DRINKS]
                                                                               3

In the U.S., Wal-Mart's Sam's Choice(TM) Limited Edition sparkling lemonade, and Wegmans 2-Liter sparkling beverages in lemonade, cranberry and pink grapefruit, enjoyed successful launches. We also worked closely with H.E. Butt to relaunch its retailer brand soft drink program, with exciting new packaging designs and new graphics for vending machines.

In Canada, standout product launches included 12-pack lemonade at A&P and Loblaws; a new cranberry carbonated soft drink beverage for holiday consumption; and the launch of lemon iced tea and sparkling lemonade at Sobeys, as well as the relaunch of Sobeys' Big 8(TM) colas.

In the U.K., we added Tesco as a customer with the introduction of a line of organic carbonated soft drinks and mixer products. Marks & Spencer also joined our customer group, with carbonated soft drinks in its new Food to Go(TM) line.

FIX THE COST STRUCTURE

Our margins have improved as the result of an aggressive program to reduce costs and improve efficiency and productivity.

Since beginning this program, we have increased asset utilization by "sweating the Company's assets" to provide enhanced productivity from the existing infrastructure and to improve cash flow. We have also implemented greater financial discipline -- introduced standardized accounting practices, initiated enterprise-resource planning, clarified reporting systems and prioritized capital spending.

Better analysis has provided us with actionable data on which management decisions can be made. A highlight is our Six Sigma continuous improvement program which helps track and reduce operating variations, and focuses on operational efficiency. Our analysis also includes Key Performance Indicators that measure performance in areas such as customer service and asset utilization at each plant around the world.

STRENGTHEN THE "NEW" COTT

We have spent a great deal of time strengthening the "new" Cott. We rebalanced the leadership team and brought in talent with sound experience and proven track records in consumer product businesses.

The organization has been centralized reducing seven business units to three geographic divisions, which provided consistency and efficiency, and eliminated redundancies.


                    [ILLUSTRATION OF CARBONATED SOFT DRINKS]

EXPECT MORE LEADERSHIP

The acquisition of the Concord Beverage assets in the last quarter of the year represents a milestone as we begin to make the strategic shift from "Turnaround" to "Growth". The last two and a half years we focused on getting our house in order and rebuilding customer relationships. The future is about building sales, market share and profitability for Cott and for our customers.

As we move into 2001, we are pursuing growth by building on our turnaround. Now you should expect more as we raise the bar for ourselves. While the future is difficult to predict, our objective is to continue to accelerate our rate of growth in sales, earnings and cash flow. We expect to do this by broadening our strategy to:

-    Focus on Core,

-    Drive Margins and Cash Flow, and

-    Strengthen and Grow.

As we strive to accelerate our growth in the future, we will continue to focus on core. Our greatest opportunity is working with current customers in building their retailer brand share and profitability, including product line extensions such as purified drinking water and energy drinks.

Continuous improvement initiatives, such as broadening our Six Sigma program, will drive our margins and cash flow. Installing new systems that are more responsive to our needs, and to those of our customers, will help us reach our accelerated growth targets.

As we strengthen and build the skill base of our employees we expect to develop centers of excellence, where the best ideas and solutions are shared across all operating units, and to create global teams to innovate in the areas of product development, operations, sales, marketing and administration.

In addition, we plan on pursuing new customers and believe we can gain them by demonstrating our ability to provide the greatest value in retailer brand beverages. This value comes from our giving customers the products and packaging they need, when and where they need them, and working with our customers to develop exciting merchandising and marketing programs.

Finally, we are seeking out strategically focused acquisitions that will help us to further strengthen and grow the Company.

SUMMARY

In summary, we have made dramatic strides forward in the past two and a half years. Together with our 2,200 employees, we have turned our Company around, and are now beginning to grow the Cott of the future. As we enter 2001 we expect more from ourselves and you should expect more as a result.



/s/ Frank E. Weise III
-------------------------------------
Frank E. Weise III
President and Chief Executive Officer                              March 7, 2001

EXPECT MORE

Customer Focus


                                  [COTT LOGO]


COTT'S REASON FOR BEING IS TO HELP OUR CUSTOMERS ACHIEVE GREATER SUCCESS THROUGH THEIR RETAILER BRAND BEVERAGE PROGRAMS. EXPECT MORE.

We produce beverages for major retailers which they sell under their own brands. The retailer brand segment of the market -- $3 billion in size -- is one of the fastest growing parts of the $30 billion take home carbonated soft drink category in the U.S., Canada and the U.K.

Carbonated soft drinks represent the largest category in the supermarket. National and regional retailers use their own branded products to improve profit margins, drive overall category volume, enhance their reputation with consumers and provide them with differentiation in the marketplace. We are dedicated to helping our customers achieve these goals.

We accomplish this by being focused single-mindedly on our customers' success, and by having a category management structure that operates across all our product lines. Our customers demand the highest levels of value, quality, service, category leadership and innovation.

We are involved from product concept to moving the product off their store shelves and into consumers' hands. We work together through concept, formulation and production; packaging; inventory management; order fulfillment and delivery; promotion; and performance analysis.

Our goal is to create value for our customers, by providing exceptional product every time, wherever and whenever they need it.

EXPECT MORE...AS WE FURTHER DEPLOY CATEGORY MANAGEMENT AND SUPPLY CHAIN INITIATIVES TO HELP OUR CUSTOMERS GROW THEIR RETAILER BRAND BEVERAGE PROGRAMS.


      [ILLUSTRATION OF OUR COMPLIMENTS (TM) BRAND CARBONATED SOFT DRINKS]

        [ILLUSTRATION OF GROCERY AISLE WITH SOBEY'S AND COTT EMPLOYEES,
              FEATURING OUR COMPLIMENTS (TM) LINE OF SOFT DRINKS]

                    RELENTLESSLY FOCUSING ON CUSTOMER SUCCESS
                         SERVING AS A LONG-TERM PARTNER
                          PROVIDING UNPARALLELED VALUE

EXPECT MORE

Quality


                                  [COTT LOGO]


QUALITY IS EVERYTHING. OUR CUSTOMERS AND CONSUMERS WANT THE SAME PREMIUM QUALITY AND TASTE FROM A COTT-PRODUCED BEVERAGE EVERY TIME. EXPECT MORE.

Quality to Cott is a continuous process and a relentless quest for perfection, which helps assure the loyalty of our customers and their consumers. It takes us into every part of our organization, from raw materials, production lines, product formulation and manufacturing, to how our employees work, how we and our customers store and ship product, and how we transact business.

At Cott, continuous improvement comes together in our Six Sigma program. We began our Six Sigma program in the U.S. in Spring 1999, and extended it to Canada and the U.K. in Fall of 2000. To date, this intensive program has included approximately 30% of our employees and several of our suppliers and customers.

Quality at Cott means giving our customers the same premium taste every time they drink a Cott-produced beverage. Most of all, it means ensuring that every product we produce meets the highest expectations of our customers' consumers.

EXPECT MORE...AS WE CONTINUE ON OUR JOURNEY TOWARD ACHIEVING SIX SIGMA QUALITY.


  [ILLUSTRATION OF SAM'S CHOICE (TM) SOFT DRINKS AND PURIFIED DRINKING WATER]

         [ILLUSTRATION OF STUDENTS ENJOYING SAM'S CHOICE (TM) PRODUCTS]


                    PRODUCING HIGH PRODUCT QUALITY EVERY TIME
                       CONTINUALLY IMPROVING HOW WE WORK
                            GROWING THE BOTTOM LINE

EXPECT MORE

Innovation


                                  [COTT LOGO]

COTT IS AN INNOVATOR IN RETAILER BRAND BEVERAGES, WHICH IS CRITICAL TO OUR SUCCESS AND THAT OF OUR CUSTOMERS. EXPECT MORE.

Cott has always been an innovator, but in the last year things have really taken off. We think of innovation in its broadest form. It involves product concepts and formulations, containers, graphics and packaging, along with finished products and the way our customers go to market with those products.

For example, as a result of U.K. consumers' growing interest in organic products, Cott successfully launched a range of retailer brand organic carbonated soft drinks with major customers including Tesco. Cott's U.K. production facilities meet the U.K. Soil Association's standards for organic food and farming.

Our goal is to offer our customers a full line of beverages in addition to cola and other carbonated soft drinks. In the U.S., in response to the rapid growth of the bottled water market, Cott is investing in building Reverse Osmosis (RO) water capabilities in our plants. While optimizing our plant efficiencies, RO water provides Cott with the opportunity to provide our customers a consistent quality product and partner with them in building a strong retailer brand presence in bottled water, the fastest growing beverage category.

EXPECT MORE...FROM COTT AS WE CONTINUE TO INNOVATE IN EVERYTHING WE DO.


                  [ILLUSTRATION OF TESCO ORGANIC SOFT DRINKS]

           [ILLUSTRATION OF FAMILY ENJOYING TESCO ORGANIC SOFT DRINK]


             LEADING THE RETAILER BRAND SOFT DRINK BEVERAGE INDUSTRY
                          BROADENING THE PRODUCT LINE
                    MEETING CONSUMER DEMAND AND PREFERENCES

QUARTERLY COMMON STOCK INFORMATION



NASDAQ QUARTERLY COMMON STOCK PRICES        TSE QUARTERLY COMMON STOCK PRICES
      (IN U.S. DOLLARS)                           (IN CANADIAN DOLLARS)


        [BAR CHART]                                    [BAR CHART]



NASDAQ (AMOUNTS IN U.S. DOLLARS)

2000                         Q1                  Q2                 Q3                    Q4                  YEAR
----                    ------------        -----------         -----------           ------------         ------------
High                    $       7.00        $      7.25         $      6.06           $       7.88         $       7.88
Low                     $       5.00        $      4.38         $      4.88           $       5.53         $       4.38
Volume                     9,065,800          5,543,800           5,996,800             10,747,000           31,353,400


1999                         Q1                  Q2                 Q3                    Q4                  YEAR
----                    ------------        -----------         -----------           ------------         ------------
High                    $       4.13        $      4.94         $      4.94           $       6.25         $       6.25
Low                     $       1.97        $      2.38         $      3.16           $       3.97         $       1.97
Volume                    10,202,900          8,947,000           5,221,100              8,711,000           33,082,000


TSE (AMOUNTS IN CANADIAN DOLLARS)

2000                         Q1                  Q2                 Q3                    Q4                  YEAR
----                    ------------        -----------         -----------           ------------         ------------
High                    $      10.25        $      9.50         $      9.20           $      12.15         $      12.15
Low                     $       7.25        $      6.60         $      7.30           $       8.50         $       6.60
Volume                     6,805,800          4,286,400           4,265,200              7,237,100           22,594,500

1999                         Q1                  Q2                 Q3                    Q4                  YEAR
----                    ------------        -----------         -----------           ------------         ------------
High                    $       6.20        $      7.35         $      6.45           $       9.00         $       9.00
Low                     $       3.00        $      3.60         $      4.70           $       5.85         $       3.00
Volume                     4,250,300          4,136,800           4,633,600              4,009,100           17,029,800



NASDAQ and TSE high and low prices for Cott Corporation's common shares for each quarter of 1999 and 2000.







COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COTT CORPORATION IS THE WORLD'S LARGEST SUPPLIER OF RETAILER BRAND SOFT DRINKS, WITH MANUFACTURING, DISTRIBUTION, MARKETING, PRODUCT DEVELOPMENT AND CUSTOMER SERVICE FACILITIES IN THE U.S., CANADA AND THE U.K. THE COMPANY IS FOCUSED ON GROWING SALES AND BUILDING VOLUME WITH KEY CUSTOMERS, REDUCING COSTS AND IMPROVING MARGINS AND CONTINUING TO DRIVE INNOVATION IN THE RETAILER BRAND BEVERAGE CATEGORY.

OVERVIEW

During 2000, the Company continued to focus on three main strategies: focus on core, fix the cost structure and strengthen the "new" Cott. Successful implementation of these strategies led to the 52% improvement in earnings before non-recurring items and to the following highlights of the year.

ACQUISITION As part of the focused acquisition strategy, the Company purchased the assets of the private label beverage and Vintage(TM) brand seltzer water businesses of the Concord Beverage Company in October 2000 ("the Concord Acquisition") for $73.4 million, including acquisition costs. The addition of the Concord business is expected to provide an additional 40 million equivalent cases and $80 million of sales in the northeastern U.S. annually and to be accretive to earnings in 2001. The Company may seek out additional strategically focused acquisitions in the future.

KEY CUSTOMERS The Company is committed to excellence in its customer service levels and innovation in its product offerings. Reflecting these commitments, sales volumes to the Company's top 15 customers, representing about 75% of the business, grew by 7.5% over 1999. The Company also added Tesco and Marks & Spencer, two well-known U.K. retailers, to its customer portfolio, in part as a result of product innovations such as organic carbonated soft drinks. In addition, new customers were added as part of the Concord Acquisition, including A&P, Shoprite, Pathmark and Ahold's Giant Landover and Giant Carlisle divisions.

STRENGTHENING MARGINS Gross margin was 16.7% of sales in 2000,up from 14.7% in 1999. Gross margin in 1998 was 10.3%. Margins have improved in all three of the Company's core business segments due primarily to operating efficiencies and to improvements in customer and product mix.

DIVESTITURES The Company continued its program of divesting of non-core businesses in 2000 with the disposals of the polyethylene terephthalate ("PET") preform manufacturing and blow-molding business in the U.S. in April and the PET preform manufacturing assets in the U.K. in October. Cash proceeds of $18.9 million were used primarily to reduce debt.

The Company has completed its previously announced divestiture program except for a 7.6% interest in Menu Foods Corporation, the parent company of the private label pet food producer Menu Foods Limited ("Menu Foods"). Menu Foods Corporation has the option to purchase all of the Company's remaining shares for amounts in excess of the carrying value before August 2004.

LOWER NET DEBT The Company continued to reduce its net debt balance despite the Concord Acquisition. Net debt at the end of 2000 was $310.6 million compared with $322.8 million and $375.8 million at the end of 1999 and 1998, respectively.








                                             COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


2000 VERSUS 1999
RESULTS OF OPERATIONS

Income from continuing operations in 2000 was $26.6 million or $0.40 per diluted share as compared with $21.4 million or $0.32 per diluted share in the prior year. Income from continuing operations, excluding the impact of unusual items and the 1999 gain on sale of an equity investment in Menu Foods, was $25.1 million or $0.38 per diluted share versus $16.5 million or $0.25 per diluted share in 1999. Net income was $25.4 million or $0.38 per diluted share compared with $18.5 million or $0.28 per diluted share in 1999.

SALES Sales in 2000 were $990.6 million compared with $993.7 million in 1999. Excluding the impact of the Concord Acquisition in 2000 and the divestitures in 1999, sales of $975.7 million were up 0.3% compared with last year. The Company's focus on core strategy contributed to a 7.5% improvement in volume to the top 15 customers, representing almost three quarters of the Company's business.

In the U.S., sales of $657.3 million were up 10.1% from 1999. The Concord Acquisition added $14.9 million to sales in 2000 and the integration of this business continues on track. Excluding the impact of the Concord Acquisition, sales were up 7.6% in the U.S. on a total volume increase of 4.6%. The Company's take home carbonated soft drink volume in the food, drug and mass merchandise channel increased 4.4% in 2000,compared to a 2.2% increase for such category according to IRI 52 week data for the period ending December 2000. Sales volume to the top 10 customers for 2000 increased 15.5% year over year, with higher sales to key customers more than offsetting the reduction in sales due to the rationalization program the Company began in 1998.

As part of the 1998 rationalization program, the Company evaluated its product offerings and eliminated small and unprofitable product lines, reducing SKU count by 25% - 35%. Rationalization had an adverse impact on sales but improved gross margins and helped reduce working capital.

Sales in Canada of $169.7 million were down 1.4% from 1999,primarily due to rationalization of export and spring water businesses and the impact of an unseasonably cool summer. Excluding the rationalized businesses, sales increased 4.8%. Equivalent case volume to the top 5 customers, excluding rationalized water sales, was up 2.0% over the prior year primarily due to sales of new products.

Sales in the U.K. & Europe were $156.7 million, down 22.4% compared with $201.9 million last year. Sales volume to the top 10 U.K. & Europe customers decreased 7.0%. Excluding 1999 divestitures and the impact of a weaker pound sterling compared with the U.S. dollar, sales decreased by 14.8%, primarily the result of continued customer and SKU rationalization and intense price competition.

GROSS PROFIT Gross profit was 16.7% of sales for 2000 compared with 14.7% in 1999. The 2.0 percentage point improvement reflects the Company's success in its fix the cost structure strategy. This strategy included cutting unprofitable SKUs, rationalizing the customer base and introducing performance measures and accountabilities at all levels of the Company. These efforts resulted in better margins in all three geographic segments.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") SG&A was $91.3 million in 2000,down 9.4% from $100.8 million for 1999. Reductions were primarily due to lower head count and related costs, improved cost controls, reduction in uncollectible accounts and the weakness in the pound sterling compared with the U.S. dollar.



COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

UNUSUAL ITEMS In the fourth quarter of 2000, the Company sold its PET preform operations in the U.K. for proceeds of $2.7 million in cash at closing and $4.4 million payable over the next two years. A gain of $1.7 million was recorded in unusual items on the disposal of this non-core business. The remaining unusual gains in the year reflect minor changes in prior year estimates as described in note 2 to the financial statements.

INTEREST EXPENSE Net interest expense was $30.1 million for the year ended December 30, 2000 as compared with $34.6 million for 1999. Interest on long-term debt decreased $2.0 million as a result of lower average long-term debt balances compared with last year and the early repayment of the U.K. term loan in 2000. Significant debt repayments were made throughout 1999. The remaining decrease in net interest results from lower short-term interest expense and higher interest income as cash flow improvements led to higher average net cash balances over 2000.

INCOME TAXES The Company recorded an income tax provision of $20.6 million on pretax income of $47.2 million compared with a recovery of $3.8 million in 1999 on pretax income of $16.7 million. In 1999,the Company recorded the tax benefit of prior period loss carryforwards, not previously recognized, by decreasing the valuation allowance. The Company expects to be able to utilize these prior period tax loss carryforwards as a result of a corporate reorganization in 1999.

EXTRAORDINARY ITEM In the fourth quarter of 2000, the Company repaid the $30.6 million remaining balance of its U.K. term loan from cash-on-hand. A charge of $1.7 million less taxes of $0.5 million was recorded as an extraordinary item in the financial statements. This charge represents the write-off of the unamortized balance of deferred financing fees and the cost to unwind a related interest rate swap agreement.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION Operating cash flow after capital expenditures was $67.6 million, up $29.2 million from $38.4 million in the prior year. Most of the improvement was the result of increased earnings. The level of non-cash working capital continued to improve over the last two years, generating $5.5 million in cash in 2000 and $8.4 million in 1999.

Operating cash flow, along with proceeds from divestitures, was used to fund the cash portion of the Concord Acquisition and repay $38.7 million in long-term debt and $3.0 million in short-term borrowings, excluding borrowings for the Concord Acquisition. Cash and cash equivalents increased $4.6 million in the year to $7.2 million as of December 30, 2000.

Under the current committed credit facility, the Company has access to credit of up to $40.0 million in the U.S. and Canada. The Company also has a $15.0 million demand facility in the U.K. As of December 30, 2000, credit of $42.3 million was available under both facilities.

INVESTING ACTIVITIES In 2000, the Company's primary investing activities included the Concord Acquisition and substantial completion of the previously announced divestiture program. The Concord Acquisition, including costs, was funded using $35.0 million from cash-on-hand in the U.S. operation as well as $20.5 million in borrowings on the Company's existing committed credit facility and two notes payable to the seller due in October 2001 totaling $17.9 million. The purchased assets included $15.0 million in working capital and property, plant and equipment, $18.0 million for trademarks, $25.0 million for a customer list and $15.4 million in goodwill.



                                             COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Divestitures, primarily the PET preform manufacturing and blow-molding operations in the U.S. and the preform manufacturing operations in the U.K., generated $18.9 million in cash.

CAPITAL EXPENDITURES Capital expenditures were $23.9 million in 2000 as compared with $18.5 million in 1999. Major expenditures in 2000 included $3.2 million to install a new filling line and $1.9 million to upgrade an existing line in U.S. manufacturing facilities. In addition, $2.0 million was spent in 2000 to update and standardize information and accounting systems throughout the Company. Total capital expenditures for 2001 are expected to be $35 million to $40 million. Tight controls over capital spending will continue to be maintained, favoring projects with an expected internal rate of return above 30% and those required for essential maintenance, safety and regulatory compliance.

DIVIDEND PAYMENTS No dividends were paid in 2000 due to restrictions imposed under the terms of the senior unsecured notes. An increase in shareowners' equity over $3.4 million is required before dividend payments can be resumed. While the Company is confident that shareowners' equity will exceed the minimum required to pay dividends in 2001, resumption of dividend payments is unlikely as the Company currently intends to use cash for future growth or repayment of debt.

LONG-TERM DEBT As of December 30, 2000, the long-term debt totaled $281.2 million, consisting of $276.4 million in senior unsecured notes and $4.8 million of other term debt. On November 30, 2000,the Company repaid the remaining balance of its term bank loan in the U.K. As a result, none of the Company's long-term debt is subject to interest at floating rates. The Company closely monitors interest rates and adopts strategies responsive to the changing economic environment.

Management believes the Company has the financial resources to meet its ongoing cash requirements for operations and capital expenditures as well as its other financial obligations.

1999 VERSUS 1998

1999 covers the year ended January 1, 2000

1998 covers the 11-month period February 1, 1998 to January 2, 1999

Comparable basis covers the period January 1998 to December 1998

RESULTS OF OPERATIONS

Income from continuing operations in 1999 was $21.4 million or $0.32 per diluted share, versus a loss of $95.8 million or $1.53 per diluted share in the prior period. Excluding the impact of unusual items and the gain from the sale of an equity investment in Menu Foods, income from continuing operations was $16.5 million or $0.25 per diluted share compared with a loss of $29.7 million or $0.47 per diluted share in 1998. Net income was $18.5 million or $0.28 per diluted share versus a net loss, including discontinued operations and the cumulative effect of changes in accounting principles, of $109.5 million or $1.74 per diluted share in 1998.

SALES Sales increased to $993.7 million in 1999 from $961.9 million in 1998. On a comparable basis, after removing sales by divested units, this was an increase of 0.7%. Customer service was significantly improved in the core markets


COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

and the focus on core strategy resulted in a 13% sales volume increase to the top 15 accounts. This improvement helped offset lost sales resulting from SKU reductions undertaken during the course of the year.

Sales in the U.S. increased to $596.8 million from $513.1 million in 1998. On a comparable basis sales were up 6.9%. Sales volume to the top five customers was up by 20% as the division focused on core accounts helping offset the impact of a 33% SKU reduction.

Sales in Canada increased to $172.1 million in 1999 from $164.5 million in 1998. On a comparable basis, sales were down 1.8%, primarily due to lower export sales.

Sales in the U.K. & Europe declined to $201.9 million from $239.4 million in 1998. On a comparable basis, sales were down 20.2%. This decline reflected a reduction in volume due to business streamlining efforts in the Company's manufacturing and customer base. Removing the effect of sales lost as a consequence of divesting the Featherstone plant, sales decreased 14.8% on a comparable basis.

GROSS PROFIT Gross profit margin improved 4.4 points to 14.7% of sales in 1999 as compared to 10.3% in 1998. This improvement was the result of continued efficiency gains at manufacturing facilities, the elimination of unprofitable product offerings and better inventory management that resulted in fewer write-offs of product.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES SG&A was $100.8 million in 1999 up from $91.3 million in 1998. On a comparable basis, SG&A decreased 2.7%. This reduction was primarily the result of administrative cost reductions arising from the reorganization of operations in the U.S. and the U.K.

UNUSUAL ITEMS In 1999 all prior period restructuring charges were substantially completed. A description of the utilization of the unusual items charge reflected in 1998 is found in note 2 of the financial statements.

SALES OF BUSINESSES In 1999 the Company sold the assets of The Watt Design Group, a packaging design company; Destination Products International, a frozen food business; a plant and related business in Featherstone (U.K.) and its subsidiary, BCB Beverages Australia Pty. Ltd. In addition, the Company divested most of its minority interest in Menu Foods. The Company retained a 7.6% investment in Menu Foods Corporation.

These disposals of non-core businesses were aimed at strengthening the Company's performance and the cash proceeds of $39.1 million were used to reduce debt.

With the exception of Menu Foods on which a gain of $5.9 million ($4.2 million after tax) was recorded, these divestitures had no significant impact on the income statement as a charge to write down the assets being sold to net realizable value was included in 1998 unusual items or discontinued operations.

INTEREST EXPENSE Net interest expense of $34.6 million in 1999 compared to $33.2 million in 1998 and $35.4 million on a comparable basis. Interest expense on long-term debt decreased $3.0 million on a comparable basis due to the repayment of long-term debt during the year. However, offsetting this was a $2.3 million increase in interest expense on net short-term borrowings.

INCOME TAXES In 1999 the Company recorded an income tax benefit of $3.8 million, compared to a $4.0 million benefit in 1998. The 1999 tax benefit was recorded as a result of a corporate reorganization as a consequence of




                                             COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

which the Company now expects to be able to utilize prior period loss carryforwards to reduce taxes payable in future years. These loss carryforwards had not been tax effected in prior years.

DISCONTINUED OPERATIONS During 1999 an additional loss, net of tax, of $0.8 million ($3.8 million in 1998), was recorded to reflect the proceeds on disposition of the assets of Destination Products International. Details of this divestiture are found in note 7 of the financial statements.

CHANGES IN ACCOUNTING POLICIES The Company adopted Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, at the beginning of 1999. SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. Initial adoption of this principle was reported as a cumulative effect of a change in accounting principle and resulted in a charge of $2.1 million, net of a deferred income tax recovery of $1.2 million.

In 1998,the Company changed its policy and expensed as incurred development costs and prepaid contract costs. Development costs represented expenditures incurred in developing labels for new customers and updating designs for existing customers. Previously, these costs were capitalized and amortized over three years. Prepaid contract costs, costs associated with entering into long-term contracts with certain of the Company's customers, were also previously capitalized and amortized over the term of the related contract. This change in accounting policy reflected the maturing of the Company's operations in the industry and its relationships with customers. Net income for 1998 included a charge for the cumulative effect of this change in accounting policy of $9.9 million, net of a deferred tax recovery of $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION Cash flow from operations after capital expenditures in 1999 was $38.4 million compared with a cash outflow of $46.4 million in 1998. Operating cash flow was used to fund restructuring costs, capital expenditures and to pay out deferred consideration.

Cash and cash equivalents decreased by $25.5 million to $2.6 million in the course of 1999 primarily due to the repayment of short-term borrowings. At January 1, 2000, $49.2 million of credit was available.

CAPITAL EXPENDITURES Capital expenditures were $18.5 million compared with $36.7 million in 1998. The lower level of capital spending reflected management's commitment to make the assets "sweat".

INVESTING ACTIVITIES In November 1999 the Company modified its arrangement with Premium Beverage Packers Inc. ("Premium"), a Pennsylvania based co-packer responsible for approximately 15% of the Company's U.S. production. The Company paid $25.0 million to settle an obligation under the terms of its 1997 acquisition agreement in which the Company purchased a customer list from Premium and is also committed to use Premium as a co-packer for 10 years. This amount has been capitalized to customer list and is included in intangibles and other assets.

DIVIDEND PAYMENTS No dividends were paid in 1999 due to restrictions imposed under the terms of the senior unsecured notes.



COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LONG-TERM DEBT As at January 1, 2000 the long-term debt, totaled $323.6 million. Such long-term debt consisted of $280.7 million in senior unsecured notes and $42.9 million of other term debt. Approximately 1% of total debt was subject to interest at floating rates.

MARKET CONDITIONS

OUTLOOK The Company expects continued growth in the carbonated soft drinks category in its three core geographic markets, the U.S., Canada and the U.K. For 2001, the Company intends to build on progress made in the past two and a half years by broadening its strategies to focus on core, drive margins and cash flow and strengthen and grow. The Company's ongoing focus is to increase sales, market share and profitability for the Company and its customers. Facing price competition from heavily promoted global and regional brands, the Company's major opportunity for growth depends on management's execution of these critical strategies and on retailers' continued commitment to their retailer brand soft drink programs.

RISKS AND UNCERTAINTIES Risks and uncertainties include national brand pricing strategies, commitment of major customers to retailer brand programs, stability of procurement costs for items such as sweetener, packaging materials and other ingredients and fluctuations in currency versus the U.S. dollar.

In comparison to the major national brand soft drink manufacturers, the Company is a relatively small participant in the industry. The main risk to the Company's sales and operating income is the highly competitive environment in which it operates. The Company's profitability in 2001 may be adversely affected to the extent the national brand manufacturers reduce their selling prices or increase the frequency of their promotional activities in the markets in which the Company operates.

Sales to the top two customers in 2000 accounted for 50% (1999 -- 41%) of the Company's total sales revenues. The loss of a significant customer, or customers which in the aggregate represent a significant portion of the Company's sales, could have a material adverse effect on the Company's operating results and cash flows.

The Company's exposure to raw material price fluctuations is minimized by the existence of long-term contracts. Replacing key raw material suppliers may increase or decrease the Company's raw material costs.

The Company is exposed to changes in foreign currency exchange rates. Operations outside of the U.S., which account for approximately 34% of 2000 sales (1999 -- 40%), are concentrated principally in Canada and the U.K.

The information following summarizes the Company's market risks associated with debt obligations as of December 30, 2000 and January 1, 2000. The table presents principal cash flows and related interest rates by year of maturity. All debt obligations bear interest at fixed interest rates in the current year as the floating rate term loan was extinguished in 2000 along with the related interest rate swap.







                                             COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



                                                                 FOR THE YEAR ENDED DECEMBER 30, 2000
                                     -------------------------------------------------------------------------------------------
(in millions of U.S. dollars)         2001        2002      2003        2004        2005      Thereafter    Total     Fair Value
                                     ------      ------     ------      ------     -------    ----------   -------    ----------
DEBT
Fixed Rate                           $  1.5      $  2.7     $  0.3      $  0.2     $ 152.4     $ 124.0     $ 281.1     $ 278.9
                                     ------      ------     ------      ------     -------     -------     -------     -------
Weighted average interest rate         10.3%        8.8%      11.7%        8.6%        9.4%        8.5%        9.0%         --
                                     ------      ------     ------      ------     -------     -------     -------     -------
Non-interest bearing                 $  0.1          --         --          --          --          --     $   0.1     $   0.1
                                     ------      ------     ------      ------     -------     -------     -------     -------


                                                                  FOR THE YEAR ENDED JANUARY 1, 2000
                                     -------------------------------------------------------------------------------------------

(in millions of U.S. dollars)         2000        2001       2002        2003       2004     Thereafter    Total      Fair Value
                                     ------     -------     ------     -------     ------    ----------   --------    ----------
DEBT
Fixed Rate                           $  1.5     $   1.6     $  2.8     $   0.3     $  0.2     $  280.7    $  287.1    $  272.4
                                     ------     -------     ------     -------     ------     --------    --------    --------
Weighted average interest rate         11.3%       10.6%       8.8%       12.2%       8.6%         9.0%        9.0%         --
                                     ------     -------     ------     -------     ------     --------    --------    --------
Variable rate                            --     $   9.0     $  9.1     $   9.0     $  9.2           --    $   36.3    $   36.3
                                     ------     -------     ------     -------     ------     --------    --------    --------
Non-interest bearing                 $  0.1     $   0.1         --          --         --           --    $    0.2    $    0.2
                                     ------     -------     ------     -------     ------     --------    --------    --------
Weighted average interest rate           --         7.5%       7.5%        7.5%       7.5%          --         7.5%         --
                                     ------     -------     ------     -------     ------     --------    --------    --------
INTEREST RATE SWAPS
Variable to fixed                    $  1.2     $  31.9         --          --         --           --    $   33.1    $   (0.3)
                                     ------     -------     ------     -------     ------     --------    --------    --------
Average pay rate                        7.3%        7.3%        --          --         --           --         7.3%         --
                                     ------     -------     ------     -------     ------     --------    --------    --------
Average receive rate                    5.5%        5.5%        --          --         --           --         5.5%         --
                                     ------     -------     ------     -------     ------     --------    --------    --------


LEGAL AND ENVIRONMENTAL MATTERS The Environmental Protection Act (Ontario) and applicable regulations thereunder (collectively the "Ontario Act") provide that a minimum percentage of a bottler's soft drink sales, by volume, must be made in refillable containers. Attempts to improve sales in refillable containers have been undertaken, however, the Company, along with other industry participants, is not in compliance with the Ontario Act. The requirements under the Ontario Act are not presently being enforced. If enforced, they could result in reduced margins in the 750 ml refillable glass package, potential fines and the prohibition of sales of soft drinks in non-refillable containers in Ontario. Although the Company continues to work with industry groups to review possible alternatives, the success of such efforts cannot be predicted and such requirements are ultimately beyond industry control.

FORWARD-LOOKING STATEMENTS The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in this Annual Report and other public filings. Generally, the words "believe", "expect", "intend", "estimate", "anticipate", "will" and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that the Company expects or anticipates will occur in the future -- including statements relating to operations, economic performance, financial condition and achievements of the Company, statements relating to objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies, statements expressing general optimism about future operating results or of the


COTT CORPORATION 2000 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

performance of management -- are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's views and assumptions, at the times such statements are made, regarding future events and operating performance, and speak only as of such times. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the factors that could affect the Company's financial performance, including but not limited to sales, earnings and cash flows, or could cause actual results to differ materially from estimates contained in or underlying the forward-looking statements:

- Increased competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact earnings, market share and volume growth;

- Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions;

- Fluctuations in the cost and availability of raw materials and ingredients and the ability to maintain favorable supplier arrangements and relationships;

- Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations, which are subject to various factors, including the impact of changes in worldwide and national economies, foreign currency movements, pricing fluctuations for products and changes in interest rates;

-    Retailers' continued commitment to their retailer brand beverage programs;

- Changes in consumer tastes and preference and market demand for new and existing products;

-    The ability to integrate acquired businesses into the Company's operations;

- The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in other public filings;

-    Changes in general economic and business conditions;

- The effectiveness and success of spending programs and acquisition investments; and

-    Adverse weather conditions, which could reduce demand for products.

The foregoing list of important factors is not exclusive or exhaustive. Many of these factors are beyond the Company's ability to control or predict. Undue reliance should not be placed on forward-looking statements.



                                             COTT CORPORATION 2000 ANNUAL REPORT

REPORT OF MANAGEMENT

The accompanying consolidated financial statements have been prepared by the management of the Company in conformity with generally accepted accounting principles to reflect the financial position of the Company and its operating results. Financial information appearing throughout this Annual Report is consistent with that in the consolidated financial statements. Management is responsible for the information and representations in such financial statements, including the estimates and judgments required for their preparation.

In order to meet its responsibility, management maintains internal controls including policies and procedures, which are designed to assure that assets are safeguarded and reliable financial records are maintained.

The report of PricewaterhouseCoopers LLP, the Company's independent accountants, covering their audit of the consolidated financial statements, is included in this Annual Report. Their independent audit of the Company's financial statements includes a review of internal accounting controls to the extent they consider necessary as required by generally accepted auditing standards.

The Board of Directors annually appoints an Audit Committee, consisting of at least three outside directors. The Committee meets with management and the independent accountants to review any significant accounting and auditing matters and to discuss the results of audit examinations. The Audit Committee also reviews the consolidated financial statements, the Report of Independent Accountants and other information in the Annual Report and recommends their approval to the Board of Directors.



     /s/  Frank E. Weise III                    /s/  Raymond P. Silcock
     ---------------------------                ----------------------------
     Frank E. Weise III                         Raymond P. Silcock
     President and                              Executive Vice President and
     Chief Executive Officer                    Chief Financial Officer
     -----------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS TO THE SHAREOWNERS OF COTT CORPORATION

We have audited the consolidated balance sheets of Cott Corporation as of December 30, 2000 and January 1, 2000 and the consolidated statements of income, shareowners' equity and cash flows for the years then ended and for the period from February 1, 1998 to January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2000 and January 1, 2000 and the results of its operations and its cash flows for the years then ended and for the period from February 1, 1998 to January 2, 1999 in accordance with generally accepted accounting principles in the United States.

On February 7, 2001 we reported separately, in accordance with generally accepted auditing standards in Canada, to the shareowners of Cott Corporation on consolidated financial statements for the two years ended December 30, 2000, prepared in accordance with generally accepted accounting principles in Canada.



     /s/  PricewaterhouseCoopers LLP
     -------------------------------
     Toronto, Ontario
     February 7, 2001


COTT CORPORATION 2000 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME



                                                                    DECEMBER 30,        January 1,         January 2,
                                                                       2000                2000               1999
(in millions of U.S. dollars, except per share amounts)             (52 WEEKS)          (52 weeks)         (48 weeks)
                                                                    ----------          ----------        -----------
SALES                                                               $    990.6          $    993.7        $     961.9
Cost of sales                                                            825.5               847.9              862.4
                                                                    ----------          ----------        -----------
GROSS PROFIT                                                             165.1               145.8               99.5
Selling, general and administrative expenses                              91.3               100.8               91.3
Unusual items - note 2                                                    (2.1)               (1.2)              77.2
                                                                    ----------          ----------        -----------
OPERATING INCOME (LOSS)                                                   75.9                46.2              (69.0)
Other income, net - note 3                                                (1.4)               (5.1)              (1.0)
Interest expense, net - note 4                                            30.1                34.6               33.2
                                                                    ----------          ----------        -----------
INCOME (LOSS) BEFORE INCOME TAXES, EQUITY INCOME
  AND MINORITY INTEREST                                                   47.2                16.7             (101.2)
Income taxes - note 5                                                    (20.6)                3.8                4.0
Equity income                                                               --                 0.9                1.5
Minority interest                                                           --                  --               (0.1)
                                                                    ----------          ----------        -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  26.6                21.4              (95.8)
Cumulative effect of changes in accounting principles,
  net of tax - note 6                                                       --                (2.1)              (9.9)
Loss from discontinued operations - note 7                                  --                (0.8)              (3.8)
Extraordinary item - note 8                                               (1.2)                 --                 --
                                                                    ----------          ----------        -----------
NET INCOME (LOSS) - note 9                                          $     25.4          $     18.5        $    (109.5)
                                                                    ==========          ==========        ===========
PER SHARE DATA - note 10
  INCOME (LOSS) PER COMMON SHARE - BASIC
  Income (loss) from continuing operations                          $     0.44          $     0.35        $     (1.53)
  Cumulative effect of changes in accounting principles             $       --          $    (0.03)       $     (0.16)
  Discontinued operations                                           $       --          $    (0.01)       $     (0.05)
  Extraordinary item                                                $    (0.02)         $       --        $        --
  Net income (loss)                                                 $     0.42          $     0.31        $     (1.74)

  INCOME (LOSS) PER COMMON SHARE - DILUTED
  Income (loss) from continuing operations                          $     0.40          $     0.32        $     (1.53)
  Cumulative effect of changes in accounting principles             $       --          $    (0.03)       $     (0.16)
  Discontinued operations                                           $       --          $    (0.01)       $     (0.05)
  Extraordinary item                                                $    (0.02)         $       --        $        --
  Net income (loss)                                                 $     0.38          $     0.28        $     (1.74)



The accompanying notes are an integral part of these consolidated financial statements.


                                             COTT CORPORATION 2000 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS




                                                                               DECEMBER 30,     January 1,
(in millions of U.S. dollars)                                                      2000           2000
                                                                               ----------       ----------
ASSETS
Current assets
  Cash and cash equivalents                                                    $      7.2       $      2.6
  Accounts receivable - note 11                                                     109.0             97.6
  Inventories - note 12                                                              64.0             67.3
  Prepaid expenses                                                                    2.2              4.4
                                                                               ----------       ----------
                                                                                    182.4            171.9

Property, plant and equipment - note 13                                             245.0            266.4
Goodwill - note 14                                                                  115.2            108.1
Intangibles and other assets - note 15                                               79.0             43.2
                                                                               ----------       ----------
                                                                               $    621.6       $    589.6
                                                                               ==========       ==========


LIABILITIES
Current liabilities
  Short-term borrowings - note 16                                              $     36.6       $     1.8
  Current maturities of long-term debt - note 17                                      1.6             1.6
  Accounts payable and accrued liabilities - note 18                                114.5           104.8
  Discontinued operations - note 7                                                    0.6             1.0
                                                                               ----------       ----------
                                                                                    153.3           109.2

Long-term debt - note 17                                                            279.6           322.0
Other liabilities - note 19                                                          30.2            16.1
                                                                               ----------       ----------
                                                                                    463.1           447.3
                                                                               ----------       ----------
SHAREOWNERS' EQUITY
Capital stock - note 20
  Common shares - 59,868,342 shares issued                                          189.1           189.0
  Second preferred shares, Series 1 - 4,000,000 shares issued                        40.0            40.0
Deficit                                                                             (37.9)          (63.3)
Accumulated other comprehensive income                                              (32.7)          (23.4)
                                                                               ----------       ----------
                                                                                    158.5           142.3
                                                                               ----------       ----------
                                                                               $    621.6       $   589.6
                                                                               ==========       ==========




APPROVED BY THE BOARD OF DIRECTORS



     /s/ Serge Gouin                       /s/  C. Hunter Boll
     ---------------                       -------------------
     Serge Gouin                           C. Hunter Boll
     Director                              Director




The accompanying notes are an integral part of these consolidated financial statements.




COTT CORPORATION 2000 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                                           Number of                                                 Accumulated
                                            Common                                    Retained          Other
                                            Shares          Common      Preferred     Earnings/      Comprehensive     Total
(in millions of U.S. dollars)           (in thousands)      Shares        Shares      (Deficit)         Income         Equity
                                        --------------     --------     ---------     ---------      -------------    --------
BALANCE AT JANUARY 31, 1998                 64,203         $  202.4      $     --      $   47.6         $ (19.1)      $  230.9
Options exercised - note 21                      3               --            --            --              --             --
Second preferred shares issued                  --               --          40.0          (1.8)             --           38.2
Issued to executive officer                    100              0.7            --            --              --            0.7
Shares purchased and cancelled              (4,469)           (14.1)           --         (15.9)             --          (30.0)
Comprehensive income - note 9
  Currency translation adjustment               --               --            --            --            (6.1)          (6.1)
  Net loss                                      --               --            --        (109.5)             --         (109.5)
Dividends                                       --               --            --          (2.2)             --           (2.2)
                                            ------         --------      --------      --------         -------       --------
BALANCE AT JANUARY 2, 1999                  59,837            189.0          40.0         (81.8)          (25.2)         122.0
Comprehensive income - note 9
  Currency translation adjustment               --               --            --            --             1.8            1.8
  Net income                                    --               --            --          18.5              --           18.5
                                            ------         --------      --------      --------         -------       --------
BALANCE AT JANUARY 1, 2000                  59,837            189.0          40.0         (63.3)          (23.4)         142.3
Options exercised - note 21                     31              0.1            --            --              --            0.1
Comprehensive income - note 9
  Currency translation adjustment               --               --            --            --            (9.3)          (9.3)
  Net income                                    --               --            --          25.4              --           25.4
                                            ------         --------      --------      --------         -------       --------
BALANCE AT DECEMBER 30, 2000                59,868         $  189.1      $   40.0      $  (37.9)        $ (32.7)      $  158.5
                                            ======         ========      ========      ========         =======       ========



The accompanying notes are an integral part of these consolidated financial statements.





                                             COTT CORPORATION 2000 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               DECEMBER 30,     January 1,      January 2,
                                                                   2000            2000           1999
(in millions of U.S. dollars)                                   (52 WEEKS)      (52 weeks)      (48 weeks)
                                                               ------------     ----------      -----------
OPERATING ACTIVITIES
Income (loss) from continuing operations                        $    26.6        $    21.4      $     (95.8)
Depreciation and amortization                                        39.0             39.1             43.7
Deferred income taxes                                                20.1             (6.1)            (6.9)
Non-cash unusual items                                               (1.9)             0.3             51.4
Gain on disposal of equity investment                                  --             (5.9)              --
Other non-cash items                                                  2.2             (0.3)             5.1
Net change in non-cash working capital from
  continuing operations - note 22                                     5.5              8.4             (7.2)
                                                                ---------        ---------      -----------
Cash provided by (used in) operating activities                      91.5             56.9             (9.7)
                                                                ---------        ---------      -----------
INVESTING ACTIVITIES
Additions to property, plant and equipment                          (23.9)           (18.5)           (36.7)
Acquisitions - note 23                                              (55.5)           (25.0)            (2.9)
Proceeds from disposal of businesses                                 18.9             39.1               --
Proceeds from disposal of property, plant and equipment               1.9              1.4              3.9
Other                                                                (3.8)            (2.6)            (6.4)
                                                                ---------        ---------      -----------
Cash used in investing activities                                   (62.4)            (5.6)           (42.1)
                                                                ---------        ---------      -----------
FINANCING ACTIVITIES
Payments of long-term debt                                          (38.7)           (52.0)           (31.2)
Short-term borrowings                                                17.5            (24.4)             5.2
Common shares purchased and cancelled                                  --               --            (30.0)
Issue of common shares                                                0.1               --              0.7
Issue of preferred shares                                              --               --             40.0
Share issue costs                                                      --               --             (1.8)
Dividends paid                                                         --               --             (2.2)
Other                                                                (2.1)              --               --
                                                                ---------        ---------      -----------
Cash used in financing activities                                   (23.2)           (76.4)           (19.3)
                                                                ---------        ---------      -----------
Net cash used in discontinued operations                             (0.4)            (1.0)            (1.5)
Effect of exchange rate changes on cash and
  cash equivalents                                                   (0.9)             0.6             (2.9)
                                                                ---------        ---------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  4.6            (25.5)           (75.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        2.6             28.1            103.6
                                                                ---------        ---------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $     7.2        $     2.6      $      28.1
                                                                =========        =========      ===========


The accompanying notes are an integral part of these consolidated financial statements.


COTT CORPORATION 2000 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION These consolidated financial statements have been prepared in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP") and using the U.S. dollar as the reporting currency, as the majority of the Company's business and the majority of its shareowners are in the U.S. Consolidated financial statements in accordance with Canadian GAAP, in U.S. dollars, are made available to all shareowners and filed with various Canadian regulatory authorities.

In 1998, the Company changed its fiscal year-end to the Saturday closest to December 31. Previously, the year-end was the last Saturday in January.

Comparative amounts in prior years have been reclassified to conform to the financial statement presentation adopted in the current year.

BASIS OF CONSOLIDATION The financial statements consolidate the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions are eliminated upon consolidation.

ESTIMATES The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS Cash equivalents include highly liquid investments with original maturities of three months or less.

INVENTORIES Inventories are stated at the lower of cost, determined on the first-in, first-out method, or net realizable value. Returnable bottles and plastic shells are valued at the lower of cost, deposit value or net realizable value. Finished goods and work-in-process include the cost of raw materials, direct labor and manufacturing overhead costs.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is stated at the lower of cost less accumulated depreciation or net recoverable amount. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Buildings                                    20 to 40 years
Manufacturing equipment                      7 to 15 years
Furniture and fixtures                       3 to 10 years
Computer hardware and software               3 to 5 years
Plates and films                             3 years

The Company periodically compares the carrying value of property, plant and equipment to the estimated undiscounted future cash flows that may be generated by the related assets and recognizes in net income any impairment to net realizable value.










                                             COTT CORPORATION 2000 ANNUAL REPORT

GOODWILL Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill is amortized using the straight-line method over its estimated period of benefit, not exceeding 40 years. The Company periodically compares the carrying value of goodwill to the estimated undiscounted future cash flows that may be generated by the related businesses and recognizes in net income any impairment to net realizable value.

INTANGIBLES AND OTHER ASSETS Issuance costs for credit facilities and long-term debt are deferred and amortized over the term of the credit agreement or related debt, respectively.

Customer lists represent the cost of acquisition for the right to sell to specific customers and are amortized over 15 years. Trademarks are recorded at the cost of acquisition and are amortized over 15 years. The Company periodically compares the carrying value of the customer lists and trademarks to the estimated undiscounted future cash flows that may be generated by the related businesses and recognizes in net income any impairment to net realizable value.

REVENUE RECOGNITION The Company recognizes sales upon shipment of goods to customers.

SHIPPING AND HANDLING COSTS The Company records shipping and handling costs as incurred and includes these costs as a component of cost of sales.

FOREIGN CURRENCY TRANSLATION The assets and liabilities of foreign operations, all of which are self-sustaining, are translated at the exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the period. The resulting gains or losses are accumulated in the other comprehensive income account in shareowners' equity.

TAXATION The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using current income tax rates.

FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, receivables, payables, short-term borrowings, long-term debt and deferred consideration on acquisitions approximate their respective fair values, except as otherwise indicated. Fair values of long-term debt are based primarily on quoted prices for those or similar instruments.

COMPREHENSIVE INCOME Comprehensive income is comprised of net income (loss) adjusted for changes in the cumulative foreign currency translation adjustment account.



COTT CORPORATION 2000 ANNUAL REPORT

2.   UNUSUAL ITEMS

The utilization of the prior period's unusual items charge provided in the consolidated statement of income during the two years ended December 30, 2000 is as follows:


                                                   Property, Plant
                                                    & Equipment         Writedowns       (Gain) Loss on
                                   Restructuring   and Inventory      of Businesses        Disposal of
(in millions of U.S. dollars)        Costs (a)      Impairment (b)   Held for Sale (c)     Business (d)        Total
                                   -------------   ---------------   -----------------   --------------     -----------
ORIGINAL CHARGE                     $    25.8        $    28.3         $    17.8           $      5.3       $      77.2
Spending and realization                 (2.9)           (23.8)            (11.7)                (5.3)            (43.7)
                                    ---------        ---------         ---------           ----------       -----------
BALANCE AT JANUARY 2, 1999               22.9              4.5               6.1                   --              33.5
Spending and realization                (16.8)            (1.4)             (7.6)                  --             (25.8)
1999 unusual item
  Modification and changes
    in estimate                          (2.0)            (3.1)              1.5                   --              (3.6)
  1999 provision                          0.6               --               1.8                   --               2.4
                                    ---------        ---------         ---------           ----------       -----------
    Subtotal                             (1.4)            (3.1)              3.3                   --              (1.2)
                                    ---------        ---------         ---------           ----------       -----------
BALANCE AT JANUARY 1, 2000                4.7               --               1.8                   --               6.5
Spending and realization                 (2.9)              --              (1.0)                 1.7              (2.2)
2000 unusual item
  Modification and changes
    in estimate                          (0.2)              --              (0.2)                  --              (0.4)
  2000 provision                           --               --                --                 (1.7)             (1.7)
                                    ---------        ---------         ---------           ----------       -----------
    Subtotal                             (0.2)              --              (0.2)                (1.7)             (2.1)
                                    ---------        ---------         ---------           ----------       -----------
BALANCE AT DECEMBER 30, 2000        $     1.6        $      --         $     0.6           $       --       $       2.2
                                    =========        =========         =========           ==========       ===========


All restructuring activities have been completed. The remaining restructuring provision of $1.6 million primarily represents contractual obligations expiring in subsequent years.

(a) Changes in estimates resulted in reductions of $0.2 million and $2.0 million in the years ended December 30, 2000 and January 1, 2000, respectively, relating to prior period restructuring charges. During the year ended January 1, 2000, the Company recorded an additional $0.6 million charge ($0.4 million after tax or $0.01 per share) related to severances for 14 employees.

     During the period ended January 2, 1999, the Company recorded a charge of $25.8 million ($22.3 million after tax or $0.36 per share) for a restructuring program undertaken by the Company to focus on businesses in core markets (North America and the United Kingdom ("U.K.")), fix its cost structure and strengthen the management team. The restructuring charge represented expected cash payments before proceeds from sales of assets and businesses. These costs included $5.4 million of severance covering approximately 110 employees, termination costs relating to leases, and other contractual obligations.

(b) For the year ended January 1, 2000, the reversal of prior period unusual items of $3.1 million reflects the impact of changes in estimates primarily due to inventory impairments being less than originally anticipated.


                                             COTT CORPORATION 2000 ANNUAL REPORT

     During the period ended January 2, 1999, a charge of $28.3 million was recorded to writedown assets to net realizable value in connection with manufacturing rationalization, discontinued products or customers, and expected divestitures of certain investments and manufacturing facilities.

(c) For the year ended December 30, 2000, the unusual item reflects a change in estimate of prior period writedowns of non-core businesses. During the year ended January 1, 2000, the Company recorded $1.8 million related primarily to the writedown of one of the Company's trademarks to net realizable value. The balance reflects a change in estimate of prior period writedowns.

(d) During the year ended December 30, 2000, the Company disposed of its preform blow molding operation in the U.K. and recorded a $1.7 million gain on disposal. Proceeds of disposal included deferred consideration of $4.4 million ((pound)3.0 million) payable by the acquirer over the next two years. During the period ended January 2, 1999, the Company sold its bottling operations in Norway and recorded a $5.3 million loss on disposal.

3.   OTHER INCOME, NET



                                            DECEMBER 30,      January 1,           January 2,
(in millions of U.S. dollars)                  2000              2000                 1999
                                            ------------      ----------           ----------
Foreign exchange (gain) loss                $       (1.3)     $      0.4           $     (0.8)
Gain on disposal of equity investment
  in Menu Foods Limited                               --            (5.9)                  --
Other                                               (0.1)            0.4                 (0.2)
                                            ------------      ----------           ----------
                                            $       (1.4)     $     (5.1)          $     (1.0)
                                            ============      ==========           ==========

4.   INTEREST EXPENSE, NET

                                            DECEMBER 30,       January 1,         January 2,
(in millions of U.S. dollars)                  2000              2000               1999
                                            ------------      -----------         ----------
Interest on long-term debt                  $       31.2      $      33.2         $     33.0
Other interest                                       0.9              2.6                2.1
Interest income                                     (2.0)            (1.2)              (1.9)
                                            ------------      -----------         ----------
                                            $       30.1      $      34.6         $     33.2
                                            ============      ===========         ==========

Interest paid during the year was approximately $22.8 million ($36.0 million -- January 1, 2000; $36.1 million -- January 2, 1999).




COTT CORPORATION 2000 ANNUAL REPORT

5. INCOME TAXES

Income (loss) before income taxes, equity income and minority interest consisted of the following:


                                      DECEMBER 30,     January 1,      January 2,
(in millions of U.S. dollars)             2000            2000            1999
                                      ------------     ----------     -----------
Canada                                 $     4.7       $     2.7      $     (61.4)
Outside Canada                              42.5            14.0            (39.8)
                                       ---------       ---------      -----------
                                       $    47.2       $    16.7      $    (101.2)
                                       =========       =========      ===========


Recovery of (provision for) income taxes consisted of the following:

                                                  DECEMBER 30,     January 1,      January 2,
(in millions of U.S. dollars)                        2000            2000            1999
                                                  ------------    -----------     -----------
CURRENT
Canada                                            $     (0.2)     $     (0.6)     $     (0.3)
Outside Canada                                          (0.3)           (1.7)           (2.6)
                                                  ----------      ----------      ----------
                                                  $     (0.5)     $     (2.3)     $     (2.9)
                                                  ----------      ----------      ----------
DEFERRED
Canada                                            $     (1.8)     $     12.1      $      1.0
Outside Canada                                         (18.3)           (6.0)            5.9
                                                  ----------      ----------      ----------
                                                  $    (20.1)     $      6.1      $      6.9
                                                  ----------      ----------      ----------
RECOVERY OF (PROVISION FOR) INCOME TAXES          $    (20.6)     $      3.8      $      4.0
                                                  ==========      ==========      ==========


Income taxes paid during the year were $2.4 million ($2.9 million -- January 1, 2000; $4.2 million -- January 2, 1999).

The following table reconciles income taxes calculated at the basic Canadian corporate rates with the income tax recovery (provision):

                                                    DECEMBER 30,    January 1,       January 2,
(in millions of U.S. dollars)                           2000           2000            1999
                                                    ------------    ----------      -----------
Income tax (provision) recovery based on
  Canadian statutory rates                          $    (20.4)     $    (7.3)      $     44.1
Foreign tax rate differential                              2.3            7.3            (14.4)
Manufacturing and processing deduction                     0.3            0.7             (2.1)
Decrease (increase) in valuation allowance                (0.8)           9.5            (19.0)
Non-deductible items                                      (2.0)          (6.4)            (4.6)
                                                    ----------      ---------       ----------
Recovery of (provision for) income taxes            $    (20.6)     $     3.8       $      4.0
                                                    ==========      =========       ==========









                                             COTT CORPORATION 2000 ANNUAL REPORT

During the year ended January 1, 2000, the Company substantially completed the implementation of a corporate reorganization that improved the probability of realizing certain loss carryforwards. As a result, the valuation allowance was reduced to recognize the benefit of these loss carryforwards.

Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax bases of existing assets and liabilities as follows:

                                         DECEMBER 30,     January 1,
(in millions of U.S. dollars)               2000            2000
                                         ------------     ----------
DEFERRED TAX ASSETS
Loss carryforwards                       $    36.5        $    56.4
Liabilities and reserves                       4.3              7.3
Intangible assets                              2.1              1.5
Other                                          1.0              1.0
                                         ---------        ---------
                                              43.9             66.2
Valuation allowance                          (10.1)            (9.3)
                                         ---------        ---------
                                              33.8             56.9
                                         ---------        ---------
DEFERRED TAX LIABILITIES
Property, plant and equipment                 19.4             21.2
Other                                         28.5             30.0
                                         ---------        ---------
                                              47.9             51.2
                                         ---------        ---------
NET DEFERRED TAX ASSET (LIABILITY)       $   (14.1)       $     5.7
                                         =========        =========

As of December 30, 2000, operating loss carryforwards of $98.9 million ($144.5 million -- January 1, 2000) are available to reduce future taxable income. These losses expire as follows:

(in millions of U.S. dollars)
2004                                    $      1.0
2005                                          15.9
2006                                          19.6
After 2007                                    40.6
No expiry                                     21.8
                                        ----------
                                        $     98.9
                                        ==========

6.   CHANGES IN ACCOUNTING PRINCIPLES

The Accounting Standards Executive Committee issued SOP 98-5, Reporting on the Costs of Start-Up Activities, which became effective in the year ended January 1, 2000. SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. The impact of the initial adoption was recorded as a cumulative effect of a change in accounting principle and resulted in a charge of $2.1 million, net of a deferred income tax recovery of $1.2 million.


COTT CORPORATION 2000 ANNUAL REPORT

Commencing in the period ended January 2, 1999, development costs for new packaging and prepaid contract costs for retailers are expensed as incurred. Previously, development costs for packaging were amortized over three years and prepaid contract costs were amortized over the term of the related contract. For the period ended January 2, 1999, net income included a charge for the cumulative effect of the change in accounting policy of $9.9 million, net of a deferred income tax recovery of $1.1 million.

7.   DISCONTINUED OPERATIONS

During the year ended January 31, 1998, the Company decided to dispose of its food business, Destination Products International, LLC ("DPI"). During the period ended January 2, 1999, the Company recorded a $3.8 million provision (net of a deferred income tax recovery of $0.4 million) reflecting a revision in the estimated loss on disposal. The assets of DPI were sold in May 1999 for cash proceeds of $6.9 million (C$10.1 million) and the Company recorded a loss on disposal of $0.8 million (net of a deferred income tax recovery of $0.5 million).

For the year ended January 1, 2000, the loss from discontinued operations included an allocation of interest expense of $0.3 million ($0.9 million -- January 2, 1999) relating to debt attributable to the discontinued operations.

The results of discontinued operations were as follows:

                                                   January 1,     January 2,
(in millions of U.S. dollars)                         2000           1999
                                                   ----------     ----------
Sales                                              $    14.4      $     28.5
                                                   ---------      ----------
Loss on disposal of discontinued operations        $    (0.8)     $     (3.8)
                                                   =========      ==========

8.   EXTRAORDINARY ITEM

On November 30, 2000, the Company repaid the $30.6 million ((pound)21.0 million) remaining balance of its term bank loan in the U.K. from cash-on-hand. A loss of $1.2 million, net of a deferred income tax recovery of $0.5 million, was recorded as an extraordinary item on the early extinguishment of this debt. The loss represented primarily the write-off of the unamortized portion of financing costs for the term loan.

9.   OTHER COMPREHENSIVE INCOME

                                                         DECEMBER 30,     January 1,     January 2,
(in millions of U.S. dollars)                               2000             2000           1999
                                                         ------------     ----------    -----------
Net income (loss)                                         $   25.4        $   18.5      $   (109.5)
Foreign currency translation
(January 1, 2000 - net of $2.4 impact of divestitures)        (9.3)            1.8            (6.1)
                                                          --------        --------      ----------
                                                          $   16.1        $   20.3      $   (115.6)
                                                          ========        ========      ==========




                                             COTT CORPORATION 2000 ANNUAL REPORT

10.  INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of exercising stock options and converting the preferred shares, only if dilutive.

The following table reconciles the basic weighted average number of shares outstanding to the diluted weighted average number of shares outstanding:

                                                           DECEMBER 30,     January 1,      January 2,
(in thousands)                                                2000             2000            1999
                                                           ------------     -----------     ----------
Weighted average number of shares outstanding-basic          59,856           59,837          62,797
Dilutive effect of stock options                                454               82              --
Dilutive effect of second preferred shares                    6,286            6,286              --
                                                             ------           ------          ------
Adjusted weighted average number of shares
  outstanding-diluted                                        66,596           66,205          62,797
                                                             ======           ======          ======

For the period ended January 2, 1999, the dilutive effect of stock options and preferred shares of 131,000 and 6,286,000, respectively, was not included in the computation of diluted loss per share as it was anti-dilutive.

11.  ACCOUNTS RECEIVABLE

                                    DECEMBER 30,     January 1,
(in millions of U.S. dollars)           2000            2000
                                    ------------     ----------
Trade receivables                    $    93.6       $    90.7
Allowance for doubtful accounts           (3.3)           (8.7)
Other                                     18.7            15.6
                                     ---------       ---------
                                     $   109.0       $    97.6
                                     =========       =========

12.  INVENTORIES


                                   DECEMBER 30,     January 1,
(in millions of U.S. dollars)         2000             2000
                                   ------------     ----------
Raw materials                      $    21.3        $    29.4
Finished goods                          34.3             29.4
Other                                    8.4              8.5
                                   ---------        ---------
                                   $    64.0        $    67.3
                                   =========        =========




COTT CORPORATION 2000 ANNUAL REPORT

13.  PROPERTY, PLANT AND EQUIPMENT

                                                 DECEMBER 30, 2000                             January 1, 2000
                                     ------------------------------------------------------------------------------------
                                                   ACCUMULATED                                   Accumulated
(in millions of U.S. dollars)           COST       DEPRECIATION       NET             Cost      Depreciation       Net
                                     ---------     -------------   --------       ----------    ------------    ---------
Land                                 $    17.1      $      --      $   17.1       $     15.8      $      --     $    15.8
Buildings                                 75.9           13.5          62.4             73.6           11.6          62.0
Machinery and equipment                  248.5           96.4         152.1            258.2           85.8         172.4
Computer hardware and
  software                                31.1           22.9           8.2             31.9           22.1           9.8
Furniture and fixtures                     9.3            5.1           4.2              9.0            4.5           4.5
Plates and film                            8.2            7.2           1.0             10.9            9.0           1.9
                                     ---------      ---------      --------       ----------     ----------     ---------
                                     $   390.1      $   145.1      $  245.0       $    399.4     $    133.0     $   266.4
                                     =========      =========      ========       ==========     ==========     =========

Depreciation expense, excluding the property, plant and equipment impairment provision described in note 2, was $30.9 million ($33.7 million -- January 1, 2000; $30.7 million -- January 2, 1999).

14.  GOODWILL

                                               DECEMBER 30,      January 1,
(in millions of U.S. dollars)                    2000               2000
                                               ------------      ----------
Cost                                           $   131.0         $    120.8
Accumulated amortization                           (15.8)             (12.7)
                                               ---------         ----------
                                               $   115.2         $    108.1
                                               =========         ==========


15.  INTANGIBLES AND OTHER ASSETS


                                                 DECEMBER 30, 2000                             January 1, 2000
                                     ------------------------------------------------------------------------------------
                                                   ACCUMULATED                                   Accumulated
(in millions of U.S. dollars)           COST       AMORTIZATION       NET             Cost      Amortization        Net
                                     ---------     -------------   --------       ----------    -------------    ---------
Customer lists                       $    49.6      $     2.3       $    47.3     $     25.0      $     0.3      $    24.7
Trademarks                                19.0            1.1            17.9            1.0            0.7            0.3
Financing costs                            9.6            4.4             5.2           13.2            4.3            8.9
Deferred income taxes -
  note 5                                    --             --              --            5.7             --            5.7
Other                                      9.2            0.6             8.6            3.6             --            3.6
                                     ---------      ---------       ---------     ----------      ---------      ---------
                                     $    87.4      $     8.4       $    79.0     $     48.5      $     5.3      $    43.2
                                     =========      =========       =========     ==========      =========      =========



                                             COTT CORPORATION 2000 ANNUAL REPORT

16.  SHORT-TERM BORROWINGS

                                                                       DECEMBER 30,      January 1,
(in millions of U.S. dollars)                                              2000             2000
                                                                       ------------      ----------
Bank overdrafts and borrowings under bank credit facilities             $   18.7          $    1.8
Promissory notes - note 23                                                  17.9                --
                                                                        --------          --------
                                                                        $   36.6          $    1.8
                                                                        ========          ========

The Company has a committed revolving bank credit facility providing a maximum credit of $40.0 million depending on available collateral, consisting of accounts receivable and inventory. This facility expires in 2002. As of December 30, 2000, $27.3 million was available. Borrowings under the bank credit facility bear interest at prime plus 0.5% or LIBOR plus 1.75%. Commitment fees of 0.375% are payable on the unused line of credit. The weighted average interest rate at December 30, 2000 was 9.3% (7.5% - January 1, 2000).

The Company also has a $15.0 million demand bank credit facility in the U.K. expiring in 2001 with $15.0 million available as of December 30, 2000. Borrowings under this facility bear interest at prime plus 1.0% or LIBOR plus 0.75%.

17.  LONG-TERM DEBT

                                                       DECEMBER 30,      January 1,
(in millions of U.S. dollars)                              2000            2000
                                                       ------------      ----------
Senior unsecured notes at 9.375% due 2005 (a)           $    152.4       $    155.7
Senior unsecured notes at 8.5% due 2007 (a)                  124.0            125.0
Term bank loan at LIBOR plus 2% (b) - note 8                    --             36.3
Capital leases due 2001 to 2004                                2.2              3.7
Mortgages at 5.75% to 7.125% due 2001 to 2002                  2.5              2.7
Other                                                          0.1              0.2
                                                        ----------       ----------
                                                             281.2            323.6
Less current maturities                                       (1.6)            (1.6)
                                                        ----------       ----------
                                                        $    279.6       $    322.0
                                                        ==========       ==========

(a) The fair value of the senior unsecured notes as of December 30, 2000 was $274.2 million ($266.0 million -- January 1, 2000). These debt instruments contain a number of financial covenants including limitations on dividend payments and indebtedness. An increase of approximately $3.4 million in shareowners' equity is required before dividend payments can be resumed. Penalties exist if the Company redeems the 9.375% and the 8.5% senior unsecured notes before July 1, 2002 and July 1, 2004, respectively.

(b) The term loan was (pound) 22.5 million as of January 1, 2000 and was extinguished during 2000.

     On January 1, 2000, the Company had a fixed interest rate swap with a 7.33% interest rate maturing on January 31, 2001. As at January 1, 2000, the fair value of the interest rate swap contract was a liability of $0.3 million,


COTT CORPORATION 2000 ANNUAL REPORT
     reflecting the estimated amount that would have been paid if the contract was terminated on this date. The swap was settled as of November 30, 2000 upon repayment of the underlying term bank loan and resulted in a payment of $0.1 million on termination.

(c) Long-term debt payments required in each of the next five years and thereafter are as follows:

(in millions of U.S. dollars)
2001                                            $     1.6
2002                                                  2.7
2003                                                  0.3
2004                                                  0.2
2005                                                152.4
Thereafter                                          124.0
                                                ---------
                                                $   281.2
                                                =========

18.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


                                            DECEMBER 30,     January 1,
(in millions of U.S. dollars)                   2000            2000
                                            ------------     ----------
Trade payables                               $    60.3       $     50.9
Accrued compensation                              17.4             16.7
Accrued promotion and rebates                     13.0             15.9
Accrued interest                                   9.0              2.3
Sales, payroll and other taxes                     5.5              5.7
Restructuring - note 2                             1.6              4.7
Other accrued liabilities                          7.7              8.6
                                             ---------       ----------
                                             $   114.5       $    104.8
                                             =========       ==========

19.  OTHER LIABILITIES

                                             DECEMBER 30,     January 1,
(in millions of U.S. dollars)                  2000              2000
                                             -----------      ----------
Deferred consideration on acquisition        $    16.1        $     16.1
Deferred income taxes - note 5                    14.1                --
                                             ---------        ----------
                                             $    30.2        $     16.1
                                             =========        ==========


                                             COTT CORPORATION 2000 ANNUAL REPORT

The deferred consideration on the acquisition of the Hero Drinks Group (U.K.) Limited of $16.1 million ((pound) 10.7 million; (pound) 10.0 million -- January 1, 2000) equals the present value of the minimum guaranteed payments under the agreement and is due at the latest in May 2003. The deferred consideration is non-interest bearing and has been discounted using an effective interest rate of 8.5%. The maximum deferred consideration on the acquisition is $30.7 million ((pound) 20.5 million), however, it is unlikely that any payments in excess of the minimum amounts will be required. Amounts required in excess of the minimum payments will be recorded as goodwill if paid.

20.  CAPITAL STOCK

The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of first and second preferred shares, issuable in series.

PREFERRED SHARES

The Convertible Participating Voting Second Preferred Shares, Series 1 ("second preferred shares") carry a cash dividend equal to one-half of the common share cash dividend, if any, on an as converted basis. The Company issued 4,000,000 second preferred shares in the period ended January 2, 1999 and paid a transaction fee of $0.9 million to the owners of the second preferred shares ("preferred shareowners"). From and after July 7, 2002, the preferred shareowners are entitled to receive a cumulative preferential non-cash paid-in-kind dividend, payable in additional second preferred shares, at the rate of 2.5% for each six months, compounded semi-annually, with daily accrual. The second preferred shares are also entitled to voting rights together with the common shares on an as converted basis.

The Company may redeem all, but not less than all, of the second preferred shares for payment of an amount per share equal to, at the option of the preferred shareowners, either the adjusted redemption price or the common share equivalent redemption price, as calculated in accordance with the Company's Articles. The common share equivalent redemption price is, at the option of the Company, payable in cash or in common shares. The Company may not redeem any of the preferred shares prior to July 7, 2002 unless the common shares have traded at an average closing price of not less than $13.00 during a consecutive 120 day trading period.

The second preferred shares are convertible into that amount of common shares which is determined by dividing a conversion factor in effect at the time of conversion by a conversion value. The initial conversion factor of $10.00 shall be adjusted semi-annually at the rate of 2.5% for each six-month period, compounded semi-annually, with daily accrual, until July 7, 2002. From and after July 7, 2002 the conversion factor is $12.18. The conversion value is $7.75 and is subject to reduction in certain circumstances. The right of conversion may be exercised by the preferred shareowners at any time, and may be exercised by the Company at any time after July 7, 2002 or if the common shares have traded at an average closing price of not less than $13.00 during a consecutive 120 day trading period, prior to July 7, 2002.






COTT CORPORATION 2000 ANNUAL REPORT

21.  STOCK OPTION PLANS

Under the 1986 Common Share Option Plan as amended on July 21, 1998, the Company has reserved 12.0 million common shares for future issuance. Options are granted at a price not less than fair value of the shares on the date of grant.

Options granted prior to April 12, 1996 and all options granted to employees with six months of service expire after five years and vest at 20% per annum over 4.5 years. Options granted on or after April 12, 1996 but prior to September 1, 1998 expire after ten years and vest at 25% per annum commencing on the second anniversary date of the grant. Options granted on or after September 1, 1998 expire after 7 years and vest at 30% per annum on the anniversary date of the grant for the first two years and the balance on the third anniversary date of the grant. Certain options granted under the plan vest monthly over a period of 36 months. All options are non-transferrable.

Pursuant to the SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for its employee stock option plan under APB opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for stock options issued under these plans. Had compensation expense for the plans been determined based on the fair value at the grant date consistent with SFAS No. 123, the Company's net income
(loss) and income (loss) per common share would have been as follows:

                                                                 DECEMBER 30,       January 1,     January 2,
(in millions of U.S. dollars, except per share amounts)               2000            2000             1999
                                                                 ------------       ----------     -----------
NET INCOME (LOSS)
  As reported                                                      $    25.4        $    18.5      $    (109.5)
  Pro forma                                                             21.9             15.9           (112.0)
NET INCOME (LOSS) PER SHARE - BASIC
  As reported                                                           0.42             0.31           (1.74)
  Pro forma                                                             0.37             0.27           (1.78)
NET INCOME (LOSS) PER SHARE - DILUTED
  As reported                                                           0.38             0.28           (1.74)
  Pro forma                                                             0.33             0.24           (1.78)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                       DECEMBER 30,       January 1,        January 2,
                                           2000              2000              1999
                                       ------------       ----------        ----------
Risk-free interest rate                 5.7% - 6.5%       4.8% - 6.2%       4.6% - 5.6%
Average expected life (years)                    4                 4               3-7
Expected volatility                           50.0%             45.0%             47.5%
Expected dividend yield                         --                --              0.50%




                                             COTT CORPORATION 2000 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Option activity was as follows:

                                       DECEMBER 30, 2000                January 1, 2000                  January 2, 1999
                                     ----------------------------------------------------------------------------------------
                                                   WEIGHTED-                       Weighted-                       Weighted-
                                                     AVERAGE                        Average                         Average
                                                    EXERCISE                        Exercise                        Exercise
                                      SHARES       PRICE (C$)        Shares        Price (C$)        Shares        Price (C$)
                                     ---------     ---------       ---------       ----------       ---------      ----------
Balance - at beginning               5,203,060      $   9.55       6,444,008       $   11.24        6,202,850      $   15.59
  Granted                              878,000      $   8.24       1,162,500       $    5.80        2,462,400      $    9.42
  Exercised                            (30,950)     $   7.37              --              --           (3,080)     $    9.08
  Cancelled                           (804,450)     $  11.01      (2,403,448)      $   12.32       (2,218,162)     $   21.36
                                     ---------      --------       ---------       ---------        ---------      ---------
Balance - at end                     5,245,660      $   9.12       5,203,060       $    9.55        6,444,008      $   11.24
                                     =========      ========       =========       =========        =========      =========

Outstanding options at December 30, 2000 are as follows:

                                          Options Outstanding                            Options Exercisable
                             ------------------------------------------------------------------------------------
                                                                    Weighted-                          Weighted-
                                                Remaining            Average                            Average
Range of                        Number         Contractual          Exercise          Number            Exercise
Exercise Prices (C$)         Outstanding           Life             Price (C$)      Exercisable        Price (C$)
--------------------         -----------       -----------          ----------      -----------        ----------
$ 3.30 - $ 4.80                 105,000             5.3                4.45            31,500              4.45
$ 5.25 - $ 9.90               4,235,000             5.3                8.38         2,208,191              8.83
$10.80 - $16.10                 905,660             6.4               13.17           601,260             13.03

22.  NET CHANGE IN NON-CASH WORKING CAPITAL

The changes in non-cash working capital components from continuing operations, net of effects of acquisitions and divestitures of businesses and unrealized foreign exchange gains and losses, are as follows:

                                                      DECEMBER 30,      January 1,      January 2,
(in millions of U.S. dollars)                           2000              2000             1999
                                                      --------          ---------       ----------
Decrease (increase) in accounts receivable            $   (4.4)         $    25.8       $     11.8
Decrease (increase) in inventories                         2.1                8.3             14.1
Decrease (increase) in prepaid expenses                    0.1               (1.9)             2.1
Increase (decrease) in accounts payable and
  accrued liabilities                                      7.7              (23.8)           (35.2)
                                                      --------          ---------       ----------
                                                      $    5.5          $     8.4       $     (7.2)
                                                      ========          =========       ==========




COTT CORPORATION 2000 ANNUAL REPORT

23.  ACQUISITIONS

All acquisitions have been accounted for using the purchase method, and accordingly, the results of operations are included in the Company's consolidated statements of income from the effective dates of purchase.

YEAR ENDED DECEMBER 30, 2000

Effective October 2000, the Company acquired substantially all the assets and assumed certain obligations of the private label beverage and Vintage (TM) brand seltzer water businesses of the Concord Beverage Company, a retailer brand soft drink manufacturing operation in the northeast U.S. The acquisition price was $72.8 million, excluding acquisition costs of $0.6 million, $34.4 million of which was paid from cash-on-hand. The balance was financed through the Company's existing bank credit facilities and two promissory notes payable to the seller totalling $17.9 million, bearing interest at 7% per annum and due one year from the acquisition date.

The total purchase price was allocated as follows based on the fair value of net assets acquired:

(in millions of U.S. dollars)
Current assets                               $     12.0
Property, plant and equipment                      10.1
Customer list                                      25.0
Trademark                                          18.0
Goodwill                                           15.4
                                             ----------
                                                   80.5
                                             ----------
Current liabilities                                 7.1
                                             ----------
Purchase price                               $     73.4
                                             ==========




COTT CORPORATION 2000 ANNUAL REPORT

The following unaudited pro forma information for the years ended December
30, 2000 and January 1, 2000 presents the consolidated results of operations of the Company as if the acquisition of Concord had occurred as of January 3, 1999. Pro forma information does not include benefits from the anticipated synergies resulting from the acquisition.

                                                                      DECEMBER 30,       January 1,
(in millions of U.S. dollars, except per share amounts)                  2000              2000
                                                                      ------------       ----------
SALES
  As reported                                                         $    990.6        $    993.7
  Pro forma                                                              1,055.2           1,076.5
INCOME FROM CONTINUING OPERATIONS
  As reported                                                               26.6              21.4
  Pro forma                                                                 24.8              21.2
NET INCOME
  As reported                                                               25.4              18.5
  Pro forma                                                                 23.6              18.3
NET INCOME PER SHARE - BASIC
  As reported                                                               0.42              0.31
  Pro forma                                                                 0.39              0.31
NET INCOME PER SHARE - DILUTED
  As reported                                                               0.38              0.28
  Pro forma                                                                 0.35              0.28

YEAR ENDED JANUARY 1, 2000

In November 1999, the Company's U.S. subsidiary modified its arrangements with Premium Beverage Packers, Inc. This business was originally purchased effective January 1997. The Company paid $25.0 million to settle its obligation to make annual payments relating to the January 1997 acquisition of the customer list. This amount has been capitalized to customer list in intangibles and other assets.

PERIOD ENDED JANUARY 2, 1999

In August 1998, the Company acquired the remaining 1% minority interest of a U.S. subsidiary from a former executive officer of the Company for $2.9 million (C$4.5 million) in cash that was allocated primarily to goodwill.

24.  BENEFIT PLANS

The Company maintains primarily contributory pension plans covering qualifying employees in the U.S., Canada and the U.K. The total expense with respect to these plans was $2.5 million for the year ended December 30, 2000 ($2.1 million -- January 1, 2000; $2.1 million -- January 2, 1999).







COTT CORPORATION 2000 ANNUAL REPORT

25.  COMMITMENTS AND CONTINGENCIES

(a) The Company leases buildings, machinery &equipment, computer hardware & software and furniture & fixtures. The minimum annual payments under operating leases are as follows:

(in millions of U.S. dollars)
2001                                               $     9.4
2002                                                     8.0
2003                                                     5.3
2004                                                     3.0
2005                                                     1.9
Thereafter                                               5.6
                                                   ---------
                                                   $    33.2
                                                   =========

Operating lease expenses were:

(in millions of U.S. dollars)
YEAR ENDED DECEMBER 30, 2000                       $    9.9
Year ended January 1, 2000                              8.4
Period ended January 2, 1999                            9.0

(b) The Company has sales commitments with various retailers and distributors and purchase commitments with various suppliers. These contracts generally provide for fixed or variable prices and minimum volumes. It is not anticipated that losses will be incurred on these contracts.

(c) The Company is subject to environmental legislation in jurisdictions in which it carries on business. The Company anticipates that environmental legislation may become more restrictive but at this time is not in a position to assess the impact of future potential legislation. The Company, along with other industry participants, is not in compliance with the Environmental Protection Act (Ontario). The requirements under the act are not presently being enforced, and the Company has made no provision for any possible assessments thereon. The Company continues to work with industry groups and the Ministry of Environment to seek alternative means to meet the requirement for a minimum percentage of sales in refillable containers.

(d) The Company is subject to various claims and legal proceedings with respect to matters such as governmental regulations, income taxes, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results from operations.






                                             COTT CORPORATION 2000 ANNUAL REPORT

26.  SEGMENT REPORTING

The Company produces, packages and distributes retailer brand and branded bottled and canned soft drinks to regional and national grocery, mass-merchandise and wholesale chains in the U.S., Canada and the U.K. & Europe. For comparative purposes, the segmented information for prior periods has been restated to conform to the way the Company currently manages its beverage business by geographic segments as described below:

BUSINESS SEGMENTS

                                                                     FOR THE YEAR ENDED DECEMBER 30, 2000
                                                  -----------------------------------------------------------------------
                                                                                    UNITED
                                                   UNITED                          KINGDOM      CORPORATE
(in millions of U.S. dollars)                      STATES          CANADA          & EUROPE       & OTHER         TOTAL
                                                  --------        ---------        ---------     ---------      ---------
External sales                                    $  657.3        $   169.7        $   156.7     $     6.9      $   990.6
Intersegment sales                                     4.0             12.8               --         (16.8)            --
Depreciation and amortization                         20.7              7.8              8.9           1.6           39.0
Operating income (loss) before
  unusual items                                       63.6             17.1              4.0         (10.9)          73.8
Unusual items                                         (0.2)              --             (1.7)         (0.2)          (2.1)
Property, plant and equipment                        126.3             48.7             64.8           5.2          245.0
Goodwill, intangibles and other assets               112.6             18.9             50.4          12.3          194.2
Total assets                                         427.5            143.7            156.5        (106.1)         621.6
Additions to property, plant and equipment            16.5              3.0              3.9           0.5           23.9
Property, plant and equipment, goodwill,
  intangibles and other assets acquired               68.5               --               --            --           68.5


                                                                         FOR THE YEAR ENDED JANUARY 1, 2000
                                                  ---------------------------------------------------------------------------
                                                                                       United
                                                     United                            Kingdom       Corporate
(in millions of U.S. dollars)                        States          Canada           & Europe        & Other         Total
                                                  ----------       ----------        ----------      ---------      ---------
External sales                                    $    596.8       $    172.1        $    201.9      $    22.9      $   993.7
Intersegment sales                                       5.6             19.5                --          (25.1)            --
Depreciation and amortization                           18.6              8.5              10.2            1.8           39.1
Operating income (loss) before
  unusual items                                         36.1             13.6               3.2           (7.9)          45.0
Unusual items                                           (2.2)            (0.4)              3.3           (1.9)          (1.2)
Property, plant and equipment                          127.7             55.1              78.4            5.2          266.4
Goodwill, intangibles and other assets                  77.1             20.2              52.5            1.5          151.3
Total assets                                           331.1            135.1             175.9          (52.5)         589.6
Additions to property, plant and equipment               9.5              3.0               5.9            0.1           18.5
Property, plant and equipment, goodwill,
  intangibles and other assets acquired                 25.0               --                --             --           25.0



COTT CORPORATION 2000 ANNUAL REPORT

                                                                      FOR THE PERIOD ENDED JANUARY 2, 1999
                                                   -------------------------------------------------------------------------
                                                                                     United
                                                    United                           Kingdom        Corporate
(in millions of U.S. dollars)                       States            Canada         & Europe        & Other         Total
                                                   ---------        ---------       ---------       ---------      ---------
External sales                                     $   513.1        $   164.5       $   239.4       $    44.9      $   961.9
Intersegment sales                                       6.9             21.8              --           (28.7)            --
Depreciation and amortization                           18.9             10.8            10.7             3.3           43.7
Operating income (loss) before
  unusual items                                          6.8              2.2             9.8           (10.6)           8.2
Unusual items                                           25.5              5.9            16.6            29.2           77.2
Property, plant and equipment                          138.8             56.3            90.2            10.5          295.8
Goodwill, intangibles and other assets                  37.2             20.6            77.3            18.9          154.0
Total assets                                           295.5            220.0           232.7           (49.0)         699.2
Additions to property, plant and equipment              23.1              8.5             4.0             1.1           36.7
Property, plant and equipment, goodwill,
  intangibles and other assets acquired                  2.9               --              --              --            2.9


Intersegment sales and total assets under the Corporate & Other caption include the elimination of intersegment sales, receivables and investments.

For the year ended December 30, 2000, sales to two major customers accounted for 37% and 13%, respectively of the Company's total sales (30% and 11% -- January 1, 2000; 19% and 11% -- January 2, 1999).

Credit risk arises from the potential default of a customer in meeting its financial obligations with the Company. Concentrations of credit exposure may arise with a group of customers which have similar economic characteristics or that are located in the same geographic region. The ability of such customers to meet obligations would be similarly affected by changing economic, political or other conditions.







                                             COTT CORPORATION 2000 ANNUAL REPORT

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)




                                                            First         Second            Third        Fourth
(in millions of U.S. dollars, except per share amounts)    Quarter        Quarter          Quarter       Quarter         Total
                                                          ----------     ----------       ----------    ---------      ---------
YEAR ENDED DECEMBER 30, 2000
Sales                                                     $    215.0     $    288.9       $    263.5    $   223.2      $   990.6
Cost of sales                                                  179.9          241.8            221.3        182.5          825.5
Selling, general and administrative                             23.6           24.4             21.9         21.4           91.3
Unusual items                                                     --             --               --         (2.1)          (2.1)
                                                          ----------     ----------       ----------    ---------      ---------
Operating income                                                11.5           22.7             20.3         21.4           75.9
                                                          ----------     ----------       ----------    ---------      ---------
Income from continuing operations                                2.0            8.9              7.9          7.8           26.6
Extraordinary item                                                --             --               --         (1.2)          (1.2)
                                                          ----------     ----------       ----------    ---------      ---------
Net income                                                       2.0            8.9              7.9          6.6           25.4
                                                          ==========     ==========       ==========    =========      =========
Per share data:
  Income per common share - basic
    Income from continuing operations                     $     0.03     $     0.15       $     0.13    $    0.13      $    0.44
    Net income                                            $     0.03     $     0.15       $     0.13    $    0.11      $    0.42
  Income per common share - diluted
    Income from continuing operations                     $     0.03     $     0.13       $     0.12    $    0.12      $    0.40
    Net income                                            $     0.03     $     0.13       $     0.12    $    0.10      $    0.38
                                                          ==========     ==========       ==========    =========      =========

YEAR ENDED JANUARY 1, 2000
Sales                                                     $    232.7     $    289.2       $    261.8    $   210.0      $   993.7
Cost of sales                                                  200.4          247.3            222.5        177.7          847.9
Selling, general and administrative                             21.3           24.9             26.9         27.7          100.8
Unusual items                                                     --             --               --         (1.2)          (1.2)
                                                          ----------     ----------       ----------    ---------      ---------
Operating income                                                11.0           17.0             12.4          5.8           46.2
                                                          ----------     ----------       ----------    ---------      ---------
Income from continuing operations                                0.8            7.3              8.7          4.6           21.4
Cumulative effect of change in accounting
  principle                                                     (2.1)            --               --           --           (2.1)
Discontinued operations                                           --             --               --         (0.8)          (0.8)
                                                          ----------     ----------       ----------    ---------      ---------
Net income (loss)                                               (1.3)           7.3              8.7          3.8           18.5
                                                          ==========     ==========       ==========    =========      =========
Per share data:
  Income (loss) per common share - basic
    Income from continuing operations                     $     0.01     $     0.12       $     0.15    $    0.07      $    0.35
    Net income (loss)                                     $    (0.02)    $     0.12       $     0.15    $    0.06      $    0.31
  Income (loss) per common
    share - diluted
    Income from continuing operations                     $     0.01     $     0.11       $     0.13    $    0.07      $    0.32
    Net income (loss)                                     $    (0.02)    $     0.11       $     0.13    $    0.06      $    0.28
                                                          ==========     ==========       ==========    =========      =========














COTT CORPORATION 2000 ANNUAL REPORT

SELECTED FINANCIAL DATA


                                                           DECEMBER 30,    January 1,      January 2,    January 31,   January 25,
                                                             2000(1)        2000(2)         1999(3)       1998(4)         1997
(in millions of U.S. dollars, except per share amounts)     (52 WEEKS)     (52 weeks)      (48 weeks)    (53 weeks)    (52 weeks)
                                                           -----------    -----------     -----------    ----------    ----------
SALES                                                       $    990.6    $     993.7     $    961.9     $  1,051.4    $    950.3
Cost of sales                                                    825.5          847.9          862.4          905.9         808.5
Selling, general and administrative                               91.3          100.8           91.3           96.5          83.5
Unusual items                                                     (2.1)          (1.2)          77.2           21.7           8.4
                                                            ----------    -----------     ----------     ----------    ----------
OPERATING INCOME (LOSS)                                           75.9           46.2          (69.0)          27.3          49.9
                                                            ----------    -----------     ----------     ----------    ----------
Income (loss) from continuing operations                          26.6           21.4          (95.8)           0.4          23.0
Cumulative effect of changes in
  accounting principles                                             --           (2.1)          (9.9)            --            --
Discontinued operations                                             --           (0.8)          (3.8)          (5.1)          2.0
Extraordinary item                                                (1.2)            --             --             --            --
                                                            ----------    -----------     ----------     ----------    ----------
NET INCOME (LOSS)                                           $     25.4    $      18.5     $   (109.5)    $     (4.7)   $     25.0
                                                            ==========    ===========     ==========     ==========    ==========
INCOME (LOSS) PER SHARE - BASIC
  Income (loss) from continuing operations                  $     0.44    $      0.35     $    (1.53)    $     0.01    $     0.38
  Cumulative effect of changes in
    accounting principles                                   $       --    $     (0.03)    $    (0.16)    $       --    $       --
  Discontinued operations                                   $       --    $     (0.01)    $    (0.05)    $    (0.08)   $     0.03
  Extraordinary item                                        $    (0.02)   $        --     $       --     $       --    $       --
  Net income (loss)                                         $     0.42    $      0.31     $    (1.74)    $    (0.07)   $     0.41
                                                            ==========    ===========     ==========     ==========    ==========
INCOME (LOSS) PER SHARE - DILUTED
  Income (loss) from continuing operations                  $     0.40    $      0.32     $    (1.53)    $     0.01    $     0.37
  Cumulative effect of changes in
    accounting principles                                   $       --    $     (0.03)    $    (0.16)    $       --    $       --
  Discontinued operations                                   $       --    $     (0.01)    $    (0.05)    $    (0.08)   $     0.03
  Extraordinary item                                        $    (0.02)   $        --     $       --     $       --    $       --
  Net income (loss)                                         $     0.38    $      0.28     $    (1.74)    $    (0.07)   $     0.40
                                                            ==========    ===========     ==========     ==========    ==========
Cash dividend per share                                     $       --    $        --     $     0.03     $     0.05    $     0.02
                                                            ==========    ===========     ==========     ==========    ==========
Total assets                                                $    621.6    $     589.6     $    699.2     $    861.5    $    599.6
Current maturities of long-term debt                               1.6            1.6           12.5           19.5          10.2
Long-term debt                                                   279.6          322.0          365.2          388.3         204.6
Shareowners' equity                                              158.5          142.3          122.0          230.9         239.0



1 During the year, the Company acquired the assets of the private label beverage and Vintage (TM) brand seltzer water businesses of the Concord Beverage Company and completed the divestiture of its polyethylene terephthalate preform blow-molding operations.

2 During the year, the Company completed a series of planned divestitures of non-core businesses.

3 During the period ended January 2, 1999, the Company divested of its bottling operations in Norway.

4 During the year the Company invested in several acquisitions, the most significant of which was Hero Drinks Group (U.K.) Limited.













                                             COTT CORPORATION 2000 ANNUAL REPORT

CORPORATE OFFICERS AND BOARD OF DIRECTORS

BOARD OF DIRECTORS                    CORPORATE OFFICERS
------------------                    ------------------
COLIN J. ADAIR(3)*                    FRANK E. WEISE III                              EDMUND P. O'KEEFFE
Director                              President & Chief Executive Officer             Vice President,
Merrill Lynch Canada, Inc.                                                            Investor Relations &
                                      MARK BENADIBA                                   Corporate Development
W. JOHN BENNETT(1)                    Executive Vice President
Chief Executive Officer               President, Cott Beverages Canada                PREM VIRMANI
Benvest Capital Inc.                                                                  Vice President,
                                      DAVID G. BLUESTEIN                              Technical Services
C. HUNTER BOLL(1)*                    Executive Vice President
Principal Managing Director           President, Cott Beverages U.S.A.
Thomas H. Lee Partners L.P.
                                      PAUL R. RICHARDSON
SERGE GOUIN(1),(2)*                   Executive Vice President,                       (1)   Member, Audit Committee
Chairman, Cott Corporation            Global Procurement & Innovation                 (2)   Member, Corporate
Vice Chairman, Salomon Smith                                                                Governance Committee
Barney Canada, Inc.                   RAYMOND P. SILCOCK                              (3)   Member, Human Resources
                                      Executive Vice President &                            & Compensation Committee
THOMAS M. HAGERTY(2)                  Chief Financial Officer                         *     Committee Chairman
Principal Managing Director
Thomas H. Lee Partners L.P.           NEIL A. THOMPSON
                                      Executive Vice President
STEPHEN H. HALPERIN(2),(3)            Managing Director,
Partner                               Cott U.K. & Europe
Goodmans LLP
                                      MARK R. HALPERIN
DAVID V. HARKINS(3)                   Senior Vice President,
President                             General Counsel & Secretary
Thomas H. Lee Partners L.P.
                                      COLIN D. WALKER
TRUE H. KNOWLES                       Senior Vice President,
Director                              Human Resources
Cott Corporation
                                      CATHERINE M. BRENNAN
FRASER D. LATTA                       Vice President,
Vice Chairman                         Treasurer
Cott Corporation
                                      TINA DELL'AQUILA
DONALD G. WATT                        Vice President,
Chairman                              Controller
Watt International Inc.
                                      IVANO R. GRIMALDI
FRANK E. WEISE III                    Vice President,
President & Chief Executive Officer   Purchasing
Cott Corporation



COTT CORPORATION 2000 ANNUAL REPORT

INVESTOR INFORMATION



CORPORATE HEADQUARTERS                RESEARCH AND DEVELOPMENT CENTRE
207 Queen's Quay West                 Columbus, Georgia, U.S.
Suite 340
Toronto, Ontario                      INVESTOR INFORMATION
M5J 1A7                               Tel: (416) 203-5662
Tel:(416) 203-3898                    (800) 793-5662
Fax:(416) 203-8171                    Email:investor_relations@cott.com
                                      Website:www.cott.com
REGISTERED OFFICE
333 Avro Avenue                       PUBLICATIONS
Pointe-Claire, Quebec                 For copies of the Annual Report or the SEC
H9R 5W3                               Form 10-K, visit our website, or contact
                                      us at (800) 793-5662.
CANADIAN OFFICE
6525 Viscount Road                    QUARTERLY BUSINESS RESULTS/COTT NEWS
Mississauga, Ontario                  Current investor information is available
L4V 1H6                               on our website at www.cott.com

U.K. & EUROPE OFFICE                  TRANSFER AGENT & REGISTRAR
Citrus Grove, Side Ley                Computershare Trust Company of Canada
Kegworth, Derbyshire
DE74 2FJ                              AUDITORS
U.K.                                  PricewaterhouseCoopers LLP

U.S. OFFICE                           STOCK EXCHANGE LISTING
5405 Cypress Center Drive             Toronto Stock Exchange: BCB
Suite 100                             NASDAQ: COTT
Tampa, Florida 33609

PRINCIPAL OPERATIONS                  ANNUAL GENERAL MEETING
Calgary, Alberta, Canada              Cott's 2001 Annual Meeting takes place on
Concordville, Pennsylvania, U.S.      Wednesday, April 18, 2001 at 9:30 a.m. at
Kegworth, Derbyshire, U.K.            News Theatre, Toronto, Ontario.
Lachine, Quebec, Canada
Mississauga, Ontario, Canada          La version francaise est disponible
Pointe-Claire, Quebec, Canada         sur demande.
Pontefract, West Yorkshire, U.K.
San Antonio, Texas, U.S.              All trademarks are owned by Cott or its
San Bernardino, California, U.S.      customers.
Scoudouc, New Brunswick, Canada
Sikeston, Missouri, U.S.
St.Louis, Missouri, U.S.
Surrey, British Columbia, Canada
Tampa, Florida, U.S.
Wilson, North Carolina, U.S.



DESIGN: MEDIACONCEPTS CORPORATION, ASSONET, MA WWW.MEDIACONCEPTSCORP.COM

                                   [COTT LOGO]

            THE LEADER IN PREMIUM RETAILER BRAND BEVERAGE INNOVATION


                                COTT CORPORATION
                         207 QUEEN'S QUAY WEST SUITE 340
                            TORONTO, ONTARIO M5J 1A7
                                     CANADA


                                  WWW.COTT.COM



                    [ILLUSTRATION OF CARBONATED SOFT DRINKS]