Form 10-K, Exhibit 13
period 2001-12-29
COTT CORP /CN/
filed 2002-03-08
CIK 884713

                                                                    Exhibit 13.1

AR2001 - TABLE OF CONTENTS


TABLE OF CONTENTS

Year 2001 at a Glance                               Inside Flap

Financial Highlights                                          1

Letter from CEO                                               2

Former Chairman's Message                                     4

         Expanding the Core                                   6

         Make Acquisitions and Alliances                      8

         Build World Class Teams                              10

         Drive Margins and Cash Flow                          12

Management Discussion and Analysis                            14

Report of Management                                          24

Report of Independent Auditors                                24

Consolidated Financial Statements                             25

Quarterly Financial Statements                                48

Selected Financial Data                                       49

Directors and Officers                                        50

Investor Information                           Inside Back Cover

AR2001 - COTT PROFILE


COTT CORPORATION TODAY

The world's largest supplier of retailer brand soft drinks, Cott Corporation is an integrated beverage manufacturer with 15 production facilities in its core markets of the U.S., Canada and the U.K. The Company's research and concentrate making facility is located in Columbus, Georgia, where its beverages are formulated and developed. Cott has the leading take home carbonated soft drink market shares in this segment in its core markets.

Cott provides premium carbonated soft drinks, clear sparkling flavored beverages, juices and juice blends, lemonade, iced teas and reverse osmosis purified drinking water to leading retailers in North America, Europe and international markets. These beverages are sold predominantly under each retailer's own label, such as Sam's Choice(TM) at Wal-Mart and Safeway Select(TM) at Safeway in the U.S., President's Choice(TM) at Loblaws in Canada, and Asda's products in the U.K. Cott also sells beverages under its own trademarks, Vintage(TM), Vess(TM), Stars and Stripes(TM) and Cott(TM) in North America and RC(TM) through independent bottlers in more than 60 countries outside of North America.

The Company's customers include many of the premier multi-national, national and regional chains - in the supermarket, grocery, mass merchant, drugstore, convenience store and wholesale distribution channels.

With 2,200 employees worldwide, Cott Corporation maintains a strong base of technical, marketing and administrative personnel in its offices, plants and laboratories in its core markets of the United States, Canada and the United Kingdom. The Company is headquartered in Toronto, Canada.

FINANCIAL HIGHLIGHTS 2001

                                                                           For the year ended
                                                        ---------------------------------------------------------
(in millions of USD, except per share amounts)          DECEMBER 29, 2001   DECEMBER 30, 2000     JANUARY 1, 2000
                                                        -----------------   -----------------     ---------------
Sales                                                       $ 1,090.1           $  990.6             $  993.7
Gross margin                                                     17.2%              16.7%                14.7%
Operating income (1)                                             93.3               73.8                 45.0
Net income (loss)                                                39.9               25.4                 18.5
Operating cash flow, after capital expenditures                  57.6               67.6                 38.4
Working Capital                                                  53.4               29.1                 62.7
Net debt (2)                                                    395.2              310.6                322.8
Net income (loss) per diluted share                               0.58               0.38                 0.28

(1)  before unusual items

(2) Adjusted for the redemption of 2005 and 2007 senior notes from cash in trust on January 22, 2002


CHARTS:

Earnings per Diluted Share (U.S. dollars)                     0.58         0.38         0.28
Earnings Before Interest, Taxes, Depreciation &
  Amortization (1)                                          133.5        111.2         82.5
Operating Cash Flow per Diluted Share (after capital
      expenditures) (U.S. dollars)                            0.84         1.02         0.58

AR2001  -  AT A GLANCE

COTT SNAPSHOTS OF 2001


COTT ANNOUNCES CHANGE IN STRATEGY AT INVESTMENT CONFERENCE

At the Consumer Analyst Group of New York (CAGNY) Annual Conference, Frank Weise affirmed the Company's commitment to positive performance in 2001, based on three key strategies: "Focus on Core," "Drive Margins and Cash Flow" and "Strengthen and Grow." As the year progressed, professional investor coverage of Cott sharply increased to include more than a dozen recognized brokerage and institutional analysts across North America.

PENCER AWARD TO COTT USA TEAM

Cott awarded its third annual Gerald N. Pencer Award for Excellence in Innovation to Cott USA and its Bentonville, Arkansas Team, whose focused effort resulted in Wal-Mart's naming of Cott a "Supplier of the Quarter" in the second and third quarters of 2000 and later a "Supplier of the Year." The award cites outstanding contributions in areas such as innovation, quality, customer service and operational excellence and is named after Cott's late former leader. The award includes a prize of $10,000.

INTEGRATION OF CONCORD BEVERAGE MOVES SMOOTHLY ON TRACK

During 2001, the bottling and sales operations of Concord Beverage were integrated into those of the Company. Cott acquired Concord's private label soft drink and Vintage (TM) brand seltzer water assets, in October 2000, providing a solid base of new customers in the Mid-Atlantic U.S. This unit's Concordville, Pennsylvania plant scored a first with its successful implementation of the Company's new North American enterprise resource planning platform.

COTT ACQUIRES CERTAIN ASSETS FROM THE ROYAL CROWN UNIT OF CADBURY SCHWEPPES PLC

The $95.5 million acquisition of Royal Crown assets made Cott an integrated beverage company - from creating formulas and quality concentrates, to operating bottling plants and providing marketing services to customers. With enhanced ability to provide the highest levels of customer service at each point, the Company gained control of its destiny. Along with its retailer brand concentrate contract and formulas, the acquisition brought proprietary technology, a concentrate manufacturing facility and the RC branded business outside North America and Mexico.

COMPANY EARNS HONOR AS A "CATEGORY COLONEL"

The trade publication PL Buyer named Cott a "Category Colonel". In a survey among retailers in America, the editors asked for nominations of retailer brand manufacturers whose products and services are " truly a step ahead" of the rest. Participants in the survey were buyers in the food, drug and mass merchandiser channels nationwide. In characterizing manufacturers, buyers said that winners generally have well-defined mission statements that make retailers truly feel like "partners."

COTT'S BOARD EXTENDS CONTRACT OF PRESIDENT AND C.E.O.

In July, 2001, Cott's former non-executive chairman Serge Gouin announced that Frank Weise's record of achievements has won the respect of the entire industry and the confidence of the Directors who extended his contract through June 2003. Shareowners, customers and employees congratulate Frank on his leadership in steering Cott from an uncertain financial position to 12 straight profitable quarters (through December 2001). David V. Harkins of Cott's board and president of Thomas H. Lee Partners L.P., Cott's single largest shareowner, added that Frank's winning attitude has made a difference as Cott's chief executive.

COTT TAKES OFF AT GRAND PRIX MONTREAL

Summer is the time for a race-course rendezvous for Formula 1 fans in Montreal. For the second year in a row, Cott was named an official supplier of the Grand Prix Air Canada 2001. The Company was the exclusive supplier of soft drinks with the unique event branding "GPF1" in cola, diet cola and lemon lime flavors. The product was a huge success with the more than 300,000 fans who gathered from all over Canada and the eastern U.S. for the three-day event.

COTT FORMS ALLIANCE WITH POLAR TO SERVE NORTHEAST USA

To strengthen its customer base in the Northeast U.S., Cott formed a business combination with Polar Corp., the leading retailer-brand beverage supplier in New England. The new venture, Northeast Retailer Brands LLC, adds Polar's private label unit to Cott's position as the leading retailer-brand soft drink supplier in North America. It reinforces Cott's ability to service customers from facilities in Pennsylvania, New York and Massachusetts and allows the Company to offer a full range of products and category management to new customers.

SAFETY A "PRIORITY ABOVE PRIORITIES" FOR COTT

Safety plays an essential role in Cott's ongoing drive to achieve outstanding levels of success. Thanks to training, development and a company-wide awareness and information campaign across the Cott bottling network, two sites achieved important safety milestones in 2001. The San Bernardino, California plant marked two years without any lost time accidents - and Sikeston, Missouri recorded one full year without a lost time injury.

COTT COMPLETES MAJOR REFINANCING

In a move to lower overall interest rates and to gain flexibility for financing future growth, Cott successfully completed in 2001 a private placement by its wholly owned subsidiary, Cott Beverages Inc., of $275 million in senior subordinated notes. The notes, guaranteed on an unsecured senior subordinated basis by the Company and certain of its U. S. subsidiaries, will mature on December 15, 2011 with interest accrued at an annual rate of 8%. Net proceeds, together with other borrowings, were used to retire 9.375% senior notes due 2005 and 8.5% senior notes due 2007 on January 22, 2002.

AR2001 - CEO LETTER




FELLOW SHAREOWNER,

Winning companies have certain things in common. Above all, they are committed to their customers' success. Together, they are single-minded about seeking, seizing and sustaining a competitive difference in the marketplace.

I see this attitude at work every day throughout our company. I know that you share my pride in the results of Cott's winning performance in 2001.

FINANCIAL RESULTS

Building on the three-year record of the Company's turnaround, we hit an all-time record in sales of $1.1 billion. We also ended the year reporting our 12th consecutive quarter of year-over-year earnings growth. That achievement came as we strengthened both sides of our performance - increasing sales while controlling costs through careful management of expenses.

     o Net earnings per diluted share increased by 53% to $0.58, versus $0.38 in 2000

     o    Sales rose to $1.1 billion for the full year, up 10% from last year.

     o    Case volume (8oz equiv) rose 18% to 672.3 million from 568.8 million.

     o Operating income, before unusual items, increased 26% to $93.3 million, up from $73.8 million.

     o Gross margins continued to climb, reaching 17.2% versus 16.7% a year ago.

     o Operating cash flow (less capital expenditures) decreased 15%, totaling $57.6 million, compared with $67.6 million.

     o    Cash Return on Assets (CROA) remained constant at 17.9% in 2001.

Our U.S. business again showed the way in driving these results. In the United States, net sales grew by 19%. The Canadian market, despite a 4% decline in sales due to currency translations, remains our strongest in terms of our share of the retailer brand segment. In the U.K. and International markets where sales were lower by 10%, we have begun a major re-examination of our business in the face of challenging market conditions that have led to disappointing performance over the past several years.

STRATEGIC PATH

Last year, I described how we would "Expect More" in terms of deliverables for 2001. To accomplish our goals, we went forward with initiatives in leadership, customer focus, quality and innovation.

Expect More Leadership: to sustain our position as the number one supplier of retailer brand carbonated soft drinks, we moved aggressively in making acquisitions and building partnerships. In July, we acquired a set of assets from the Royal Crown unit of Cadbury Schweppes plc. These included a concentrate research and manufacturing facility in the United States and ownership of cola and other proprietary concentrates used by our customers, which secures our right and ability to manufacture and supply Cott beverage formulas. This allows us to control our own destiny as we grow. In addition, we acquired the RC International business.

In September, we reached an agreement with Polar Corp., forming a business combination called Northeast Retailer Brands LLC. This alliance strengthens Cott's presence and customer base in the Northeast U.S. Combined, we invested some $128 million in 2001 in acquisitions and alliances.

Expect More Customer Focus: being customer driven sets the foundation for excellence across our organization. Working closely with our customers, we continue to apply both our knowledge of the retailer brand segment and category management expertise to deliver an array of winning products to their consumers.

Cott's customer service level reached a new record. One indicator was the 98.6% on-time delivery rate achieved on customer orders in the U.S. We honed our category management support by creating Account Teams. These multi-function teams are working closely with customers across an array of sales, merchandising, forecasting, supply and marketing programs.

Expect More Quality: as a corporate value, quality gets absolute attention. Assuring consistent, fresh tasting beverages to an ever faster-moving pipeline that links Cott with retailers and their consumers calls for exceptional commitment. Teams of quality assurance professionals now actively exchange best practice experiences among the U.S., Canada and the U.K.

Just one example of our commitment to quality was the installation of new inline monitoring equipment in the U.S. plants. This allows us to check levels of acidity, carbonation and sweetness every 15 seconds. Results are recorded instantly in the local bottling plant, then made available to technologists in our Georgia laboratory.

Expect More Innovation: innovation takes many forms, and at Cott is not limited to product development or new launches. I was inspired by our first company-wide innovation day, "POW WOW," in November, when hundreds of ideas came from employees at every site and in virtually every department in response to the call for ways to improve our work activities. Their ideas spanned the universe from better lighting on the bottling lines to ways to trim costs on the IT network.

Product innovations were evident in each core market. In Canada, the rollout of cranberry-flavored carbonated soft drinks gave a boost to customer shelf space. In the U.K., we led the private brand market in launching an energy drink with the Royal Automobile Club, opening a channel through gas stations. In the U.S., new formats and packaging for mass merchants led to growth in the dynamic market for bottled water.


VISION FOR 2002 AND BEYOND

These achievements through last year raised our sights for guiding your company to winning performances through the next decade.

In meetings with managers and employees, we have shared our strategies for going forward. These new mandates tell us how to invest the Company's talents and capital and how to measure our progress along the way. The new strategies are:

     1. EXPAND THE CORE - grow business in our current marketplace by increasing market share, by winning new customers, by exploiting new channels and by product innovation.

     2. MAKE ACQUISITIONS AND ALLIANCES - move aggressively to increase company sales and to transform our business structure to serve a growing customer base.

     3. BUILD WORLD CLASS TEAMS - foster a results-oriented culture by empowering employees, by communicating standards of excellence and accountability, by leveraging best practices.

     4. DRIVE MARGINS AND CASH FLOW - focus on CROA; improve working capital turns; enrich margins through product mix; gain efficiencies by applying Six Sigma processes across operations.

In this report, you will see how these strategies have already gathered a sense of urgency. In the year ahead, they will gain momentum. In the longer term, they will help promote continuous growth in sales and earnings. Each year, we see our vision more clearly and more confidently- TO MAKE CERTAIN THAT COTT IS RECOGNIZED AS THE RETAILER BRAND BEVERAGE SUPPLIER OF CHOICE BY LEADING RETAILERS THE WORLD OVER.

00000000000000000000000000000000000000000000000000000000000000000000000000000000

World Events in 2001 reminded us how quickly events can impact our lives. In coming years, the values and aspirations that we cherish will be tested again and again, but we begin this new year with optimism. We see a great deal of opportunity ahead for your company. I am proud to be leading Cott Corporation at this time, and I know that our employees are united in a common goal for 2002 and beyond: turning in "Winning Performance" for our shareowners. Thank you for your confidence.


/s/ Frank E. Weise, III

Frank E. Weise, III
Chairman, President and Chief Executive Officer


MESSAGE FROM THE FORMER CHAIRMAN

Frank Weise took the podium at Cott's annual general meeting four years ago in Toronto as our company's new president and chief executive officer. Now, after a bit of time and an abundance of growth and change, the fruits of his leadership are clear to see. Analysts and investors have joined our customers and employees in acclaiming the accomplishments of Frank and his team.

Cott Corporation is on the right strategic path, moving into a time that is bright with promise. It is a fitting time for me to hand over the title and role of Chairman to Frank Weise, which he will hold in addition to being President and Chief Executive Officer. I salute his leadership, and I commend him as Cott's new Chairman.

I am proud to continue serving on your Board of Directors, shifting places to become Lead Independent Director. Another change came in 2001, as Fraser Latta ended his long and productive term on the Board. We thank him for his service, most recently as Vice Chairman.

/s/ Serge Gouin

Serge Gouin
2001 Chairman of the Board

AR2001 - WINNING WITH RETAILER BRANDS

WINNING WITH RETAILER BRANDS!

Today's consumers are making retailer brands their choice for flavor, variety and quality.

AR2001 - EXPANDING THE CORE

PHOTO CAPTION - EXPANDING THE CORE - LAB TEST
Ensuring that Cott concentrates and beverages meet the highest standards, our Columbus, GA research and development center develops innovative formulas that become winning choices in the marketplace. Technical skills at the center range across many disciplines, including biochemistry and computer science.


Winning Strategy #1 - EXPANDING THE CORE

      TODAY, RETAILER BRAND SOFT DRINKS IN THE U.S. ACCOUNT FOR ONLY 11% OF TAKE-HOME CARBONATED SOFT DRINK VOLUME. OPPORTUNITY BECKONS TO GROW WITH
      CURRENT CUSTOMERS, ADD NEW CUSTOMERS AND SPEED UP THE PACE OF PRODUCT
                                   INNOVATION.

A classic marketing research study concluded, "Your best prospect is a current customer." At Cott, that rings true in many ways. By setting specific objectives for customer service levels and by sharing ideas on contemporary packaging, display and promotion, our sales and support personnel team up with customers. Knowing how to apply category management changes to the benefit of an individual retailer, for example, can help raise the penetration of the retailer's brand by several percentage points.

There is significant opportunity for growth in the U.S. where the retailer brand carbonated soft drinks' share of the total carbonated soft drink segment is less than one-third the current level in the U.K., and less than half the level achieved in Canada.

In addition, growth of bottled water has been a key trend in North America over several years. In 2002, category sales should continue to be robust as innovations such as fortified water and lightly flavored waters take hold across a broader demographic group. Mass merchants are predicted to play a lead role in this segment.

Examples abound for growth with both current and new customers. Product lines are blurring between carbonated soft drinks, juice blends and waters - and Cott is prepared to respond to changes in consumer preferences. New geographic strengths in the Northeast U.S. also bode well for growing the business at faster rates in that populous area. Our newly acquired research facility in Columbus, Georgia, places a resource at our customers' call for their needs in flavors and product types.

By expanding our core while staying within our proven capabilities, we can envision attaining ambitious growth goals within the next few years.


                                      #####

AR2001 - MAKE ACQUISITIONS AND ALLIANCES

          PHOTO CAPTION - MAKE ACQUISITIONS AND ALLIANCES - CONSUMER IN
                           GROCERY STORE/RC WORLD MAP

Transforming our structure to serve a growing global customer base is one of Cott's strategic pillars for 2002 and beyond. The RC International acquisition gives access to a worldwide bottling network. As our retail customers expand around the world, we are committed to the highest levels of customer service, quality and merchandising wherever they go.


Winning Strategy #2 - MAKE ACQUISITIONS AND ALLIANCES

   UNMISTAKABLE TRENDS ARE RE-SHAPING THE RETAIL LANDSCAPE. DEMOGRAPHICS AND LIFESTYLE PLAY A LARGE ROLE, BUT THE RAPID CONSOLIDATION OF RETAILERS IS AN EVEN
                                STRONGER FORCE.

To compete in a changing world requires, more than anything, a plan that is both durable in its intent and flexible enough to execute. We believe that our strategy for aggressive action on acquisitions and alliances positions Cott well for today's realities. Our durable goal is to continually add profitable sales volume, notably in the U.S. But, as in 2001, we will be flexible in how we partner with other manufacturers and beverage suppliers.

The pace of making acquisitions and alliances has quickened during the past two years. We have acted on several attractive opportunities - such as the acquisition of assets from Concord Beverage, the forming of a new alliance with Polar Corp., and the purchase of certain assets of Royal Crown. These three new operations have been effectively integrated and hold great promise for the future.

In coming years, our opportunities may take different forms. Each will be weighed carefully for its worth in building shareowner value. Each will help define our best channels for growth beyond our current base. Importantly, we seek acquisitions and alliances that will be of value to our customers as well as to Cott's future.

As we seek to follow our customers around the world, we will look to grow our own capabilities in local markets. By utilizing the bottling network served by RC International outside our core markets - and by making selective acquisitions and alliances in markets where we can quickly achieve critical mass - we plan to be ready to keep up with our customers' expansions.


                                      #####

AR2001 - BUILDING WORLD CLASS TEAMS

PHOTO CAPTION - BUILDING WORLD CLASS TEAMS - BPCS HIGH TECH SHOT

Applying Six Sigma principles and training across the breadth of business operations leads to significant efficiency improvements. The Canadian Six Sigma Team applied their expertise to achieve a 28% reduction in yield loss for raw materials and packaging versus last year.

Winning Strategy #3 - BUILDING WORLD CLASS TEAMS

     ANY COMPANY NOT IN THE BUSINESS OF HUMAN DEVELOPMENT IS NOT IN BUSINESS VERY LONG. OUR FUTURE DEPENDS ON A RESULTS-ORIENTED CULTURE, DRIVEN BY
                  MOTIVATED PEOPLE, ANCHORED IN ACCOUNTABILITY.

Preparing Cott people for growth is an important responsibility. It brings great benefits both to those individuals who choose to grow with us and to the Company. A business leader when asked why he was so concerned about the future once said, "Because that's where I am going to spend the rest of my life."

We see very positive signs for Cott's future. Take as one example our POW-WOW day held on November 12, 2001. Conducted at all company plants, offices and laboratories, this program started with a simple question: "What can we do better?" The results: when the count was final, we had more than 700 ideas to sort and evaluate. Ideas are already being implemented. Most important: it showed that our employees everywhere care deeply about the future of their company.

Plans for driving this winning strategy are underway as we begin the year.

A new executive leader has taken responsibility for our business in the U.S. - John K. Sheppard, a 20-year professional in the beverage industry. He will be located in Tampa, Florida, the home base for our largest country division.

Priority has been given to creating new programs for developing people through mentoring, leadership assignments and training.

Of note has been a recent step to further align the interests of Cott executives with those of our shareowners. Starting in January 2002, we formally require all corporate officers to own shares in multiples of their salary - with the CEO to own 5 times salary in stock.

                                      #####

AR2001 - DRIVE MARGINS AND CASH FLOW

PHOTO CAPTION - DRIVE MARGINS AND CASH FLOW - SIX SIGMA TEAM

Linking the Cott World across boundaries drives breakthrough levels of customer service and business results. Cott's Information Technology organization plays a key role in applying the enterprise-wide resources of the Company. This Concordville, PA unit is at the forefront of this technology.

Winning Strategy #4  -  DRIVE MARGINS AND CASH FLOW

REACHING FINANCIAL GOALS STARTS WITH TOP PERFORMANCE IN EVERY FUNCTION FROM LABS
  TO OPERATIONS TO SALES TO DISTRIBUTION. MAXIMIZING SUCCESS REQUIRES SETTING
                   GOALS, MEASUREMENTS AND TIGHT DISCIPLINE.

In 2001, we shifted gears to a "growth" phase. We had rationalized the business through disposal of non-core assets, through streamlining our product lines by a third and by establishing a firm set of accountabilities for management. Now, as we grow both organically and by acquisition, we are determined to maintain our financial momentum.

Last year's increases in margins and earnings, as well as the Company's strong cash flow demonstrate our resolve as we continued to sweat the assets. Now, we renew our pledge to strong financial controls while we set even more ambitious targets. Our directions for 2002 remain steadfast.

     o    Outpace the industry average in building sales and earnings;

     o    Improve cash return on assets while sustaining a healthy cash flow;

     o    Optimize cash management and control costs across all operations.

Achieving our goals for 2002 will depend on growing sales, improving margins and optimizing cash flow. The drivers include: accelerating plant efficiencies as volumes build and as we further leverage our Six Sigma and Continuous Improvement initiatives, and realizing the full impact from our integrated manufacture of concentrates. Cash should remain strong as we continue to apply rigor in capital expenditures and working capital management.

As we enter 2002, the Cott team is charged with delivering another winning performance.

   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

COTT CORPORATION IS THE WORLD'S LARGEST RETAILER BRAND SOFT DRINK SUPPLIER, WITH THE LEADING TAKE HOME CARBONATED SOFT DRINK MARKET SHARES IN THIS SEGMENT IN ITS CORE MARKETS OF THE U.S., CANADA AND THE U.K.

OVERVIEW

During 2001, Cott moved into a growth phase and broadened its key strategies to: focus on core, drive margins and cash flow and strengthen and grow. Success with these strategies, including the following highlights for 2001, led to net income of $39.9 million, an increase of 57% over 2000.

ACQUISITIONS - In 2001, Cott completed an acquisition and entered into a separate business venture as it continued to seek ways to strengthen and grow. In July, Cott acquired from Royal Crown Company Inc. certain of its concentrate formulas and the right to manufacture them, a manufacturing facility, working capital, technology and know how together with the Royal Crown concentrate business outside North America ("Royal Crown Assets"). With the acquisition, Cott secured control of concentrate formulas, a key ingredient of its core products and an important factor in supporting future growth. The total cost of the acquisition of $97.6 million was financed with the proceeds of a new $100 million term loan.

In September, Cott formed a new business venture, Northeast Retailer Brands LLC, with Polar Corp. ("Polar") to enhance its retailer brand soft drink position and customer base in the northeast United States. Cott invested $30.0 million from available cash for a 51% interest in the new company that is consolidated in Cott's financial statements.

In January 2002, following the 2001 year end, Cott made two investments in Canada totaling $1.6 million cash to strengthen its position in the private label spring water segment. Cott acquired a 49% interest in Iroquois West Bottling Ltd. which will operate an existing state of the art bottling facility with access to mountain spring water in Revelstoke, British Columbia and a 30% interest in a new venture, Iroquois Water Ltd., that will produce bottled water in Cornwall, Ontario. Cott, together with the 51% shareowner of the corporation, guaranteed $2.2 million in borrowings of the Revelstoke venture.

DEBT REFINANCING - In December 2001, Cott's U.S. subsidiary, Cott Beverages Inc., issued $275 million in aggregate principal amount of 8% subordinated notes maturing in 2011 ("2011 Notes") in a private placement. The proceeds of the 2011 Notes, along with borrowings under Cott's senior secured credit facility and available cash, were held in trust to redeem the 9.375% and 8.5% senior notes maturing in 2005 and 2007, respectively, ("2005 & 2007 Notes") on the early redemption date of January 22, 2002. The 2005 & 2007 Notes were called with 30 days notice on December 21, 2001. Cott and certain of its U.S. subsidiaries guaranteed the 2011 Notes. The refinancing is expected to lower Cott's average cash interest rate by about 100 basis points and provide additional flexibility for funding future growth.

As a result of the timing of the private placement, Cott reflected the 2011 Notes, the 2005 & 2007 Notes and the cash in trust on its balance sheet at December 29, 2001, in accordance with U.S. GAAP. Net debt was $395.2 million as of December 29, 2001, adjusted for the redemption of the 2005 & 2007 Notes, compared with $310.6 million at the end of 2000. The increase was the result of borrowings to fund acquisitions made during the year.

RECORD SALES - Sales in 2001 were $1,090.1 million, a new record high for Cott. The previous record sales were $1,051.4 million for the year ended January 31, 1998 ("1997"). Since 1997, Cott has divested its non-core businesses, exited non-core markets, eliminated unprofitable customers and SKUs and focused on building sales that added to the bottom line. As a result, gross profit and net income both reflected the improvement in sales.

2001 VERSUS 2000

RESULTS OF OPERATIONS

Net income for 2001 was $39.9 million or $0.58 per diluted share compared with $25.4 million or $0.38 per diluted share in 2000. Excluding the impact of an unusual item in 2000, income from continuing operations of $39.9 million in 2001 was $14.8 million or 59% higher than $25.1 million in 2000. The unusual item in 2000 was primarily the gain on sale of the polyethylene terephthalate ("PET") preform operations in the U.K.

SALES - Sales in 2001 were $1,090.1 million compared with $990.6 million in 2000. The increase was attributable to the effect of 2001 and 2000 acquisitions as well as increased volume in the U.S. that was partially offset by lower sales in Canada and the U.K. Excluding the impact of the 2001 and 2000 acquisitions, sales of $992.8 million for 2001 increased 1.8% from $975.7 million last year.

In the U.S., sales of $779.4 million increased 18.6% from 2000. The Concord acquisition in 2000 added $81.3 million to sales in 2001 and $14.9 million to sales in 2000. The Polar venture added $11.9 million to 2001 sales. Excluding the impact of the acquisitions, U.S. sales revenue was up 6.8% in 2001 compared with 2000, on a volume increase of 7.9%. The increase was attributable primarily to growth in sales volumes of carbonated soft drinks and reverse osmosis purified drinking water.

Sales in Canada of $163.7 million decreased 3.5% from 2000, primarily due to the weakening in the Canadian dollar compared with the U.S. dollar over the past year. Excluding the foreign exchange impact, sales increased 0.5% on flat to lower volume in this stable market.

Sales in the U.K. & International were $146.5 million in 2001, down 9.9% from $162.6 million in 2000. The RC International acquisition added $3.6 million to sales in 2001. Price deflation in the grocery sector, both at the national brand and retailer brand levels, continued to impact retail grocery and wholesaler prices in the U.K. In addition, the pound sterling weakened about 5% compared with the U.S. dollar from 2000, lowering sales revenue in the U.K. Excluding the foreign exchange impact, sales decreased by $8.5 million.

GROSS PROFIT - Gross profit was 17.2% of sales for 2001 compared with 16.7% in 2000. The Royal Crown Assets acquisition had a 0.3 point positive effect on Cott's margins as Cott used up pre-acquisition concentrate inventories and started using product made in its plant. This margin improvement was offset by the increased interest expense relating to the acquisition. Gross profit was also favorably impacted by Six Sigma and continuous cost improvement programs which improved key performance indicators across the operations and by leveraging assets to lower depreciation expense as a percent of sales.

Six Sigma and continuous cost improvement programs helped track and reduce operating variations and increase operating efficiency. Cott uses key performance indicators that measure performance in areas such as customer service and asset utilization at each plant.

Cost of sales was 82.8% of sales in 2001, 0.5 points better than 2000. Variable costs represented about 90% of total cost of sales in 2001 and fixed cost of sales about 10%. Major components of cost of sales included ingredients and packaging costs, fees paid to third party manufacturers, logistics and freight costs and depreciation and amortization. About 85% of Cott's beverage products are manufactured in its owned or leased facilities or by third party manufacturers with whom Cott has long-term co-packing agreements.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") - SG&A was $94.1 million in 2001, up 3.1% from $91.3 million for 2000. Including the impact of acquisitions, SG&A decreased as a percent of sales from 9.2% to 8.6%. Acquisitions led to $6.7 million in additional SG&A - partially offset by reduced depreciation and amortization of existing businesses and also by lower management incentive compensation payments.

INTEREST EXPENSE - Net interest expense was $32.2 million in 2001 compared with $30.1 million for 2000. Interest on long-term debt increased $1.3 million. A $2.6 million increase from the term loan issued to fund the acquisition of the Royal Crown Assets and a $0.6 million increase as both the 2011 Notes and 2005 & 2007 Notes were outstanding for part of December 2001 were offset by a $1.9 million reduction from lower average balances of non-acquisition related borrowings.

INCOME TAXES - Cott recorded an income tax provision of $23.2 million on pretax income of $63.1 million compared with $20.6 million on pretax income of $47.2 million in 2000. In 2001, Cott recorded a $4.4 million tax benefit relating to prior period loss carryforwards not previously recognized by decreasing the valuation allowance. Cott expects to be able to utilize prior period tax loss carryforwards as a result of acquisitions made in the current year.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION - Operating cash flow after capital expenditures was $57.6 million, down $10.0 million from $67.6 million in 2000. The decline occurred as the higher cash from earnings was offset by an increase in current income taxes in the United States and higher capital spending. Current income taxes are expected to continue to increase as the remaining tax loss carryforwards in the United States were used in the current year. While capital spending increased $11.9 million over 2000, it still remains below annual depreciation as Cott continues to stress full utilization of existing assets.

Cott used cash from operations and proceeds from debt issues to fund the acquisition of the Royal Crown Assets and the Polar venture and the redemption of the 2005 & 2007 Notes. Cash and cash equivalents decreased $3.3 million in the year to $3.9 million as of December 29, 2001.

CAPITAL RESOURCES - Cott's sources of capital include operating cash flows, short term borrowings under a committed revolving credit facility, issuance of public and private debt and issuance of equity securities. Management believes Cott has the financial resources to meet its ongoing cash requirements for operations and capital expenditures as well as its other financial obligations. Additional financing may be required to fund future acquisitions, should they arise.

Under the current committed revolving credit facility, Cott has access to $75.0 million in the U.S. and Canada. The credit facility matures in December 2005. The amount of the revolving credit facility can be increased by up to an additional $50 million at Cott's request provided that existing lenders or other entities willing to commit to this additional amount are identified. Cott also has a (pound)10 million ($14.5 million) demand facility in the U.K. expiring on June 30, 2002. As of December 29, 2001, credit of $61.1 million was available under both facilities.

INVESTING ACTIVITIES - In 2001, Cott completed the Royal Crown Assets acquisition and entered into a business venture with Polar. The $97.6 million acquisition, including costs, of Royal Crown Assets closed on July 13, 2001. It was funded using the proceeds from a $100 million term loan entered into in July 2001. The purchased assets included $80.4 million for intellectual property including the right to manufacture concentrates, $12.0 million in working capital and property, plant and equipment and $5.2 million in goodwill. The goodwill and the rights acquired have benefits to Cott that extend beyond the foreseeable future and are not being amortized.

In September 2001, Cott invested $30.0 million in cash to acquire a 51% interest in the new venture with Polar, Northeast Retailer Brand LLC. The purchased assets included $54.1 million for a customer list and $4.3 million in working capital and were included in Cott's consolidated balance sheet. The minority shareowner's interest of $28.4 million was recorded as a liability.

Proceeds from divestitures of $3.5 million relate to the 2000 disposal of the preform manufacturing operation in the U.K.

CAPITAL EXPENDITURES - Capital expenditures were $35.8 million in 2001 as compared with $23.9 million in 2000. Major expenditures in 2001 included $9.6 million to expand the capacity of the drinking water systems in Cott's Texas, Florida, North Carolina and California plants. In addition, $3.7 million was spent to upgrade and standardize information and accounting systems in 2001. A key achievement in 2001 was the implementation of Cott's enterprise resource planning system in the Concordville plant. Total capital expenditures for 2002 are anticipated to be under $50 million. This estimate may be altered depending on requirements or opportunities that arise over the coming year.

LONG TERM DEBT - Long-term debt as of December 29, 2001 was $641.3 million, $364.9 million net of the amount held in trust to repay the 2005 & 2007 Notes (repaid January 22, 2002), compared with $281.2 million at the end of 2000. In July 2001, Cott borrowed $100 million on a term loan maturing in 2006, the proceeds of which were used to fund the Royal Crown Assets acquisition. The term loan bears interest at prime plus 1.75%, payable quarterly, or LIBOR plus 3%, at its option. This variable rate debt is repayable in a series of scheduled payments. Additional payments may be required based on Cott's 2002 and future excess cash flows. The outstanding balance of the term loan at December 29, 2001 was $96.5 million at a weighted average interest rate of 5.4%.

In December, Cott's U.S. subsidiary issued 8% subordinated notes maturing in 2011 with an aggregate principal amount of $275 million. The 2011 Notes were issued at a discount of 2.75% and are guaranteed by Cott and certain of its U.S. subsidiaries. Interest is payable on June 15 and December 15 of each year. The proceeds from the offering, along with approximately $16.6 million borrowed under the credit facility and $13.3 million of available cash, were used to repay 2005 & 2007 Notes in January 2002. As of December 29, 2001, Cott had $297.3 million in an irrevocable trust to repay the 2005 & 2007 Notes, along with the accrued interest and prepayment penalties. An extraordinary loss of $9.6 million, after tax, resulting from the early redemption of the 2005 & 2007 Notes will be recorded in the first quarter of 2002.

The senior secured credit facility, term loan and 2011 Notes contain customary covenants, representations, warranties, indemnities and events of default for these types of instruments. The credit facility, term loan and the 2011 Notes indenture contain covenants that, among other things, restrict Cott's ability to make certain investments, incur additional indebtedness, sell assets and make distributions. Cott must also maintain certain financial ratios. Events of default under the credit facility and term loan include both covenant defaults and cross-defaults. Holders of the 2011 Notes have the right to require Cott to repurchase the 2011 Notes in the event of a change of control accompanied by a ratings downgrade.

CAPITAL STRUCTURE - In 2001, shareowners' equity increased by $36.9 million. Net income of $39.9 million, together with $8.0 million from increased share capital due to the exercise of employee stock options, was reduced by $11.0 million in adverse foreign currency translation. The foreign currency translation adjustment resulted from a weaker Canadian dollar and U.K. pound compared with the U.S. dollar.

Cott has $40.0 million in preferred shares outstanding. Cott anticipates converting the preferred shares to common shares on or before July 7, 2002. See note 20 to the consolidated financial statements.

DIVIDEND PAYMENTS - No dividends were paid in 2001. Cott does not expect to resume dividend payments to common shareowners in 2002 as it intends to use cash for future growth or debt repayment.

There are certain restrictions on the payment of dividends under the term loan and credit facility and 2011 Notes indenture. The most restrictive provision is the quarterly limitation of dividends based on the prior quarter's earnings. Cott currently can pay dividends subject to these limitations but does not intend to do so.

Effective July 7, 2002, preferred shareowners will be entitled to a cumulative preferential dividend, payable in additional stock, at a rate of 2.5% every six months, unless Cott exchanges the preferred shares for common shares. The term loan, credit facility and 2011 Notes indenture permit these dividend payments. For details, see note 20 to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS - The following chart shows the schedule of future payments under contracts, including debt agreements and guarantees, as of December 29, 2001:

                                                PAYMENTS DUE BY PERIOD
                               ------------------------------------------------------
Contractual Obligations(1)                Less than                           After 5
                                 Total      1 year   Years 2-3   Years 4-5     years
                               --------   ---------  ---------   ---------   --------
(in millions)
Long-term debt(2)              $  372.5    $   5.4    $  24.1    $   68.0    $  275.0
Operating leases                   28.1        8.9        9.9         4.4         4.9
Deferred consideration on
      acquisition                  18.5       --         18.5        --          --
Debt guarantees(3)                  0.4        0.3        0.1
                               --------    -------    -------    --------    --------
                               $  419.5    $  14.6    $  52.6    $   72.4    $  279.9
                               --------    -------    -------    --------    --------

CRITICAL ACCOUNTING POLICIES AND OFF-BALANCE SHEET FINANCING

Management's discussion and analysis of its financial condition and results of operations are based on Cott's consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The more significant areas involving the use of estimates in these financial statements include allowances for losses on accounts receivables and inventories, carrying values and lives of property, plant and equipment, goodwill and other intangible assets, and valuation allowances for deferred taxes. Cott bases its estimates on experience and assumptions that are considered to be reasonable in the circumstances. Actual results could differ from those estimates under different assumptions or circumstances.

Cott does not currently use derivative financial instruments. Cott also does not engage in, nor does it expect to engage in, any form of off balance sheet financing arrangements. As a result, Cott's accounting and revenue


--------

(1) In January 2002, Cott agreed to loan $3.8 million (C$6.0 million) to Iroquois Water Ltd. for the purchase of equipment. The funds will be advanced to the venture in April 2002 if another lender is not found. Cott has agreed to guarantee the advance if another lender is found.

(2) Long-term debt excludes the principal amount of the 2005 & 2007 Notes that were repaid on January 22, 2002 from cash in trust and payments required under the excess cash flow provisions of the term loan.

(3) Debt guarantees do not include the guarantee for the $2.2 million in debt of Iroquois West Bottling Ltd. provided in January 2002 and guarantees of certain trade payables of Premium Beverage Packers Inc. with three raw material suppliers.

recognition policies, as described in note 1 to the consolidated financial statements, are considered to be standard.

NEW ACCOUNTING STANDARD

In June 2001, The Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. Cott has adopted SFAS No. 142 for goodwill and intangible assets acquired after June 30, 2001 and will adopt the standard prospectively for goodwill and intangible assets existing at June 30, 2001 in 2002. Under this standard, goodwill will no longer be amortized but will be subject to an annual impairment test based on fair values rather than net recoverable amount. The standard also requires that intangible assets be amortized unless their useful lives extend beyond the foreseeable future. All intangible assets are subject to an annual impairment test. Amortization expense in 2001 relating to goodwill that will no longer be amortized was $3.7 million.

An impairment test of goodwill is required upon adoption of the standard. As a result of the change in rules, goodwill relating to the U.K. reporting unit could be impaired. However, this analysis has not yet been finalized. The maximum exposure is $45 million. An impairment loss, if any, will be recorded in the first quarter of 2002 as a change in accounting principle.

CANADIAN GAAP

Consolidated financial statements in accordance with CanadianGAAP are made available to all shareowners and are filed with Canadian regulatory authorities. Under Canadian GAAP in 2001, Cott reported net income of $30.2 million and total assets of $766.6 million compared to the net income and total assets under U.S. GAAP of $39.9 million and $1,065.4 million, respectively.

Under Canadian GAAP, the 2005 & 2007 Notes were considered discharged on December 21, 2001 when the funds to redeem the notes were transferred to the trustee. As a result, debt extinguishment costs of $10.9 million, net of a $5.2 million recovery of taxes, were recorded in 2001 under Canadian GAAP in results from continuing operations. Under U.S. GAAP, the 2005 & 2007 Notes were considered discharged when they were redeemed on January 22, 2002. Extinguishment costs of $9.6 million, net of a $4.5 million recovery of taxes, will be recorded as an extraordinary item in the first quarter of 2002 under U.S. GAAP. The amount of extinguishment costs differed as accrued interest from December 21, 2001 to January 22, 2002 is included in extinguishment costs under Canadian GAAP and as interest expense under U.S. GAAP.

Under Canadian GAAP in 2000, Cott reported net income of $24.4 million and total assets of $624.1 million compared to the net income and total assets under U.S. GAAP of $25.4 million and $621.6 million.

2000 VERSUS 1999

RESULTS OF OPERATIONS

Income from continuing operations in 2000 was $26.6 million or $0.40 per diluted share as compared with $21.4 million or $0.32 per diluted share in 1999. Income from continuing operations, excluding the impact of unusual items and the 1999 gain on sale of an equity investment in Menu Foods, was $25.1 million or $0.38 per diluted share in 2000 versus $16.5 million or $0.25 per diluted share in 1999. Net income was $25.4 million or $0.38 per diluted share compared with $18.5 million or $0.28 per diluted share in 1999.

SALES - Sales in 2000 were $990.6 million compared with $993.7 million in 1999. Excluding the impact of the Concord acquisition in 2000 and the divestitures in 1999, sales of $975.7 million in 2000 were up 0.3%
compared with 1999. Cott's focus on core strategy contributed to a 7.5% improvement in volume to the top 15 customers, representing almost three quarters of Cott's business.

In the U.S., sales of $657.3 million in 2000 were up 10.1% from 1999. The Concord acquisition added $14.9 million to sales in 2000 and the integration of this business continues on track. Excluding the impact of the Concord acquisition, sales were up 7.6% in the U.S. on a volume increase of 4.6%. The take home carbonated soft drink volume in the food, drug and mass merchandise channel increased 2.2% according to IRI 52 week data for the period ending December 2000. Sales volume to the top 10 customers for 2000 increased 15.5% compared with 1999, with higher sales to key customers more than offsetting the reduction in sales due to the rationalization program Cott began in 1998.

As part of the 1998 rationalization program, Cott evaluated its product offerings and eliminated small and unprofitable product lines, reducing SKU count by 25% - 35%. Rationalization had an adverse impact on sales but improved gross margins and helped reduce working capital in 2000.

In 2000, sales in Canada of $169.7 million were down 1.4% from 1999, primarily due to rationalization of export and spring water businesses and the impact of an unseasonably cool summer. Excluding the rationalized businesses, sales increased 4.8%. Equivalent case volume to the top 5 customers, excluding rationalized water sales, was up 2.0% over the prior year primarily due to sales of new products.

Sales for the U.K. & International segment were $162.6 million in 2000, down 22.4% compared with $210.7 million in 1999. Sales volume to the top 10 U.K. & International customers decreased 7.0%. Excluding 1999 divestitures and the impact of a weaker pound sterling compared with the U.S. dollar, sales decreased by 15.7%, primarily the result of continued customer and SKU rationalization and intense price competition.

GROSS PROFIT - Gross profit was 16.7% of sales for 2000 compared with 14.7% in 1999. The 2.0 percentage point improvement reflects Cott's success in its fix the cost structure strategy. This strategy included cutting unprofitable SKUs, rationalizing the customer base and introducing performance measures and accountabilities at all levels of Cott. These efforts resulted in better margins in all three geographic segments.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") - SG&A was $91.3 million in 2000, down 9.4% from $100.8 million for 1999. Reductions were primarily due to lower head count and related costs, improved cost controls, reduction in uncollectible accounts and the weakness in the pound sterling compared with the U.S. dollar.

UNUSUAL ITEMS - In the fourth quarter of 2000, Cott sold its PET preform operations in the U.K. for $2.7 million in cash at closing and $4.4 million payable over the next two years. A gain of $1.7 million was recorded in unusual items on the disposal of this non-core business. The remaining unusual gains in the year reflected minor changes in prior year estimates as described in note 2 to the financial statements.

INTEREST EXPENSE - Net interest expense was $30.1 million for the year ended December 30, 2000 as compared with $34.6 million for 1999. Interest on long-term debt decreased $2.0 million as a result of lower average long-term debt balances compared with 1999 and the early repayment of the U.K. term loan in 2000. Significant debt repayments were made throughout 1999. The remaining decrease in net interest resulted from lower short-term interest expense and higher interest income as cash flow improvements led to higher average net cash balances over 2000.

INCOME TAXES - Cott recorded an income tax provision of $20.6 million on pretax income of $47.2 million compared with a recovery of $3.8 million in 1999 on pretax income of $16.7 million. In 1999, Cott recorded the tax benefit of prior period loss carryforwards, not previously recognized, by decreasing the valuation allowance. Cott expects to be able to utilize these prior period tax loss carryforwards as a result of a corporate reorganization in 1999.

EXTRAORDINARY ITEM - In the fourth quarter of 2000, Cott repaid the $30.6 million remaining balance of its U.K. term loan from cash-on-hand. A charge of $1.7 million, before taxes of $0.5 million, was recorded as an extraordinary item in the financial statements. This charge represents the write off of the unamortized balance of deferred financing fees and the cost to unwind a related interest rate swap agreement.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION - Operating cash flow after capital expenditures was $67.6 million in 2000, up $29.2 million from $38.4 million in 1999. Most of the improvement in 2000 was the result of increased earnings. The level of non-cash working capital continued to improve during 1999 and 2000, generating $5.5 million in cash in 2000 and $8.4 million in 1999.

Operating cash flow, along with proceeds from divestitures, was used to fund the cash portion of the Concord acquisition and repay $38.7 million in long-term debt and $3.0 million in short-term borrowings, excluding borrowings for the Concord acquisition. Cash and cash equivalents increased $4.6 million to $7.2 million as of December 30, 2000.

INVESTING ACTIVITIES - In 2000, Cott's primary investing activities included the Concord Acquisition and substantial completion of the previously announced divestiture program. Cott purchased the assets of the private label and VintageTM brand seltzer water businesses of the Concord Beverage Company in October 2000 for $73.4 million, including acquisition costs. The Concord acquisition, including costs, was funded using $35.0 million from cash-on-hand in the U.S. operation as well as $20.5 million in borrowings on Cott's existing committed credit facility and two notes payable to the seller that were paid in October 2001 totaling $17.9 million. The purchased assets included $15.0 million in working capital and property, plant and equipment, $18.0 million for trademarks, $25.0 million for a customer list and $15.4 million in goodwill.

Divestitures, primarily the PET preform manufacturing and blow molding operations in the U.S. and the preform manufacturing operations in the U.K., generated $18.9 million in cash in 2000 that was used primarily to reduce debt.

In 2000, the Company completed its previously announced divestiture program except for a 7.6% interest in Menu Foods Corporation, the parent company of the private label pet food producer Menu Foods Limited. Menu Foods Corporation has the option to purchase all of Cott's remaining shares for amounts in excess of the carrying value before August 2004.

CAPITAL EXPENDITURES - Capital expenditures were $23.9 million in 2000 as compared with $18.5 million in 1999. Major expenditures in 2000 included $3.2 million to install a new filling line and $1.9 million to upgrade an existing line in U.S. manufacturing facilities. In addition, $2.0 million was spent in 2000 to update and standardize information and accounting systems throughout Cott.

DIVIDEND PAYMENTS - No dividends were paid in 2000 due to restrictions imposed under the terms of the 2005 & 2007 Notes and Cott's credit facility.

LONG TERM DEBT - As of December 30, 2000, the long-term debt totaled $281.2 million, consisting of $276.4 million in 2005 & 2007 Notes and $4.8 million of other term debt. On November 30, 2000, Cott repaid the remaining balance of its U.K. term bank loan.

OUTLOOK

Cott's ongoing focus is to increase sales, market share and profitability for Cott and its customers. The carbonated soft drink industry continues to experience positive growth, especially in the U.S. Facing price competition from heavily promoted global and regional brands, Cott's major opportunity for growth depends on management's execution of this focus and on retailers' continued commitment to their retailer brand soft drink programs.

In 2002, Cott will continue to strive to expand the business through growth with key customers, the pursuit of new customers and channels and through new acquisitions and alliances. Cott is not able to accurately predict the success or timing of such efforts. At this point, sales are expected to grow between 8% and 10% for 2002. Along with sales growth from major customers, management also believes there are significant opportunities for growth in the U.S. market as retailer brand penetration is not currently as high as in other markets. The Canadian division has already completed acquisitions for 2002 that will enable it to take advantage of the growth in the bottled water category. Cott is currently re-examining its business in the U.K. This segment has under-performed over the past several years as a result of difficult market conditions.

As of the date of this report, Cott expects 2002 earnings per share, on a diluted basis, to rise to $0.70 to $0.72 before an extraordinary loss of $9.6 million ($0.14 per diluted share) resulting from the early redemption of the 2005 & 2007 Notes and any non-cash goodwill impairment write down in the U.K. associated with the implementation of SFAS 142.

Risks and Uncertainties

Risks and uncertainties include national brand pricing strategies, commitment of major customers to retailer brand programs, stability of procurement costs for items such as sweetener, packaging materials and other ingredients, the successful integration of new acquisitions, ability to protect intellectual property and fluctuations in interest rates and foreign currencies versus the U.S. dollar.

COMPETITIVE ENVIRONMENT - In comparison to the major national brand soft drink manufacturers, Cott is a relatively small participant in the industry. The main risk to Cott's sales and operating income is the highly competitive environment in which it operates. Cott faces competition from the national brands in all of its markets and from other retailer brand beverage manufacturers in the U.S. and the U.K. Cott's profitability in 2002 may be adversely affected to the extent the national brand manufacturers reduce their selling prices or increase the frequency of their promotional activities in Cott's core markets or customers do not allocate adequate shelf space for beverages supplied by Cott.

RELIANCE ON MAJOR CUSTOMERS - Sales to Cott's top two customers in 2001 accounted for 50% (2000 - 48%) of the Company's total sales revenues and sales to the top ten customers were 72% of total sales revenues. The loss of a significant customer, or customers which in the aggregate represent a significant portion of Cott's sales, could have a material adverse effect on Cott's operating results and cash flows.

STABILITY OF PROCUREMENT COSTS - Cott is subject to commodity price risk arising from the price movement for certain commodities included as part of raw materials. Cott has a variety of suppliers for many of its materials, and it maintains long-standing relationships with many of its suppliers. Replacing key raw material suppliers may increase or decrease raw material costs. An increase could have a material adverse effect on Cott's results of operations.

Cott has long-term agreements with respect to key raw materials. The majority of the contracts allow suppliers to alter the costs they charge based on changes in commodity costs, and in some cases other factors, at certain predetermined times and subject to defined guidelines. As a result, Cott bears the risk of shifts in the market costs of these commodities. Cott does not use derivative instruments to manage this risk.

INTEGRATION OF ACQUIRED BUSINESSES - Cott has undertaken several acquisitions in the past two years and its business strategy is to continue to expand its business, in part through acquisitions. To succeed with this strategy, Cott must identify appropriate acquisition or strategic alliance candidates and then manage and integrate the acquisitions or alliances with its existing business. The anticipated efficiencies and other benefits of the acquisitions or alliances may not be realized if Cott is unable to successfully integrate the acquired businesses

PROTECTION OF INTELLECTUAL PROPERTY - Cott's success depends, in part, on its intellectual property, including the right to manufacture its concentrate formulas. If it is unable to protect its intellectual property or competitors independently develop similar intellectual property, Cott's competitive position could be weakened.

FOREIGN EXCHANGE - Cott is exposed to changes in foreign currency exchange rates. Operations outside of the U.S. account for approximately 28% of 2001 sales and 34% of 2000 sales and are concentrated principally in the U.K. and Canada. Cott does not currently use derivative instruments to hedge foreign currency exchange rate exposure.

DEBT OBLIGATIONS AND INTEREST RATES - Cott had a net-debt to net-debt-plus-equity ratio of 66.9% as of December 29, 2001 (2000 - 66.2%) and is subject to the risks associated with this level of debt. A significant portion of cash flow will be used to make debt service payments and debt levels could limit Cott's financial flexibility and ability to obtain favorable financing for future acquisitions.

Cott is exposed to changes in interest rates. Taking into effect the redemption of the 2005 & 2007 Notes in January 2002, 26% of its outstanding long-term debt is subject to interest at variable rates. In 2000, none of Cott's long-term debt was subject to interest at variable rates. Cott regularly reviews the structure of its indebtedness and considers changes to its proportion of floating versus fixed rate debt through refinancing, interest rate swaps or other measures in response to the changing economic environment. Cott does not currently use derivative instruments to hedge interest rate exposure.

The information below summarizes Cott's market risks associated with debt obligations as of December 29, 2001 and December 30, 2000. The table presents principal cash flows and related interest rates by year of maturity. Principal payments on the variable rate term loan are prescribed payments under the agreement and do not include additional annual repayments, starting in 2003, of 50% of the previous year's excess cash flows. Variable rates disclosed represent the actual weighted average rates at year end.

                                                      FOR THE YEAR ENDED DECEMBER 29, 2001
                      ----------------------------------------------------------------------------------------------------
                                                                                         There-                     Fair
(in millions)            2002         2003         2004         2005         2006        after         Total        Value
                      ---------    ---------    ---------    ---------    ---------    ----------    ---------    --------
DEBT
Fixed rate(4)         $   0.4      $    0.4     $    0.2     $    -       $    -       $   275.0     $   276.0    $  271.2
                      ---------    ---------    ---------    ---------    ---------    ----------    ---------    --------
Weighted average          9.0%         10.5%         8.8%         -            -           8.0%            8.5%
   interest rate
                      ---------    ---------    ---------    ---------    ---------    ----------    ---------    ---------
Variable rate         $   5.0      $   13.5     $   10.0     $   10.0     $   58.0     $     -       $    96.5    $   97.5
                      ---------    ---------    ---------    ---------    ---------    ----------    ---------    ---------
Weighted average
   interest rate          5.4%          5.4%         5.4%         5.4%         5.4%          -            5.4%
                      ---------    ---------    ---------    ---------    ---------    ----------    ---------    ---------

LEGAL MATTERS - In 2000, Cott signed a worldwide, multi-year contract with Crown, Cork and Seal Company, Inc. ("CCS"), a major packaging material supplier. In November 2001, CCS filed suit against Cott seeking damages and to terminate the contract. Cott filed its defenses and a counterclaim. The lawsuit was settled on February 22, 2002 in a manner which does not have material adverse affect on Cott's financial position and results of operations. As part of the settlement, Cott entered into a new multi-year contract that phases in price increases over a 4-year period.

The Environmental Protection Act (Ontario) and applicable regulations thereunder (collectively the "Ontario Act") provide that a minimum percentage of a bottler's soft drink sales, by volume, must be made in refillable containers. Attempts to improve sales in refillable containers have been undertaken, however, Cott, along with other industry participants, is not in compliance with the Ontario Act. The requirements under the Ontario Act are not presently being enforced. If enforced, they could result in reduced margins in the 750 ml refillable glass package, potential fines and the prohibition of sales of soft drinks in non-refillable containers in Ontario. Although Cott continues to work with industry groups to review possible alternatives, the success of such efforts cannot be predicted and such requirements are ultimately beyond industry control.

FORWARD-LOOKING STATEMENTS - In addition to historical information, this report contains statements relating to future events and Cott's future results. These statements are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements that relate to projections of revenues, earnings, earnings per share, cash flows, capital expenditures or other financial items, discussions of estimated future revenue enhancements and cost savings. These statements also relate to Cott's business strategy, goals and expectations concerning its market position, future operations, margins, profitability, liquidity and capital resources. Generally, words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and similar terms and phrases are used to identify forward-looking statements.

Although the Company believes the assumptions underlying these forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be incorrect. Cott's operations involve risks and uncertainties, many of which are outside its control, and any one or a combination of which could also affect whether the forward-looking statements ultimately prove to be correct.

--------
(4)  Net of cash held in trust to repay the 2005 & 2007 Notes.

The following are some of the factors that could affect Cott's financial performance, including but not limited to sales, earnings and cash flows, or could cause actual results to differ materially from estimates contained in or underlying the forward-looking statements:

o Loss of key customers, particularly Wal-Mart, and the commitment of Cott's private label beverage customers to their private label beverage programs;

o Increases in competitor consolidations and other market-place competition, particularly among branded beverage products;

o Cott's ability to identify and acquire acquisition candidates and to integrate into its operations the businesses and product lines that are acquired;

o Fluctuations in the cost and availability of beverage ingredients and packaging supplies and Cott's ability to maintain favorable arrangements and relationships with suppliers;

o Unseasonably cold or wet weather, which could reduce demand for Cott's beverages;

o Cott's ability to protect the intellectual property inherent in new and existing products;

o Adverse rulings, judgments or settlements in Cott's existing litigation, and the possibility that additional litigation will be brought against the Company;

o Product recalls or changes in or increased enforcement of the laws and regulations that affect Cott's business;

o Currency fluctuations that adversely affect the U.S. dollar exchange with the pound sterling, the Canadian dollar and other currencies;

o    Changes in interest rates;

o Changes in consumer tastes and preference and market demand for new and existing products;

o    Changes in general economic and business conditions; and

o    Increased acts of terrorism or war.

The foregoing list of important factors is not exclusive or exhaustive. Many of these factors are described in greater detail in other filings with the SEC. All future written and oral forward-looking statements attributable to Cott or persons acting on Cott's behalf are expressly qualified in their entirety by the previous statements. These statements are made as of the date of this report. Cott undertakes no obligation to update any information contained in this report or to publicly release the results of any revisions to forward-looking statements to reflect events or circumstances that the Company may become aware of after the date of this report.

Undue reliance should not be placed on forward-looking statements.

REPORT OF MANAGEMENT

The accompanying consolidated financial statements have been prepared by the management of the Company in conformity with generally accepted accounting principles in the United States to reflect the financial position of the Company and its operating results. Financial information appearing throughout this Annual Report is consistent with that in the consolidated financial statements. Management is responsible for the information and representations in such consolidated financial statements, including the estimates and judgments required for their preparation.

In order to meet its responsibility, management maintains a system of internal controls including policies and procedures designed to provide reasonable assurance that assets are safeguarded and reliable financial records are maintained. The Company has contracted with Arthur Andersen LLP to provide internal audit services including monitoring and reporting on the adequacy of and compliance with internal controls. The internal audit function reports regularly to the Audit Committee of the Board of Directors and the Company takes such actions as are appropriate to address control deficiencies and other opportunities for improvement as they are identified.

The report of PricewaterhouseCoopers LLP, the Company's independent accountants, covering their audit of the consolidated financial statements, is included in this Annual Report. Their independent audit of the Company's financial statements includes a review of internal accounting controls to the extent they consider necessary as required by generally accepted auditing standards. The Company used PricewaterhouseCoopers LLP for external audit, tax compliance and related assurance services in 2001 and plans to engage them exclusively for these services in the future.

The Board of Directors annually appoints an Audit Committee, consisting of at least three outside directors. The Audit Committee meets with management, internal auditors and the independent accountants to review any significant accounting and auditing matters and to discuss the results of audit examinations. The Audit Committee also reviews the consolidated financial statements, the Report of Independent Accountants and other information in the Annual Report and recommends their approval to the Board of Directors.


/s/ Frank E. Weise III                     /s/ Raymond P. Silcock


Frank E. Weise III                         Raymond P. Silcock
Chairman, President & Chief                Executive Vice President & Chief
Executive Officer                          Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREOWNERS OF COTT CORPORATION

We have audited the consolidated balance sheets of COTT CORPORATION as of December 29, 2001 and December 30, 2000 and the consolidated statements of income, shareowners' equity and cash flows for each of the three years in the period ended December 29, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2001 and December 30, 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2001 in accordance with generally accepted accounting principles in the United States.

On January 30, 2002 we reported separately, in accordance with generally accepted auditing standards in Canada, to the shareowners of COTT CORPORATION on consolidated financial statements for each of the three years in the period ended December 29, 2001, prepared in accordance with generally accepted accounting principles in Canada.



/s/ PricewaterhouseCoopers LLP

Toronto, Ontario
January 30, 2002

COTT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(in millions of U.S. dollars, except per share amounts)

                                                                       FOR THE YEARS ENDED
                                                             ----------------------------------------
                                                             DECEMBER 29,   DECEMBER 30,   JANUARY 1,
                                                                 2001           2000         2000
                                                             -----------    -----------    ----------
SALES                                                        $   1,090.1     $   990.6     $   993.7

Cost of sales                                                      902.7         825.5         847.9
                                                             -----------     ---------     ---------
GROSS PROFIT                                                       187.4         165.1         145.8

Selling, general and administrative expenses                        94.1          91.3         100.8
Unusual items - note 2                                              --            (2.1)         (1.2)
                                                             -----------     ---------     ---------
OPERATING INCOME                                                    93.3          75.9          46.2

Other income, net - note 3                                          (2.4)         (1.4)         (5.1)
Interest expense, net - note 4                                      32.2          30.1          34.6
Minority interest                                                    0.4          --            --
                                                             -----------     ---------     ---------
INCOME BEFORE INCOME TAXES AND EQUITY INCOME                        63.1          47.2          16.7

Income taxes - note 5                                              (23.2)        (20.6)          3.8
Equity income                                                       --            --             0.9
                                                             -----------     ---------     ---------
INCOME FROM CONTINUING OPERATIONS                                   39.9          26.6          21.4

Cumulative effect of change in accounting principle,
net of tax - note 6                                                 --            --            (2.1)
Loss from discontinued operations - note 7                          --            --            (0.8)
Extraordinary item - note 8                                         --            (1.2)         --
                                                             -----------     ---------     ---------
NET INCOME - note 9                                          $      39.9     $    25.4     $    18.5
                                                             ===========     =========     =========

PER SHARE DATA - note 10
    INCOME PER COMMON SHARE - BASIC
    Income from continuing operations                        $       0.66    $     0.44    $     0.35
    Cumulative effect of change in accounting principle      $      --       $    --       $    (0.03)
    Discontinued operations                                  $      --       $    --       $    (0.01)
    Extraordinary item                                       $      --       $    (0.02)   $    --
    Net income                                               $       0.66    $     0.42    $     0.31

    INCOME PER COMMON SHARE - DILUTED
    Income from continuing operations                        $       0.58    $     0.40    $     0.32
    Cumulative effect of change in accounting principle      $      --       $    --       $    (0.03)
    Discontinued operations                                  $      --       $    --       $    (0.01)
    Extraordinary item                                       $      --       $    (0.02)   $    --
    Net income                                               $       0.58    $     0.38    $     0.28


  The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
(in millions of U.S. dollars)

                                                                          DECEMBER 29,  DECEMBER 30,
                                                                              2001          2000
                                                                          ----------    -----------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                                 $      3.9     $    7.2
Cash in trust - note 17 (b)                                                    297.3         --
Accounts receivable - note 11                                                  122.0        109.0
Inventories - note 12                                                           68.2         64.0
Prepaid expenses                                                                 3.4          2.2
                                                                          ----------     --------
                                                                               494.8        182.4

PROPERTY, PLANT AND EQUIPMENT - note 13                                        246.9        245.0

GOODWILL - note 14                                                             114.1        115.2

INTANGIBLES AND OTHER ASSETS - note 15                                         209.6         79.0
                                                                          ----------     --------
                                                                          $  1,065.4     $  621.6
                                                                          ----------     --------

LIABILITIES

CURRENT LIABILITIES
Short-term borrowings - note 16                                           $     34.2     $   36.6
Current maturities of long-term debt - note 17                                 281.8          1.6
Accounts payable and accrued liabilities - note 18                             125.4        114.5
Discontinued operations - note 7                                                --            0.6
                                                                          ----------     --------

                                                                               441.4        153.3

LONG-TERM DEBT - note 17                                                       359.5        279.6

OTHER LIABILITIES - note 19                                                     41.0         30.2
                                                                          ----------     --------

                                                                               841.9        463.1
                                                                          ----------     --------

MINORITY INTEREST                                                               28.1         --

SHAREOWNERS' EQUITY

CAPITAL STOCK - note 20
         Common shares - 61,319,807 shares issued                              197.1        189.1
         Second preferred shares, Series 1 - 4,000,000 shares issued            40.0         40.0

RETAINED EARNINGS (DEFICIT)                                                      2.0        (37.9)

ACCUMULATED OTHER COMPREHENSIVE INCOME                                         (43.7)       (32.7)
                                                                          ----------     --------
                                                                               195.4        158.5
                                                                          ----------     --------
                                                                          $  1,065.4     $  621.6
                                                                          ----------     --------

APPROVED BY THE BOARD OF DIRECTORS

/s/ Serge Gouin         Director            /s/ C. Hunter Boll          Director
----------------------                     --------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION
CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

--------------------------------------------------------------------------------
(in millions of U.S. dollars)

                                                                                               ACCUMULATED
                                         NUMBER OF                               RETAINED         OTHER
                                          COMMON        COMMON      PREFERRED   EARNINGS/    COMPREHENSIVE      TOTAL
                                          SHARES        SHARES        SHARES     (DEFICIT)       INCOME         EQUITY
                                         ---------      ------      ---------   ----------   -------------      ------
                                           (in
                                         thousands)

Balance at January 2, 1999                59,837         189.0         40.0        (81.8)         (25.2)         122.0

Comprehensive income - note 9
     Currency translation adjustment          --            --           --           --            1.8            1.8
     Net income                               --            --           --         18.5           --             18.5
                                          ------        ------        -----        -----         ------         ------
Balance at January 1, 2000                59,837         189.0         40.0        (63.3)         (23.4)         142.3

Options exercised - note 21                   31           0.1           --           --            --             0.1
Comprehensive income - note 9
     Currency translation adjustment          --            --           --           --           (9.3)          (9.3)
     Net income                               --            --           --         25.4            --            25.4
                                          ------        ------        -----        -----         ------         ------
Balance at December 30, 2000              59,868         189.1         40.0        (37.9)         (32.7)         158.5

Options exercised - note 21                1,452           8.0           --           --            --             8.0
Comprehensive income - note 9
     Currency translation adjustment          --            --           --           --          (11.0)         (11.0)
     Net income                               --            --           --         39.9            --            39.9
                                          ------        ------        -----        -----         ------         ------
Balance at December 29, 2001              61,320        $197.1        $40.0        $ 2.0         $(43.7)        $195.4
                                          ------        ------        -----        -----         ------         ------

  The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
(in millions of U.S. dollars)

                                                                       FOR THE YEARS ENDED
                                                            ---------------------------------------
                                                            DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                                2001          2000          2000
                                                            ------------  ------------   ----------
OPERATING ACTIVITIES
Income from continuing operations                            $   39.9       $  26.6       $  21.4
Depreciation and amortization                                    40.2          37.4          37.5
Amortization of financing fees                                    1.9           1.6           1.6
Deferred income taxes                                             9.3          20.1          (6.1)
Minority interest                                                 0.4            --           --
Gain on disposal of equity investment                              --            --          (5.9)
Other non-cash items                                             (0.7)          0.3            --
Net change in non-cash working capital from continuing
operations - note 22                                              2.4           5.5           8.4
                                                             --------       -------       -------
Cash provided by operating activities                            93.4          91.5          56.9
                                                             --------       -------       -------
INVESTING ACTIVITIES
Additions to property, plant and equipment                      (35.8)        (23.9)        (18.5)
Acquisitions - note 23                                         (127.6)        (55.5)        (25.0)
Proceeds from disposal of businesses                              3.5          18.9          39.1
Proceeds from disposal of property, plant and equipment           2.0           1.9           1.4
Other                                                            (0.7)         (3.8)         (2.6)
                                                             --------       -------       -------
Cash used in investing activities                              (158.6)        (62.4)         (5.6)
                                                             --------       -------       -------
FINANCING ACTIVITIES
Issue of long-term debt                                         367.4            --            --
Increase in cash in trust                                      (297.3)           --            --
Payments of long-term debt                                       (7.2)        (38.7)        (52.0)
Short-term borrowings                                            (2.5)         17.5         (24.4)
Debt issue costs                                                 (5.0)           --            --
Distributions to subsidiary minority shareowner                  (0.7)           --            --
Issue of common shares                                            8.0           0.1            --
Other                                                              --          (2.1)           --
                                                             --------       -------       -------
Cash provided by (used in) financing activities                  62.7         (23.2)        (76.4)
                                                             --------       -------       -------

Net cash used in discontinued operations                         (0.6)         (0.4)         (1.0)

Effect of exchange rate changes on cash and cash
equivalents                                                      (0.2)         (0.9)          0.6
                                                             --------       -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (3.3)          4.6         (25.5)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      7.2           2.6          28.1
                                                             --------       -------       -------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $    3.9       $   7.2       $   2.6
                                                             --------       -------       -------


  The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     These consolidated financial statements have been prepared in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP") and using the U.S. dollar as the reporting currency, as the majority of the Company's business and the majority of its shareowners are in the United States. Consolidated financial statements in accordance with Canadian GAAP, in U.S. dollars, are made available to all shareowners and are filed with various Canadian regulatory authorities.

     Comparative amounts in prior years have been reclassified to conform to the financial statement presentation adopted in the current year.

     BASIS OF CONSOLIDATION

     The financial statements consolidate the accounts of the Company and its wholly owned and majority owned subsidiaries where it exercises control over the majority of the voting rights. All significant inter-company accounts and transactions are eliminated upon consolidation.

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

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at the lower of cost less accumulated depreciation or fair value. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

       Buildings                                              20 to 40 years
       Machinery and equipment                                 7 to 15 years
       Furniture and fixtures                                  3 to 10 years
       Computer hardware and software                           3 to 5 years
       Plates and films                                              3 years

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     The Company periodically compares the carrying value of property, plant and equipment to the estimated undiscounted future cash flows that may be generated by the related assets and recognizes in net income any impairment to fair value.

     GOODWILL

     Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill purchased prior to June 30, 2001 is amortized using the straight-line method over its estimated period of benefit, not exceeding 40 years. The Company annually compares the carrying value of the goodwill to the estimated undiscounted future cash flows that may be generated by the related businesses and recognizes in net income any impairment to fair value.

     Goodwill acquired subsequent to June 30, 2001 is not amortized. The Company compares the carrying amount of the goodwill to the fair value, at least annually, and recognizes in net income any impairment in value.

     INTANGIBLES AND OTHER ASSETS

     Issuance costs for credit facilities and long-term debt are deferred and amortized over the term of the credit agreement or related debt, respectively.

     Rights to manufacture concentrate formulas, with all the related inventions, processes and technical expertise, are recorded as intangible assets at the cost of acquisition. The rights were acquired subsequent to June 30, 2001 and are not amortized as their useful lives extend indefinitely. The Company compares the carrying amount of the rights to their fair value, at least annually, and recognizes in net income any impairment in value.

     Customer lists represent the cost of acquisition for the right to sell to specific customers and are amortized over 15 years. Trademarks are recorded at the cost of acquisition and are amortized over 15 years. The Company periodically compares the carrying value of the customer lists and trademarks to the estimated undiscounted future cash flows that may be generated by the related businesses and recognizes in net income any impairment to fair value.

     REVENUE RECOGNITION

     The Company recognizes sales upon shipment of goods to customers.

     SHIPPING AND HANDLING COSTS

     The Company records shipping and handling costs as incurred and includes these costs as a component of cost of sales.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

     TAXATION

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using currently enacted income tax rates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, cash in trust, receivables, payables, short-term borrowings, long-term debt and deferred consideration on acquisitions approximate their respective fair values, except as otherwise indicated.

     COMPREHENSIVE INCOME

     Comprehensive income is comprised of net income adjusted for changes in the cumulative foreign currency translation adjustment account.

     NEW ACCOUNTING STANDARDS

     In June 2001, The Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill will no longer be amortized but will be subject to an annual impairment test. A goodwill impairment loss will be recognized in net income if the fair value of the goodwill is less than its carrying amount. The standard also requires that intangible assets with indefinite lives are not amortized but will also be subject to an annual impairment test, comparing fair values to carrying amounts. Use of the undiscounted future cash flow method for calculating whether impairment exists with respect to goodwill and intangibles with indefinite lives is no longer allowable under the new standard.

     The Company has adopted SFAS No. 142 for goodwill and intangible assets acquired subsequent to June 30, 2001 and will adopt the standard prospectively for goodwill and intangible assets existing at June 30, 2001 in 2002. An impairment test of the goodwill is required as of December 30, 2001 upon adoption of the standard. There is potential impairment of the goodwill relating to the United Kingdom (U.K.) reporting unit as a result of the change in rules. However, this analysis has not yet been finalized. The total amount of goodwill in the U.K. is $45 million. An impairment loss, if any, will be recorded in the first quarter of 2002 as a change in accounting principle.

     The goodwill amortization charged on the consolidated statement of income in 2001 was $3.7 million. The Company will continue to amortize intangible assets acquired prior to June 30, 2001, other than goodwill, over their estimated useful lives.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 2 - UNUSUAL ITEMS

     The utilization of the prior period's unusual items charge provided in the consolidated statement of income during the three years ended December 29, 2001 is as follows:

                                     PROPERTY, PLANT    WRITEDOWNS OF      (GAIN) LOSS
                                      RESTRUCTURING    & EQUIPMENT AND      BUSINESSES     ON DISPOSAL
                                          COSTS           INVENTORY       HELD FOR SALE    OF BUSINESS
                                           (A)          IMPAIRMENT (B)         (C)              (D)          TOTAL
                                     ---------------   ---------------    -------------    -----------      -------

     ORIGINAL CHARGE                     $  25.8           $  28.3           $  17.8           $  5.3        $  77.2

     1998 & 1999 spending and
        realization                        (19.7)            (25.2)            (19.3)            (5.3)         (69.5)
     1999 unusual item
        Modification and changes in         (2.0)             (3.1)              1.5             --             (3.6)
           estimate
        1999 provision                       0.6              --                 1.8             --              2.4
                                         -------           -------           -------           ------        -------
           Subtotal                         (1.4)             (3.1)              3.3             --             (1.2)
                                         -------           -------           -------           ------        -------
     BALANCE AT JANUARY 1, 2000              4.7              --                 1.8             --              6.5

     Spending and realization               (2.9)             --                (1.0)             1.7           (2.2)
     2000 unusual item
        Modification and changes in         (0.2)             --                (0.2)            --             (0.4)
           estimate
        2000 provision                      --                --                --               (1.7)          (1.7)
                                         -------           -------           -------           ------        -------
           Subtotal                         (0.2)             --                (0.2)            (1.7)          (2.1)
                                         -------           -------           -------           ------        -------
     BALANCE AT DECEMBER 30, 2000            1.6              --                 0.6             --              2.2

     Spending and realization               (0.6)             --                --               --             (0.6)
                                         -------           -------           -------           ------        -------
     BALANCE AT DECEMBER 29, 2001        $   1.0           $  --             $   0.6           $ --          $   1.6
                                         =======           =======           =======           ======        =======

     All restructuring activities have been completed. The remaining restructuring provision of $1.0 million primarily represents contractual obligations expiring in subsequent years.

     (a) In 1998, the Company recorded the original charge of $25.8 million for a restructuring program undertaken by the Company to focus on businesses in core markets, fix its cost structure and strengthen the management team. The restructuring charge represented expected cash payments before proceeds from sales of assets and businesses.

         Changes in estimates resulted in reductions of $0.2 million and $2.0 million in the years ended December 30, 2000 and January 1, 2000, respectively, relating to prior period restructuring charges. During the year ended January 1, 2000, the Company recorded an additional $0.6 million charge ($0.4 million after tax or $0.01 per share) related to severances for 14 employees.

     (b) The original charge of $28.3 million was recorded in 1998 to write down assets to net realizable value in connection with manufacturing rationalization, discontinued products or customers, and expected divestitures of certain investments and manufacturing facilities.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 2 - UNUSUAL ITEMS (continued)

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

    (d) During the year ended December 30, 2000, the Company disposed of its preform blow molding operation in the United Kingdom and recorded a $1.7 million gain on disposal. Proceeds of disposal included deferred consideration of $4.4 million ((pound)3.0 million) payable by the acquirer over the period to October 2003.


     NOTE 3 - OTHER INCOME, NET

                                                   DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                       2001          2000          2000
                                                   ------------  ------------   ----------
                                                         (in millions of U.S. dollars)
     Foreign exchange (gain) loss                     $ (2.3)       $ (1.3)       $  0.4
     Gain on disposal of equity investment in
              Menu Foods Limited                        --            --            (5.9)
     Other                                              (0.1)         (0.1)          0.4
                                                      ------        ------        ------
                                                      $ (2.4)       $ (1.4)       $ (5.1)
                                                      ======        ======        ======


     NOTE 4 - INTEREST EXPENSE, NET

                                                   DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                       2001          2000          2000
                                                   ------------  ------------   ----------
                                                         (in millions of U.S. dollars)
     Interest on long-term debt                       $ 32.5        $ 31.2        $ 33.2
     Other interest                                      1.3           0.9           2.6
     Interest income                                    (1.6)         (2.0)         (1.2)
                                                      ------        ------        ------
                                                      $ 32.2        $ 30.1        $ 34.6
                                                      ======        ======        ======

     Interest paid during the year was approximately $30.1 million ($22.8 million - December 30, 2000; $36.0 million - January 1, 2000).

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 5 - INCOME TAXES

     Income before income taxes and equity income consisted of the following:

                                                   DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                       2001          2000          2000
                                                   ------------  ------------   ----------
                                                         (in millions of U.S. dollars)
     Canada                                           $  9.3      $    4.7        $  2.7
     Outside Canada                                     53.8          42.5          14.0
                                                      ------        ------        ------
                                                      $ 63.1        $ 47.2        $ 16.7
                                                      ======        ======        ======


     Recovery of (provision for) income taxes consisted of the following:

                                                   DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                       2001          2000          2000
                                                   ------------  ------------   ----------
                                                         (in millions of U.S. dollars)
     CURRENT
     Canada                                           $ (0.3)       $ (0.2)       $ (0.6)
     Outside Canada                                    (13.6)         (0.3)         (1.7)
                                                      ------        ------        ------
                                                      $(13.9)       $ (0.5)       $ (2.3)
                                                      ------        ------        ------

     DEFERRED
     Canada                                           $ (1.3)       $ (1.8)       $ 12.1
     Outside Canada                                     (8.0)        (18.3)         (6.0)
                                                      ------        ------        ------
                                                      $ (9.3)       $(20.1)       $  6.1
                                                      ------        ------        ------
     RECOVERY OF (PROVISION FOR) INCOME TAXES         $(23.2)       $(20.6)       $  3.8
                                                      ======        ======        ======

     Income taxes paid during the year were $5.7 million ($2.4 million - December 30, 2000; $2.9 million - January 1, 2000).

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 5 - INCOME TAXES (continued)

     The following table reconciles income taxes calculated at the basic Canadian corporate rates with the income tax recovery (provision):

                                                   DECEMBER 29,  DECEMBER 30,   JANUARY 1,
                                                       2001          2000          2000
                                                   ------------  ------------   ----------
                                                         (in millions of U.S. dollars)
     Income tax (provision) recovery based on
     Canadian statutory rates                         $(26.0)     $  (20.4)       $ (7.3)
     Foreign tax rate differential                       1.8           2.3           7.3
     Manufacturing and processing deduction             (0.1)          0.3           0.7
     Decrease (increase) in valuation allowance          4.4          (0.8)          9.5
     Adjustment for change in enacted rates             (1.5)           --            --
     Non-deductible items                               (1.4)         (2.0)         (6.4)
     Other                                              (0.4)           --            --
                                                      ------        ------        ------
     Recovery of (provision for) income taxes         $(23.2)       $(20.6)       $  3.8
                                                      ======        ======        ======

     During the year ended December 29, 2001, the Company made acquisitions that would enable the Company to utilize all of its loss carryforwards. During the year ended January 1, 2000, the Company substantially completed the implementation of a corporate reorganization that improved the probability of realizing certain loss carryforwards. As a result, the valuation allowance was adjusted in each of these years to recognize the benefit of these loss carryforwards.

     Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax bases of existing assets and liabilities as follows:

                                         DECEMBER 29,   DECEMBER 30,
                                             2001           2000
                                         ------------   ------------
                                        (in millions of U.S. dollars)
     DEFERRED TAX ASSETS
     Loss carryforwards                    $  13.5        $  36.5
     Liabilities and reserves                  4.7            4.3
     Intangible assets                         1.4            2.1
     Other                                     2.7            1.0
                                           -------        -------
                                              22.3           43.9
     Valuation allowance                      --            (10.1)
                                           -------        -------
                                              22.3           33.8
                                           -------        -------
     DEFERRED TAX LIABILITIES
     Property, plant and equipment            20.2           19.4
     Other                                    26.3           28.5
                                           -------        -------
                                              46.5           47.9
                                           -------        -------
     NET DEFERRED TAX LIABILITY            $ (24.2)       $ (14.1)
                                           =======        =======

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 5 - INCOME TAXES (continued)

     As of December 29, 2001, operating loss carryforwards of $33.6 million ($98.9 million - December 30, 2000) are available to reduce future taxable income. These losses expire as follows:

                                                      (in millions of U.S.
                                                            dollars)
                                                      --------------------

                2006                                           13.1
                No expiry date                                 20.5
                                                            -------
                                                            $  33.6
                                                            -------


     NOTE 6 - CHANGES IN ACCOUNTING PRINCIPLES

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


     NOTE 7 - DISCONTINUED OPERATIONS

     During the year ended January 31, 1998, the Company decided to dispose of its food business, Destination Products International, LLC ("DPI"). The assets of DPI were sold in May 1999 for cash proceeds of $6.9 million (C$10.1 million) and the Company recorded an additional loss on disposal of $0.8 million (net of a deferred income tax recovery of $0.5 million).

     For the year ended January 1, 2000, the sales of discontinued operations were $14.4 million. The loss from discontinued operations included an allocation of interest expense of $0.3 million relating to debt attributable to the discontinued operations.


     NOTE 8 - EXTRAORDINARY ITEM

     During the year ended December 30, 2000, the Company repaid the $30.6 million ((pound)21.0 million) remaining balance of its term bank loan in the United Kingdom from cash-on-hand. A loss of $1.2 million, net of a deferred income tax recovery of $0.5 million, was recorded as an extraordinary item on the early extinguishment of this debt. The loss represented primarily the write-off of the unamortized portion of financing costs for the term loan.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 9 - OTHER COMPREHENSIVE INCOME

                                                             DECEMBER 29,   DECEMBER 30,     JANUARY 1,
                                                                 2001          2000            2000
                                                             ------------   ------------    -----------
                                                                  (in millions of U.S. dollars)
     Net income                                                $  39.9        $  25.4        $  18.5
     Foreign currency translation (net of $1.8 million
          impact of wind up of foreign subsidiaries;
          January 1, 2000 - net of $2.4 impact of
          divestitures)                                          (11.0)          (9.3)           1.8
                                                               -------        -------        -------
                                                               $  28.9        $  16.1        $  20.3
                                                               =======        =======        =======


     NOTE 10 - INCOME PER COMMON SHARE

     Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share includes the effect of exercising stock options and converting the preferred shares, only if dilutive.

     The following table reconciles the basic weighted average number of shares outstanding to the diluted weighted average number of shares outstanding:


                                                                     DECEMBER 29,   DECEMBER 30,     JANUARY 1,
                                                                         2001          2000            2000
                                                                     ------------   ------------    -----------
                                                                                   (in thousands)
     Weighted average number of shares outstanding - basic             60,384         59,856         59,837
     Dilutive effect of stock options                                   2,166            454             82
     Dilutive effect of second preferred shares                         6,286          6,286          6,286
                                                                       ------         ------         ------
     Adjusted weighted average number of shares  outstanding -
     diluted                                                           68,836         66,596         66,205
                                                                       ======         ======         ======



     NOTE 11 - ACCOUNTS RECEIVABLE

                                                                            DECEMBER 29,      DECEMBER 30,
                                                                                2001             2000
                                                                            -------------     ------------
                                                                            (in millions of U.S. dollars)
     Trade receivables                                                         $  112.9        $   93.6
     Allowance for doubtful accounts                                               (5.1)           (3.3)
     Other                                                                         14.2            18.7
                                                                               --------        --------
                                                                               $  122.0        $  109.0
                                                                               ========        ========

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 12 - INVENTORIES

                                                                            DECEMBER 29,  DECEMBER 30,
                                                                                 2001        2000
                                                                             ----------    ---------
                                                                           (in millions of U.S. dollars)
     Raw materials                                                           $     23.0    $    21.3
     Finished goods                                                                35.8         34.3
     Other                                                                          9.4          8.4
                                                                             ----------    ---------
                                                                             $     68.2    $    64.0
                                                                             ==========    =========


     NOTE 13 - PROPERTY, PLANT AND EQUIPMENT

                                               DECEMBER 29, 2001                           DECEMBER 30, 2000
                                     --------------------------------------       --------------------------------------
                                                  ACCUMULATED                                  ACCUMULATED
                                       COST       DEPRECIATION        NET          COST        DEPRECIATION        NET
                                     --------     ------------     --------       --------     ------------     --------
                                          (in millions of U.S. dollars)                (in millions of U.S. dollars)
     Land                            $   16.7       $   --         $   16.7       $   17.1       $   --         $   17.1
     Buildings                           76.0           13.9           62.1           75.9           13.5           62.4
     Machinery and equipment            256.6          104.5          152.1          248.5           96.4          152.1
     Computer hardware and
         software                        32.3           21.5           10.8           31.1           22.9            8.2
     Furniture and fixtures               8.9            5.8            3.1            9.3            5.1            4.2
     Plates and film                      9.7            7.6            2.1            8.2            7.2            1.0
                                     --------       --------       --------       --------       --------       --------
                                     $  400.2       $  153.3       $  246.9       $  390.1       $  145.1       $  245.0
                                     ========       ========       ========       ========       ========       ========


     Depreciation expense, excluding the property, plant and equipment impairment provision described in note 2, was $30.5 million ($30.9 million
     - December 30, 2000; $33.7 million - January 1, 2000).


     NOTE 14 - GOODWILL

                                     DECEMBER 29,   DECEMBER 30,
                                        2001            2000
                                     ------------   ------------
                                   (in millions of U.S. dollars)

     Cost                             $  133.7        $ 131.0
     Accumulated amortization            (19.6)         (15.8)
                                      --------        -------
                                      $  114.1        $ 115.2
                                      ========        =======

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     NOTE 15 - INTANGIBLES AND OTHER ASSETS

                                                  DECEMBER 29, 2001                           DECEMBER 30, 2000
                                         --------------------------------------       -----------------------------------
                                                      ACCUMULATED                                 ACCUMULATED
                                           COST       AMORTIZATION       NET           COST      AMORTIZATION       NET
                                         --------     ------------     --------       -------    ------------     -------
                                            (in millions of U.S. dollars)                   (in millions of U.S. dollars)
     NOT SUBJECT TO AMORTIZATION
      Rights                             $   80.4       $   --         $   80.4       $  --         $  --         $  --
                                         --------       --------       --------       -------       -------       -------
     SUBJECT TO AMORTIZATION
      Customer lists                        103.6            6.5           97.1          49.6           2.3          47.3
      Trademarks                             18.9            2.2           16.7          19.0           1.1          17.9
      Financing costs                        13.5            5.4            8.1           9.6           4.4           5.2
      Other                                   8.4            1.1            7.3           9.2           0.6           8.6
                                         --------       --------       --------       -------       -------       -------
                                            144.4           15.2          129.2          87.4           8.4          79.0
                                         --------       --------       --------       -------       -------       -------
                                         $  224.8       $   15.2       $  209.6       $  87.4       $   8.4       $  79.0
                                         ========       ========       ========       =======       =======       =======


     Amortization expense was $7.8 million ($4.5 million - December 30, 2000; $2.0 million - January 1, 2000). The estimated amortization expense for the next five years is:

                                                     (in millions of U.S.
                                                           dollars)

                2002                                      $      9.9
                2003                                             9.9
                2004                                             9.8
                2005                                             8.7
                2006                                             8.7
                                                          ----------
                                                          $     47.0
                                                          ==========


     NOTE 16 - SHORT-TERM BORROWINGS

                                                                  DECEMBER 29,  DECEMBER 30,
                                                                      2001          2000
                                                                  ------------  ------------
                                                                 (in millions of U.S. dollars)

     Bank overdrafts and borrowings under credit facilities         $  34.2       $  18.7
     Promissory notes - note 23                                        --            17.9
                                                                    -------       -------
                                                                    $  34.2       $  36.6
                                                                    =======       =======

     At December 29, 2001, the Company has a committed, revolving, secured credit facility of $75.0 million expiring on December 31, 2005. Accounts receivable, inventories and certain personal property of the U.S. and Canadian operations have been pledged as collateral for this facility and the $96.5 million term loan included in long-term debt. The amount of available collateral exceeds the borrowings under the two facilities. As of December 29, 2001, credit of $46.6 million was available. Borrowings under the bank credit facility bear interest at prime plus 1.25% or LIBOR plus 2.50%. An annual facility fee of 0.5% is payable on the entire line of credit. The weighted average interest rate at December 29, 2001 was 6.0% (9.3% - December 30, 2000; 7.5% - January 1, 2000) on short-term borrowings.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 16 - SHORT-TERM BORROWINGS (continued)

     The Company also has a $14.5 million ((pound)10.0 million) demand bank credit facility in the U.K. expiring in 2002 with the entire facility available as of December 29, 2001. Borrowings under this facility bear interest at prime plus 1.0% or LIBOR plus 0.75%.


     NOTE 17 - LONG-TERM DEBT

                                                                                 DECEMBER 29,    DECEMBER 30,
                                                                                     2001            2000
                                                                                 ------------    ------------
                                                                                (in millions of U.S. dollars)

     Senior subordinated unsecured notes at 8% due 2011 (a)                        $  267.4        $   --

     Senior unsecured notes at 9.375% due 2005 (b)                                    152.4           152.4

     Senior unsecured notes at 8.5% due 2007 (b)                                      124.0           124.0

     Term bank loan at prime plus 1.75% or LIBOR plus 3% with sinking fund
          payments and due 2006 (c)                                                    96.5            --

     Other                                                                              1.0             4.8
                                                                                   --------        --------
                                                                                      641.3           281.2
     Less current maturities                                                         (281.8)           (1.6)
                                                                                   --------        --------
                                                                                   $  359.5        $  279.6
                                                                                   ========        ========

     (a) The 8% senior subordinated unsecured notes were issued at a discount of 2.75% on December 21, 2001. The notes contain a number of financial covenants including limitations on capital stock repurchases, dividend payments and incurrence of indebtedness. Penalties exist if the Company redeems the notes prior to December 15, 2009.

                                                  DECEMBER 29, 2001
                                                 -------------------
                                                 (in millions of U.S.
                                                       dollars)
               Face value                            $    275.0
               Discount                                    (7.6)
                                                     ----------
                                                     $    267.4
                                                     ==========

     (b) On December 21, 2001, the Company announced its intention to redeem the 9.375% and 8.5% senior unsecured notes and placed funds sufficient to pay the face value, accrued interest and early redemption penalties of $10.6 million in an irrevocable trust. The notes were redeemed from the cash in trust on January 22, 2002. A loss on the early extinguishment of this debt of $9.6 million, net of a deferred tax recovery of $4.5 million, will be recorded as an extraordinary item in the first quarter of 2002. The loss is comprised of the early redemption penalty and the write off of the unamortized financing fees.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 17 - LONG-TERM DEBT (continued)

     (c) The collateral for the term loan is described in Note 16. Starting in 2003, the term loan requires annual repayments of 50% of the previous year's excess cash flow, as defined in the agreement, in addition to the scheduled principal repayments.

     (d) Long-term debt payments required in each of the next five years and thereafter are as follows:

                                        in millions of U.S. dollars)
                2002                              $   281.8
                2003                                   13.9
                2004                                   10.2
                2005                                   10.0
                2006                                   58.0
                Thereafter                            275.0
                                                  ---------
                                                  $   648.9
                                                  =========


     NOTE 18 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                          DECEMBER 29,   DECEMBER 30,
                                              2001          2000
                                          ------------   ------------
                                         (in millions of U.S. dollars)

     Trade payables                        $   67.6       $   60.3
     Accrued compensation                      15.7           17.4
     Accrued promotion and rebates             18.2           13.0
     Accrued interest                           9.8            9.0
     Income, sales and other taxes              8.2            5.5
     Restructuring - note 2                     1.0            1.6
     Other accrued liabilities                  4.9            7.7
                                           --------       --------
                                           $  125.4       $  114.5
                                           ========       ========

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     NOTE 19 - OTHER LIABILITIES

                                                 DECEMBER 29,  DECEMBER 30,
                                                     2001          2000
                                                 ------------  ------------
                                               (in millions of U.S. dollars)

     Deferred consideration on acquisition         $  16.8       $  16.1
     Deferred income taxes - note 5                   24.2          14.1
                                                   -------       -------
                                                   $  41.0       $  30.2
                                                   =======       =======


      The deferred consideration on the acquisition of the Hero Drinks Group (U.K.) Limited of $16.8 million ((pound)11.6 million; (pound)10.7 million
      - December 30, 2000) equals the present value of the minimum guaranteed payments under the agreement and is due at the latest in May 2003. The deferred consideration is non-interest bearing and has been discounted using an effective interest rate of 8.5%. The maximum deferred consideration on the acquisition is $30.7 million ((pound)20.5 million), however, it is unlikely that any payments in excess of the minimum amounts will be required. Amounts required in excess of the minimum payments will be recorded as goodwill if paid.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 20 - CAPITAL STOCK

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

     The Company may redeem all, but not less than all, of the second preferred shares for payment of an amount per share equal to, at the option of the preferred shareowners, either the adjusted redemption price or the common share equivalent redemption price, as calculated in accordance with the Company's Articles. The common share equivalent redemption price is, at the option of the Company, payable in cash or in common shares. The Company may not redeem any of the preferred shares prior to July 7, 2002 unless the common shares have traded at an average closing price of not less than $13.00 during a consecutive 120 day trading period. The Company currently meets, and anticipates that it will continue to meet, this requirement and can redeem the preferred shares should it so choose.

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


     NOTE 21 - STOCK OPTION PLANS

     Under the 1986 Common Share Option Plan as amended on July 21, 1998, the Company has reserved 12.0 million common shares for future issuance. Options are granted at a price not less than fair value of the shares on the date of grant.

     Options granted prior to April 12, 1996 and all options granted to employees with six months of service expire after five years and vest at 20% per annum over 4.5 years. Options granted on or after April 12, 1996 but before September 1, 1998 expire after ten years and vest at 25% per annum commencing on the second anniversary date of the grant. Options granted after September 1, 1998 expire after 7 years and vest at 30% per annum on the anniversary date of the grant for the first two years and the balance on the third anniversary date of the grant. Certain options granted under the plan vest monthly over a period of 36 months. All options are non-transferrable.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 21 - STOCK OPTION PLANS (continued)

     Pursuant to the SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for its employee stock option plan under APB opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for stock options issued under these plans. Had compensation expense for the plans been determined based on the fair value at the grant date consistent with SFAS No. 123, the Company's net income and income per common share would have been as follows:

                                          DECEMBER 29,   DECEMBER 30,    JANUARY 1,
                                               2001          2000           2000
                                          ------------   ------------    ----------
                                   (in millions of U.S. dollars, except per share amounts)
     NET INCOME
              As reported                   $   39.9       $   25.4       $   18.5
              Pro forma                         35.4           21.9           15.9
     NET INCOME PER SHARE - BASIC
              As reported                       0.66           0.42           0.31
              Pro forma                         0.59           0.37           0.27
     NET INCOME PER SHARE - DILUTED
              As reported                       0.58           0.38           0.28
              Pro forma                         0.51           0.33           0.24

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                              DECEMBER 29,       DECEMBER 30,       JANUARY 1,
                                                 2001               2000                2000
                                              -----------        -----------        -----------

    Risk-free interest rate                   4.4% - 5.5%        5.7% - 6.5%        4.8% - 6.2%
    Average expected life (years)                       4                  4                  4
    Expected volatility                             50.0%              50.0%              45.0%
    Expected dividend yield                             -                  -                  -


     Option activity was as follows:

                                        DECEMBER 29, 2001              DECEMBER 30, 2000                 JANUARY 1, 2000
                                 ------------------------------  ------------------------------   -------------------------------
                                               WEIGHTED-AVERAGE                WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE
                                                   EXERCISE                        EXERCISE                          EXERCISE
                                   SHARES         PRICE (C$)       SHARES          PRICE (C$)       SHARES           PRICE (C$)
                                 ----------    ----------------  ----------    ----------------   ----------     ----------------

     Balance - at beginning       5,245,660       $    9.12       5,203,060        $    9.55       6,444,008        $   11.24
              Granted             1,346,000       $   17.09         878,000        $    8.24       1,162,500        $    5.80
              Exercised          (1,451,465)      $    8.57         (30,950)       $    7.37              --            --
              Cancelled            (389,350)      $    8.15        (804,450)       $   11.01      (2,403,448)       $   12.32
                                 ----------       ---------       ---------        ---------      ----------        ---------
     Balance - at end             4,750,845       $   11.63       5,245,660        $    9.12       5,203,060        $    9.55
                                 ----------       ---------       ---------        ---------      ----------        ---------

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 21 - STOCK OPTION PLANS (continued)

     Outstanding options at December 29, 2001 are as follows:

                                              OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                              ----------------------------------------------------          ----------------------------------
             RANGE OF                                                                                         WEIGHTED AVERAGE
             EXERCISE            NUMBER            REMAINING      WEIGHTED AVERAGE             NUMBER          EXERCISE PRICE
            PRICES (C$)        OUTSTANDING     CONTRACTUAL LIFE    EXERCISE (C$)             EXERCISABLE          PRICE (C$)
         ----------------     ------------     ----------------   ----------------          -----------       ----------------
           $4.25 -  $9.90       2,745,550               5.6               8.63              2,213,181               9.11
          $10.80 - $16.10         694,295               4.8              13.05                515,770              12.92
          $16.68 - $20.85       1,311,000               6.6              17.17                      -               -
                                ---------              ----              -----              ---------               ----
                                4,750,845               5.8              11.63              2,728,951               9.83
                                ---------              ----              -----              ---------               ----

     NOTE 22 - NET CHANGE IN NON-CASH WORKING CAPITAL

     The changes in non-cash working capital components from continuing operations, net of effects of acquisitions and divestitures of businesses and unrealized foreign exchange gains and losses, are as follows:

                                                       DECEMBER 29,  DECEMBER 30,    JANUARY 1,
                                                           2001          2000           2000
                                                         -------        ------        -------
                                                             (in millions of U.S. dollars)

     Decrease (increase) in accounts receivable          $ (12.7)       $ (4.4)       $  25.8
     Decrease (increase) in inventories                      1.7           2.1            8.3
     Decrease (increase) in prepaid expenses                (1.4)          0.1           (1.9)
     Increase (decrease) in accounts payable and
     accrued liabilities                                    14.8           7.7          (23.8)
                                                         -------        ------        -------
                                                         $   2.4        $  5.5        $   8.4
                                                         =======        ======        =======

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 23 - ACQUISITIONS

     All acquisitions have been accounted for using the purchase method, and accordingly, the results of operations are included in the Company's consolidated statements of income from the effective dates of purchase.

     The total purchase prices of the December 29, 2001 and December 30, 2000 acquisitions were allocated as follows based on the fair value of net assets:

(in millions of U.S dollars)                            NORTHEAST
                                                        RETAILER      DECEMBER 29,  DECEMBER 30,
                                       ROYAL CROWN     BRANDS, LLC        2001          2000
                                       -----------     -----------    ------------  ------------
     Current assets                      $    9.7       $    4.3       $   14.0       $  12.0
     Property, plant & equipment              5.0           --              5.0          10.1
     Rights                                  80.4           --             80.4          --
     Customer list                           --             54.1           54.1          25.0
     Trademark                               --             --             --            18.0
     Goodwill                                 5.2           --              5.2          15.4
                                         --------       --------       --------       -------
                                            100.3           58.4          158.7          80.5
                                         --------       --------       --------       -------
     Current liabilities                      2.7           --              2.7           7.1
     Minority interest                       --             28.4           28.4          --
                                         --------       --------       --------       -------
     Purchase Price                      $   97.6       $   30.0       $  127.6       $  73.4
                                         ========       ========       ========       =======

     Year ended December 29, 2001

     Effective July 19, 2001, the Company completed an acquisition of certain assets of Royal Crown Company Inc. ("Royal Crown"). The purchased assets included intellectual property, licenses and permits, equipment, working capital, and the manufacturing facility used by Royal Crown in the production of concentrate. The Company intends to use the concentrate assets to produce all of its concentrate requirements previously produced for the Company by Royal Crown. In addition, the Company also acquired the Royal Crown international business, which encompasses the Royal Crown branded business outside the United States, Canada, Mexico and certain U.S. territories. The total purchase price was $95.5 million, excluding acquisition costs of $2.1 million. The Company funded the acquisition with proceeds from the term loan described in note 17.

     Of the purchase price, $80.4 million was assigned to rights that are not subject to amortization. The goodwill recognized on this transaction is expected to be fully deductible for tax purposes.

     Effective September 25, 2001, the Company formed a new business with Polar Corp. ("Polar"), the leading independent retailer-brand beverage supplier in New England, to enhance its position and customer base in the northeast United States. The Company invested $29.5 million in cash, excluding acquisition costs of $0.5 million, in Northeast Retailer Brands LLC ("LLC") through a wholly-owned subsidiary. The Company has a 51% ownership interest in the LLC, and Polar, together with its wholly-owned subsidiary, has a 49% interest.

     Of the purchase price, $54.1 million has been assigned to customer list and is being amortized over 15 years.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 23 - ACQUISITIONS (continued)

     Year ended December 30, 2000

     Effective October 2000, the Company acquired substantially all the assets and assumed certain obligations of the private label beverage and VintageTM brand seltzer water businesses of the Concord Beverage Company, a retailer brand soft drink manufacturing operation in the northeast United States. The acquisition price was $72.8 million, excluding acquisition costs of $0.6 million, $34.4 million of which was paid from cash-on-hand. The balance was financed through the Company's existing bank credit facilities and two promissory notes payable to the seller totalling $17.9 million, bearing interest at 7% per annum and due one year from the acquisition date. The goodwill recognized on this transaction is expected to be fully deductible for tax purposes.

     The following unaudited pro forma information for the year ended December 30, 2000 presents the consolidated results of operations of the Company as if the acquisition of Concord had occurred as of January 3, 1999. Pro forma information does not include benefits from the anticipated synergies resulting from the acquisition.

     (in millions of U.S. dollars, except per share                DECEMBER 30,       JANUARY 1,
     amounts)                                                          2000              2000
                                                                   ------------      ------------
     SALES
           As reported                                             $     990.6       $     993.7
           Pro forma                                                   1,055.2           1,076.5
     INCOME FROM CONTINUING OPERATIONS
           As reported                                                    26.6              21.4
           Pro forma                                                      24.8              21.2
     NET INCOME
           As reported                                                    25.4              18.5
           Pro forma                                                      23.6              18.3
     NET INCOME PER SHARE - BASIC
           As reported                                                     0.42              0.31
           Pro forma                                                       0.39              0.31
     NET INCOME PER SHARE - DILUTED
           As reported                                                     0.38              0.28
           Pro forma                                                       0.35              0.28
                                                                   ------------      ------------

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

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 24 - BENEFIT PLANS

     The Company maintains primarily contributory pension plans covering qualifying employees in the United States, Canada and the United Kingdom. The total expense with respect to these plans was $3.3 million for the year ended December 29, 2001 ($2.5 million - December 30, 2000; $2.1 million - January 1, 2000).

     NOTE 25 - COMMITMENTS AND CONTINGENCIES

     a) The Company leases buildings, machinery & equipment, computer hardware & software and furniture & fixtures. The minimum annual payments under operating leases are as follows:

                                       (in millions of U.S. dollars)

                2002                              $   8.9
                2003                                  6.3
                2004                                  3.6
                2005                                  2.2
                2006                                  2.2
                Thereafter                            4.9
                                                  -------
                                                  $  28.1
                                                  =======


     Operating lease expenses were:

                                                  (in millions of U.S. dollars)
                Year ended December 29, 2001                $   9.7
                Year ended December 30, 2000                    9.9
                Year ended January 1, 2000                      8.4

     b) The Company has sales commitments with various retailers and distributors and purchase commitments with various suppliers. These contracts generally provide for fixed or variable prices and minimum volumes. It is not anticipated that losses will be incurred on these contracts.

     c) The Company is subject to environmental legislation in jurisdictions in which it carries on business. The Company anticipates that environmental legislation may become more restrictive but at this time is not in a position to assess the impact of future potential legislation. The Company, along with other industry participants, is not in compliance with the Environmental Protection Act (Ontario). The requirements under the act are not presently being enforced, and the Company has made no provision for any possible assessments thereon. The Company continues to work with industry groups and the Ministry of Environment to seek alternative means to meet the requirement for a minimum percentage of sales in refillable containers.

     d) The Company is subject to various claims and legal proceedings with respect to matters such as governmental regulations, income taxes, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results from operations.

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 26 - SEGMENT REPORTING

     The Company produces, packages and distributes retailer brand and branded bottled and canned soft drinks to regional and national grocery, mass-merchandise and wholesale chains in the United States, Canada and the United Kingdom & International. The concentrate assets and related expenses have been included in the Corporate & Other segment from the date of acquisition. For comparative purposes, the segmented information for prior periods has been restated to conform to the way the Company currently manages its beverage business by geographic segments as described below:

     BUSINESS SEGMENTS


              FOR THE YEAR ENDED              UNITED                    UNITED KINGDOM    CORPORATE
              DECEMBER 29, 2001               STATES         CANADA    & INTERNATIONAL     & OTHER          TOTAL
              -----------------                             --------   ---------------    ---------       ----------
                                                                    (in millions of U.S. dollars)
     External sales                          $  779.4       $  163.7       $  146.5        $   0.5        $  1,090.1
     Intersegment sales                           1.7           16.1            0.6          (18.4)               --
     Depreciation and amortization               25.0            6.6            7.7            0.9              40.2
     Operating income (loss)                     89.7           17.6           (3.3)         (10.7)             93.3

     Property, plant and equipment              131.7           44.9           59.0           11.3             246.9
     Goodwill, intangibles and other
          assets                                158.7           17.2           51.6           96.2             323.7
     Total assets                               520.0           97.3          201.0          247.1           1,065.4

     Additions to property, plant
     and  equipment                              24.4            5.2            4.1            2.1              35.8
     Property, plant and equipment,
          acquired                                --             --             --             5.0               5.0
     Goodwill acquired                            --             --             5.2             --               5.2
     Intangibles acquired                        54.1            --             --            80.4             134.5
                                             --------       --------       --------        -------        ----------

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     NOTE 26 - SEGMENT REPORTING (continued)

                                                                               UNITED
                FOR THE YEAR ENDED            UNITED                        KINGDOM &      CORPORATE
                DECEMBER 30, 2000             STATES          CANADA      INTERNATIONAL     & OTHER         TOTAL
                                             --------        --------     -------------    ---------       --------
                                                                   (in millions of U.S. dollars)
     External sales                          $  657.3        $  169.7       $  162.6        $    1.0       $  990.6
     Intersegment sales                           4.0            12.8             --           (16.8)            --
     Depreciation and amortization               20.6             7.8            8.5             0.5           37.4
     Operating income (loss) before              63.6            17.1            4.8           (11.7)          73.8
     unusual items

     Unusual items                               (0.2)             --           (1.7)           (0.2)          (2.1)

     Property, plant and equipment              126.3            48.7           64.8             5.2          245.0
     Goodwill, intangibles and other            112.6            18.9           50.4            12.3          194.2
          assets
     Total assets                               427.5           143.7          157.5          (107.1)         621.6
     Additions to property, plant                16.5             3.0            3.9             0.5           23.9
     and  equipment
     Property, plant and equipment
          acquired                               10.1              --             --              --           10.1
     Goodwill acquired                           15.4              --             --              --           15.4
     Intangibles acquired                        43.0              --             --              --           43.0
                                             --------        --------       --------        --------       --------

                                                                               UNITED
                FOR THE YEAR ENDED            UNITED                        KINGDOM &      CORPORATE
                DECEMBER 30, 2000             STATES          CANADA      INTERNATIONAL     & OTHER         TOTAL
                                             --------        --------     -------------    ---------       --------
                                                                   (in millions of U.S. dollars)


     External sales                          $  596.8        $  172.1       $  210.7         $  14.1          993.7
     Intersegment sales                           5.6            19.5                           --            (25.1)
     Depreciation and amortization               18.5             8.5            9.7             0.8           37.5
     Operating income (loss) before              36.1            13.6            4.6            (9.3)          45.0
     unusual items
     Unusual items                               (2.2)           (0.4)           3.3            (1.9)          (1.2)
     Property, plant and equipment              127.7            55.1           78.4             5.2          266.4
     Goodwill, intangibles and other
          assets                                 77.1            20.2           52.5             1.5          151.3
     Total assets                               331.1           135.1          212.3           (88.9)         589.6
     Additions to property, plant
     and  equipment                               9.5             3.0            5.9             0.1           18.5
     Intangibles acquired                        25.0             --              --              --           25.0
                                             --------        --------       --------        --------       --------

COTT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NOTE 26 - SEGMENT REPORTING (continued)

     Intersegment sales and total assets under the Corporate & Other caption include the elimination of intersegment sales, receivables and investments.

     For the year ended December 29, 2001, sales to two major customers accounted for 39% and 11%, respectively of the Company's total sales (35% and 13% - December 30, 2000; 30% and 11% - January 1, 2000).

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

COTT CORPORATION
QUARTERLY FINANCIAL INFORMATION

--------------------------------------------------------------------------------
(Unaudited, in millions of U.S. dollars, except per share amounts)


                                                         FIRST        SECOND          THIRD          FOURTH
                                                       QUARTER       QUARTER        QUARTER         QUARTER         TOTAL
                                                 -------------------------------------------------------------------------

YEAR ENDED DECEMBER 29, 2001
Sales                                                 $ 229.0       $ 305.6       $ 302.5         $ 253.0     $ 1,090.1
Cost of sales                                           192.9         251.0         252.1           206.7         902.7
Selling, general and administrative                      23.1          25.6          24.2            21.2          94.1
                                                 -------------------------------------------------------------------------
Operating income                                         13.0          29.0          26.2            25.1          93.3
                                                 -------------------------------------------------------------------------
Net income                                                5.1          14.5          11.1             9.2          39.9
                                                 -------------------------------------------------------------------------

Per share data:
  Income per common share - basic
      Net income                                      $  0.09       $  0.24       $  0.18         $ 0.15      $    0.66
  Income per common share - diluted
      Net income                                      $  0.07       $  0.21       $  0.16         $ 0.13      $    0.58
                                                 -------------------------------------------------------------------------


YEAR ENDED DECEMBER 30, 2000
Sales                                                 $ 215.0       $ 288.9       $ 263.5         $ 223.2     $   990.6
Cost of sales                                           179.9         241.8         221.3           182.5         825.5
Selling, general and administrative                      23.6          24.4          21.9            21.4          91.3
Unusual items                                             -             -             -              (2.1)         (2.1)
                                                 -------------------------------------------------------------------------
Operating income                                         11.5          22.7          20.3            21.4          75.9
                                                 -------------------------------------------------------------------------
Income from continuing operations                         2.0           8.9           7.9             7.8          26.6
Extraordinary item                                        -             -             -              (1.2)         (1.2)
                                                 -------------------------------------------------------------------------
Net income                                                2.0           8.9           7.9             6.6          25.4
                                                 -------------------------------------------------------------------------

Per share data:
  Income per common share - basic
      Income from continuing operations               $  0.03       $  0.15       $  0.13         $ 0.13      $    0.44
      Net income                                      $  0.03       $  0.15       $  0.13         $ 0.11      $    0.42
  Income per common share - diluted
      Income from continuing operations               $  0.03       $  0.13       $  0.12         $ 0.12      $    0.40
      Net income                                      $  0.03       $  0.13       $  0.12         $ 0.10      $    0.38
                                                 -------------------------------------------------------------------------


COTT CORPORATION
SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------
(in millions of U.S. dollars, except per share amounts)


                                               DECEMBER 29,       DECEMBER 30,    JANUARY 1,    JANUARY 2,    JANUARY 31,
                                                  2001(5)            2002(6)       2003(7)        1999(8)       1998(9)
                                                (52 WEEKS)         (52 WEEKS)     (52 WEEKS)    (48 WEEKS)     (53 WEEKS)
                                              ----------------------------------------------------------------------------
SALES                                         $     1,090.1    $       990.6   $      993.7   $      961.9   $    1,051.4
Cost of sales                                         902.7            825.5          847.9          862.4          905.9
Selling, general and administrative                    94.1             91.3          100.8           91.3           96.5
Unusual items                                           -               (2.1)          (1.2)          77.2           21.7
                                              ----------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                93.3             75.9           46.2          (69.0)          27.3
                                              ----------------------------------------------------------------------------
Income (loss) from continuing operations               39.9             26.6           21.4          (95.8)           0.4
Cumulative effect of changes in accounting
principles                                              -                -             (2.1)          (9.9)           -
Discontinued operations                                 -                -             (0.8)          (3.8)          (5.1)
Extraordinary item                                      -               (1.2)           -              -              -
                                              ----------------------------------------------------------------------------
NET INCOME (LOSS)                             $        39.9    $        25.4  $        18.5  $      (109.5) $        (4.7)
                                              ----------------------------------------------------------------------------

INCOME (LOSS) PER SHARE - BASIC
  Income (loss) from continuing operations    $       0.66     $       0.44    $       0.35   $      (1.53)  $      0.01
  Cumulative effect of changes in
           accounting principles              $       -        $       -       $      (0.03)  $      (0.16)  $      -
  Discontinued operations                     $       -        $       -       $      (0.01)  $      (0.05)  $     (0.08)
  Extraordinary item                          $       -        $      (0.02)   $       -      $       -      $      -
  Net income (loss)                           $       0.66     $       0.42    $       0.31   $      (1.74)  $     (0.07)
                                              ----------------------------------------------------------------------------

INCOME (LOSS) PER SHARE - DILUTED
  Income (loss) from continuing operations    $       0.58     $       0.40    $       0.32   $      (1.53)  $      0.01
  Cumulative effect of changes in
           accounting principles              $       -        $       -       $      (0.03)  $      (0.16)  $      -
  Discontinued operations                     $       -        $       -       $      (0.01)  $      (0.05)  $     (0.08)
  Extraordinary item                          $       -        $      (0.02)   $       -      $       -      $      -
  Net income (loss)                           $       0.58     $       0.38    $       0.28   $      (1.74)  $     (0.07)
                                              ----------------------------------------------------------------------------

Cash dividend per share                       $       -        $       -       $       -      $       0.03   $      0.05
                                              ----------------------------------------------------------------------------

Total assets                                  $     1,065.4    $       621.6   $      589.6   $      699.2   $     861.5
Current maturities of long-term debt                  281.8              1.6            1.6           12.5          19.5
Long-term debt                                        359.5            279.6          322.0          365.2         388.3
Shareowners' equity                                   195.4            158.5          142.3          122.0         230.9



(5) During the year, the Company acquired certain assets of the Royal Crown Company Inc. and formed a new business with Polar Corp.

(6) During the year, the Company acquired the assets of the private label beverage and the Vintage(TM) brand seltzer water businesses of Concord Beverage Company and completed the divestiture of its polyethylene terephthalate preform blow-molding operations.

(7) During the year, the Company completed a series of planned divestitures of non-core businesses.

(8) During the period ended January 2, 1999, the Company divested of its bottling operations in Norway.

(9) During the year the Company invested in several acquisitions, the most significant of which was Hero Drinks Group (U.K.) Limited.

All trademarks are owned by Cott or its customers

DIRECTORS AND OFFICERS
BOARD OF DIRECTORS

COLIN J. ADAIR (3)*
First Vice President
CIBC Wood Gundy

W. JOHN BENNETT (1)
Chief Executive Officer
Benvest Capital Inc.

C. HUNTER BOLL (1)*
Principal Managing Director
Thomas H. Lee Partners L.P.

SERGE GOUIN (1), (2)*, (4) Lead Independent Director Vice Chairman, Salomon Smith Barney Canada, Inc.

THOMAS M. HAGERTY (2)
Principal Managing Director
Thomas H. Lee Partners L.P.

STEPHEN H. HALPERIN (2), (3)
Partner
Goodmans LLP

DAVID V. HARKINS (3)
President
Thomas H. Lee Partners L.P.

TRUE H. KNOWLES
Corporate Director

DONALD G. WATT
Chairman
Watt International Inc.

FRANK E. WEISE III
Chairman, President &
Chief Executive Officer
Cott Corporation

CORPORATE OFFICERS

FRANK E. WEISE III
Chairman, President &
Chief Executive Officer

MARK BENADIBA
Executive Vice President
President, Canadian Operations

PAUL R. RICHARDSON
Executive Vice President,
Global Procurement & Innovation

JOHN K. SHEPPARD
Executive Vice President
President, U.S. Operations

RAYMOND P. SILCOCK
Executive Vice President &
Chief Financial Officer

MARK R. HALPERIN
Senior Vice President,
General Counsel & Secretary

COLIN D. WALKER
Senior Vice President,
Human Resources

CATHERINE M. BRENNAN
Vice President, Treasurer

TINA DELL'AQUILA
Vice President,
Controller

IVANO R. GRIMALDI
Vice President,
Global Procurement

DOUGLAS P. NEARY
Vice President,
Chief Information Officer

EDMUND P. O'KEEFFE
Vice President,
Investor Relations & Corporate Development

PREM VIRMANI
Vice President,
Technical Services


(1)   Member, Audit Committee
(2)   Member, Corporate Governance Committee
(3)   Member, Human Resources & Compensation Committee
(4)   Lead independent director
*     Committee Chairman




INVESTOR INFORMATION, INSIDE BACK COVER

INVESTOR INFORMATION

CORPORATE HEADQUARTERS
207 Queen's Quay West
Suite 340
Toronto, Ontario
M5J 1A7
Tel: (416) 203-3898
Fax: (416) 203-8171

REGISTERED OFFICE
333 Avro Avenue
Pointe-Claire, Quebec
H9R 5W3

CANADIAN OFFICE
6525 Viscount Road
Mississauga, Ontario
L4V 1H6

UNITED KINGDOM AND EUROPE OFFICE
Citrus Grove, Side Ley
Kegworth, Derbyshire
DE74 2FJ
United Kingdom

RC Cola International
150 S. Pine Island Drive
Suite 520
Plantation, Florida 33324

UNITED STATES OFFICE
5405 Cypress Center Drive

Suite 100
Tampa, Florida 33609

Northeast Retailer Brands LLC
1001 Southbridge Street
Worcester, Massachusetts 01620

PRINCIPAL OPERATIONS
Calgary, Alberta, Canada
Columbus, Georgia, U.S. (Concentrate Manufacturing)
Concordville, Pennsylvania, USA
Kegworth, Derbyshire, UK
Lachine, Quebec, Canada
Mississauga, Ontario, Canada
Pointe-Claire, Quebec, Canada
Pontefract, West Yorkshire, UK
San Antonio, Texas, USA
San Bernardino, California, USA
Scoudouc, New Brunswick, Canada
Sikeston, Missouri, USA
St. Louis, Missouri, USA
Surrey, British Columbia, Canada
Tampa, Florida, USA
Wilson, North Carolina, USA

RESEARCH AND DEVELOPMENT CENTER
Columbus, Georgia, USA

INVESTOR INFORMATION
Tel:   (416) 203-5662
       (800) 793-5662
Email: investor_relations@cott.com
Website: www.cott.com

PUBLICATIONS
For copies of the Annual Report or the SEC Form 10-K, visit our website, or contact us at (800) 793-5662.

QUARTERLY BUSINESS RESULTS/COTT NEWS
Current investor information is available on our website at www.cott.com

TRANSFER AGENT & REGISTRAR
Computershare Trust Company of Canada

AUDITORS
PricewaterhouseCoopers LLP

STOCK EXCHANGE LISTING
Toronto Stock Exchange: BCB
Nasdaq: COTT

                                     Pace 33

ANNUAL GENERAL MEETING
Cott's 2002 Annual Meeting takes place on Thursday, April 18, 2001 at 9:30 a.m. at the Toronto Stock Exchange, Toronto, Ontario, Canada

La version francaise est disponible sur demande.



BACK COVER

Cott [logo]
Corporation

www.cott.com

                                    Page 34