Form 10-K, Exhibit 13
period 2002-12-28
COTT CORP /CN/
filed 2003-03-17
CIK 884713

                                                                    Exhibit 13.1
IT STARTS INSIDE.

Cott Corporation 2002 Annual Report

Photo - top of carbonated soft drink can

RETAILER BRAND POWERHOUSE

The world's largest producer of retailer brand carbonated soft drinks, Cott Corporation markets its beverages to retailers in many different channels -- including supermarkets, grocery stores, mass merchandisers, drug stores and convenience stores. In addition to carbonated soft drinks, the Company produces clear sparkling flavored beverages, juices and juice blends, spring water and purified drinking water.

Cott's core markets -- the United States, Canada and the United Kingdom -- account for the majority of sales. Adding its newest manufacturing venture in Mexico, Cott now operates 18 bottling plants in four countries. Its research center is located in Columbus, Georgia, where scientists and technicians create beverage concentrates and formulas. Cott's marketing professionals work closely with leading retailers on their product ranges, category management, sales and merchandising, and supply chain solutions.

While its strategic focus is on growing its customers' brands, Cott also sells beverages under Company trademarks -- such as Cott(TM), Stars & Stripes(TM), Vess(TM) and Vintage(TM). Through a network of RC(TM) International bottlers, Cott's products are sold in more than 60 countries outside North America.

WHAT'S INSIDE MAKES THE DIFFERENCE

Cott is headquartered in Toronto, Canada, with offices and bottling plants in North America and the U.K. Its 2,800 employees range across many functions of the integrated beverage Company -- from research and procurement through manufacturing, distribution and customer service.

TABLE OF CONTENTS

Financial Highlights                      Inside Flap
Letter from CEO                                     1
Consumer Appeal                                     8
International Reach                                10
Creative Partners                                  12
Innovation                                         14
Annual Report on Form 10-K                         17
Directors and Officers                             94
Investor Information                Inside Back Cover

Photo - commemorative carbonated soft drink can Cott listed July 30, 2002
        COT LISTED NYSE

LOOKING INSIDE 2002

BOLSTERING POSITION IN U.S.

Progressing on its strategy of making acquisitions and alliances, Cott purchased Premium Beverage Packers, Inc., a longtime bottler of the Company's products. Located in Wyomissing, Pennsylvania, this newest unit adds capacity as well as flexibility to Cott's manufacturing and distribution systems in a populous market.

SHOWING COMMUNITY SPIRIT

Cards and letters from 61 children at Hope's Children Home expressed great thanks to our Tampa employees. The heartwarming letters came after gifts went to the Home during the holiday season. As "adopters" of the kids from one to 18 years old, Cott people sponsor a year-round program that features Spring Cleaning" and a summer picnic - and lots of toys and clothes and, to be sure, cases of refreshing soft drinks. [photo]

WINNING CUSTOMER RECOGNITION

Asda, the well known Wal-Mart unit in the United Kingdom, presented Cott with its "Snacking Supplier Excellence Award." The award cited Cott for effective approaches in helping Asda's Virtuous Circle program aimed at building consumer value.

BUILDING WORLD CLASS TEAMS

This key strategy took on momentum during the year as new appointments were announced in Company leadership:

John Sheppard came aboard as President of Cott USA. [photo]

Other key appointments include:

-    Mark Benadiba adding responsibilities for RC International and Cott Mexico,

-    Paul Richardson assuming executive leadership of the U.K. business,

- Colin Walker added management of concentrates and the company-wide Six Sigma Initiative to his responsibilities,

-    Douglas Neary joining as Chief Information Officer,

-    Philip Lamb becoming President of Cott Canada, and

-    Gil Arvizu being named Managing Director of the new venture in Mexico.

EXPANDING THE BOARD

Christine Magee joined as the newest member of the Company's Board of Directors. Her acclaimed success as a retail entrepreneur, cofounder and president of Sleep Country Canada, provides strong credentials for her new role. [photo]

HONORING THE COMPANY

Cott's chairman, president & CEO Frank Weise received several notable awards in 2002. First, Beverage Industry, the worldwide trade publication, recognized him as the "Executive of the Year" for effective leadership in Cott's "turnaround" and "growth" over four years. Then, National Post named him one of Canada's top three CEOs for the year. Frank said, "These honors belong to Cott men and women who have delivered a winning performance year after year." [photo]

LISTING ON THE BIG BOARD

"The New York Stock Exchange is proud to welcome Cott Corporation to our family," said NYSE chief Dick Grasso as the symbol 'COT' was added to the tape on July 30. Listing on the world's most important exchange provides greater visibility for the Company. Cott continues its listing as 'BCB' on the Toronto Stock Exchange.

COTT CORPORATION VALUES

Customer Focused
Passion and Pride
Integrity
Accountability
Sense of Urgency
Quality
Teamwork

Diversity
Continuous Improvement

LETTER FROM CEO

FELLOW OWNER,

When we say, "It starts inside," we mean it a number of ways. First, our products are made to the highest standards of quality - to exceed our customers' expectations this time, next time - every time. At Cott, that has a deeper meaning since our product is sold to the consumer bearing the customer's own brand.

We never lose sight of that relationship. Well over 2,500 quality tests are performed every day in our plants and laboratories around the world to assure the integrity of Cott beverages. That requires substantial investment as well as professionals who bring pride and passion to their work.

Beyond what's inside the product, integrity inside our Company counts too - it starts with our people and our values. We demand accountability of ourselves. We define our goals and progress in terms of our shareowners' interests - and see that as a long-term priority.

Over the past several years, we have built an experienced and respected management team. The values we practice, the ethics we live by, the integrity that shows in our dealings with customers, suppliers, regulators, security analysts and our fellow employees - all make up what's inside Cott.

For our leadership, integrity is a way of life. It starts inside and stands behind every achievement we can claim over the past four years. We are especially proud to share the record results posted in 2002.

Photo - Frank E. Weise, III
        Chairman, President & Chief Executive Officer

RECORD YEAR -- 2002 FINANCIAL PERFORMANCE

- Income from continuing operations, per diluted share, increased by 43% to a record $0.83

-    Sales also hit an all-time high, rising 10% to $1.2 billion

-    Operating income increased 32% to a record $122.7 million

-    Gross margins for the year reached 19.4% vs. 17.2% a year ago

- Operating cash flow (less capital expenditures) was $60 million before cash costs of debt redemption

FINANCIAL HIGHLIGHTS 2002

                                                                               YEAR ENDED
                                                             DECEMBER 28,     DECEMBER 29,   DECEMBER 30,
(in millions of U.S. dollars, except per share amounts)         2002             2001           2000
Sales                                                         $ 1,198.6       $ 1,090.1       $ 990.6
Gross profit                                                       19.4%           17.2%         16.7%
Operating income                                                  122.7            93.3          75.9
Income from continuing operations                                  58.3            39.9          26.6
Operating cash flow, after capital expenditures(1)                 60.0            57.6          67.6
Working capital                                                    59.6            55.7          29.1
Net debt(2)                                                       373.8           395.2         310.6
Income from continuing operations per diluted share                0.83            0.58          0.40

(1)Excluding cash costs of debt redemption for the year ended December 28, 2002

(2)Net Debt for the year ended December 29, 2001 was adjusted for the redemption of 2005 and 2007 senior notes from cash in trust on January 22, 2002

* As defined on page 43 of Management's Discussion and Analysis of Financial Condition and Results of Operations

WALL STREET CELEBRATION -- When the COT ticker symbol was added to the New York Stock Exchange on July 30, 2002, members of Cott's management team gathered to hail the historic event. From left, Rod Jimenez, Colin Walker, Neil Stalter, Edmund O'Keeffe, Mark Halperin, Frank Weise, Serge Gouin, Tina Dell'Aquila, Paul Richardson, Ray Silcock, Mark Benadiba and John Sheppard. [photo]

BAR CHARTS

Income from continuing operations per diluted share (U.S. dollars)
         2000     0.40
         2001     0.58
         2002     0.83
Earnings Before Interest, Taxes, Depreciation & Amortization* (millions of U.S. dollars)
         2000    114.7
         2001    135.5
         2002    164.2
Operating Cash Flow(1) (after capital expenditures) (millions of U.S. dollars)
         2000     67.6
         2001     57.6
         2002     60.0

DELIVERING ON KEY STRATEGIES

In last year's annual report, I laid out the four strategies that guide our Company in its vision for growth. But, I also know that it is not enough to set a vision and strategy; execution matters above all. This year we delivered on each strategy. Let me share some examples of our progress:

1. EXPAND THE CORE -- Growing with our current customers is the backbone to this strategy. Sales to several core accounts in the U.S. grew at double-digit rates. Re-launches of beverage lines at premier supermarkets in the United States and the addition of regional chains in the U.S. and the U.K. point to more growth in 2003. In Canada, our innovation teams scored remarkable successes with new fruit-flavored drinks such as blueberry, grapefruit and new Italian-style flavors.

2. MAKE ACQUISITIONS AND ALLIANCES -- In 2002, we took a big step by forming a new venture in Mexico. Poised to serve major customers in this market of 100 million consumers, Cott Embotelladores de Mexico, S.A. de C.V. is expected to go into full operation in time for the 2003 summer season. Earlier in the year, the acquisition of Premium Beverage Packers, Inc. reinforced our position in the northeast U.S. market.

3. BUILD WORLD CLASS TEAMS -- Cott's future depends on motivated performers who couple strong operational skills with an understanding of customers' needs. That's why we invest every day in our people. For example, a growing number of our operations group personnel Company-wide are trained in Six Sigma principles. Six Sigma is the cornerstone to the continuous improvement processes that drive Cott's business teams and help leverage best practices among all units.

4. DRIVE MARGINS AND CASH FLOW -- We set out several years ago with a call to "sweat the assets." Continuous cost improvements have led to gross margin gains, and have generated higher cash flows. These support our customer base, through investments in capital assets and people, allow strategic acquisitions and enable us to pay down debt. Since 1999, earnings before interest, taxes, depreciation and amortization have more than doubled.

MOVING AHEAD -- CONSUMER PROVIDES MOMENTUM

As 2003 unfolds, we see opportunities to build on the benchmarks set in 2002. New customer programs, especially in the U.S., should boost volumes. Further stabilizing our U.K. business should firm up its earnings performance. In Mexico, volumes will reflect a full year of operations. In Canada, innovation is pointing to broadened customer coverage in flavored beverages and water. Plant efficiencies should be realized in all three core markets, leading to improved capacity utilization and customer service.

I have said that we are in the right business at the right time. The oxygen that fuels my optimism comes from the consumer. According to ACNielsen, more than 80% of U.S. households now regularly buy store brand products. A typical shopper picks up a store-label product 67 times per year. Soft drinks are among the most popular of these products -- and a driving force in retail branding since they rank asone of the largest dollar categories in the supermarket.

CHART - THE TAKE-HOME CARBONATED SOFT DRINK MARKET - 2002

Volume Share
Total Category: $31 billion                 Major National Brands               81%
                                            Specialty Segment                   19%
Specialty Segment: $5 billion               Cott Retailer Brand                 45%
                                            Non-Cott Retailer Brand             23%
                                            Tertiary Brands                     32%
Retailer Brand:  $3 billion                 Cott Retailer Brand                 66%
                                            Non-Cott Retailer Brand             34%

Retailer brand carbonated soft drinks have huge growth potential in the United States where today only about 10% of take-home carbonated soft drinks are retailer brands. In Canada retailer brand carbonated soft drinks have a 20% market share while in the U.K. they hold a 28% share. As retailer consolidation in the U.S. proceeds, Cott's opportunities to grow with this segment are expected to accelerate.

So, with empowered employees and strategies in place, we look forward to another record performance for your Company in 2003. Will there be challenges? Yes, and there will be hurdles that we cannot foresee. However, we are moving ahead with strong momentum - confident of what's inside both our products and our Company. What's inside makes the difference!

I again thank you for your confidence. It is a profound privilege to lead Cott Corporation.

/s/ Frank E. Weise, III

Frank E. Weise, III
Chairman, President and Chief Executive Officer

MESSAGE FROM THE LEAD INDEPENDENT DIRECTOR

When I participated in the bell-ringing ceremony at the New York Stock Exchange on July 30, it was thrilling to be with the Cott management team on that famous balcony. I knew that we were marking more than the listing of Cott's stock. That, of course, was a significant event in itself. But, I also reflected on the journey that we had taken during the past four years.

Cott's turnaround and now the shift to a growth strategy are well documented. Behind this performance -- and so evident to me in New York -- is a team of managers who rank among the best. Their experience as beverage professionals in North America and Europe inspire strong confidence in our future. This team and the bench strength across the Company are a resource rich in talent and leadership skills.

As we enter a promising new year, the Board of Directors is proud to endorse the strategic directions of the Company. We welcome Christine Magee to our Board, and we gratefully acknowledge the services of True Knowles, who resigned in 2002 after six years as a member of the Board.

Serge Gouin
Lead Independent Director
[photo]

photo - carbonated soft drinks on ice

CONSUMER APPEAL

POPPING THE LID ON GREAT TASTE!

21st century consumers respond to traditional flavors, as well as new choices in soft drinks. Colas remain the worldwide favorite as "new age" sparkling clear beverages gain along with waters and blends of berries and fruits.

Changing personal tastes and a range of new flavors drive the $31-billion take-home carbonated soft drinks market in Cott's core geographies. Cott R&D technologists develop outstanding formulas that meet the demanding needs of our customers and consumers. [photo]

HOTLINE -- When retailers call for data on their specific beverages, Cott phone centers are ready. Details on dating, ingredients and new formulations are available from plant or technical professionals. News about consumer reactions to their flavor favorites is especially valuable. [photo]

PREPARING AND PROTECTING -- Cott plant and marketing personnel are kept up-to-date on programs designed to protect beverage quality around the world. Roseanne Parans, director risk management and insurance, coordinates a multi-functional effort that reviews regulations, media planning and store communications needs. [photo]

INTERNATIONAL REACH

A WORLD BRIMMING WITH NEW OPPORTUNITIES.

Growing with retailers takes Cott to many promising venues. Keeping a clear eye on customer service and operating efficiencies, local on-site managers extend the reach of a coordinated global effort.

SHOWING THE WORLD -- Top retailers in Cott's market areas are increasing their retailer brand shares with beverage lines that also build the category. In the U.S., Harris Teeter's Mountain Roar(TM) soda has spurred consumer demand; Canada's Shoppers Drug Mart offers Life Brand(TM) spring water to great success; and in the U.K., Sainsbury's Classic(TM) cola boasts a high share. [photo]

Graphic - flags of Mexico, the United States of America, Canada and the United Kingdom

INVESTING IN GROWTH: Our key strategy of Expanding the Core takes shape in Mexico. Gil Arvizu, Cott managing director, leads a workforce in Puebla that is well prepared to deliver on customer expectations. Mexico, with a population of approximately 100 million, is second only to the United States in per-capita consumption of soft drinks. [photo]

CREATIVE PARTNERS

FORGING PARTNERSHIPS FOR GROWTH.

Each leading retailer projects a unique personality, meaning that Cott customer teams need to offer customized merchandising solutions. A 12-point program of "Value-Added Services" aims at specific goals: convert shoppers to buyers; raise category growth rates; build retailer-brand penetration.

Cott's customer-centric support takes many forms - from high-impact packaging design and category management to rigorous business reviews. What ties it all together is a commitment to understand each customer's growth needs. Experienced teams work in partnership with our customers to develop powerful solutions. [photo]

FACT-BASED CREATIVITY -- Doreen Gormley, U.S. vice president marketing and category management, leads a team of Cott retailer service experts. Their mission is to match resources with needs - "to make sure that every customer gets at least 200% of our attention." Doreen's team interprets and shares consumer shopping data that feature demographics, trendlines, national and regional flavor preferences and other differentiators. [photo]

TEAMING WITH CUSTOMERS -- Delivering tailored solutions to leading retailers such as Wegmans in the U.S. helps our customers grow their retailer branded beverage programs, build consumer loyalty and differentiate their stores. Cott teams strive to understand each customer's unique culture and position in the industry in order to serve them better every day. [photo]

INNOVATION

INSPIRING A SPARKLING PERFORMANCE.

Every Cott success starts with an idea - the magical mix of creative energy and investment. A research and development center in Columbus, Georgia, serves as the hub for a company network that supports scores of beverage scientists and technologists. The Center hosts many customers each year. [photo]

To service more than 80 bottlers around the world - Cott's own plants and RC(TM) International bottlers - hundreds of beverage concentrates are required. A battery of physical, chemical and microbiological analyses helps assure quality. U.S.-based field teams service the U.K., Canada and Mexico and are available to international customers.

INNOVATION AWARD -- Each year an individual or team is cited for "Excellence in Innovation" and receives the coveted Gerald N. Pencer Award, named for the Company's former CEO. Winners have come from all three core markets. In 2002, a team from Cott Canada earned recognition for its extraordinary success in creating and rolling out a line of tasty cranberry and blueberry carbonated soft drinks. [photo]

RESOURCES AT WORK -- Aimed at sharpening the Focus on customer service, Cott's Information Technology has grown in its range of applications. Companywide, users are linked by new systems that foster team collaboration in managing an ever-accelerating pace of change -- using web software to monitor and update customers' product information and to track revisions in label designs, product brands and formulas. [photo]

SUMMARY TABLE OF CONTENTS FOR THE ANNUAL REPORT ON FORM 10-K

Forward-looking Statements                         20
Description of Business                            22
Quarterly Common Stock Information                 33
Selected Financial Data                            34
Management's Discussion & Analysis                 35
Report of Management                               46
Report of Independent Accountants                  47
Consolidated Financial Statements                  48
Quarterly Financial Information                    74

Photo - top of carbonated soft drink can

CORPORATE OFFICERS AND BOARD OF DIRECTORS

     BOARD OF DIRECTORS                        CORPORATE OFFICERS
Colin J. Adair (3)*                         Frank E. Weise III
First Vice President                        Chairman, President &
Investment Advisor                          Chief Executive Officer
CIBC Wood Gundy
                                            Mark Benadiba
W. John Bennett (1)                         Executive Vice President
Chairman, President and                     Canada & International
Chief
Executive Officer                           Paul R. Richardson
Benvest Capital Inc.                        Executive Vice President
                                            Global Procurement & U.K.
C. Hunter Boll (1)*
Managing Director                           John K. Sheppard
Thomas H. Lee Partners L.P.                 Executive Vice President
                                            President, U.S. Operations
Serge Gouin (1), (2)*
Lead Independent Director                   Raymond P. Silcock
Vice Chairman                               Executive Vice President &
Salomon Smith Barney                        Chief Financial Officer
Canada, Inc.
                                            Mark R. Halperin
Thomas M. Hagerty (2)                       Senior Vice President,
Managing Director                           General Counsel & Secretary
Thomas H. Lee Partners L.P.
                                            Colin D. Walker
Stephen H. Halperin (2), (3)                Senior Vice President,
Partner                                     Corporate Resources
Goodmans LLP
                                            Catherine M. Brennan
David V. Harkins (3)                        Vice President, Treasurer
President
Thomas H. Lee Partners L.P.                 Tina Dell'Aquila
                                            Vice President, Controller
Christine A. Magee                          & Assistant Secretary
President
Sleep Country Canada                        Ivano R. Grimaldi
                                            Vice President,
Donald G. Watt                              Global Procurement
Chairman
Watt International Inc.                     Douglas P. Neary
                                            Vice President,
Frank E. Weise III                          Chief Information Officer
Chairman, President &
Chief Executive Officer                     Edmund P. O'Keeffe
Cott Corporation                            Vice President,
                                            Investor Relations &
                                            Corporate Development

                                            Prem Virmani
                                            Vice President,
                                            Technical Services


(1) Member, Audit Committee

(2) Member, Corporate Governance Committee

(3) Member, Human Resources & Compensation Committee

* Committee Chairman

INVESTOR
INFORMATION

CORPORATE HEADQUARTERS                      PRINCIPAL OPERATIONS                QUARTERLY BUSINESS
207 Queen's Quay West,                      Calgary, Alberta, Canada            RESULTS/COTT NEWS
Suite 340                                   Columbus, Georgia, USA              Current investor information
Toronto, Ontario M5J 1A7                    (Concentrate Manufacturing)         is available on
Tel: (416) 203-3898                         Concordville, Pennsylvania,         our website at www.cott.com
Fax: (416) 203-8171                         USA
                                            Kegworth, Derbyshire, U.K.          TRANSFER AGENT & Registrar
REGISTERED OFFICE                           Lachine, Quebec, Canada             Computershare Trust
333 Avro Avenue                             Mississauga, Ontario,               Company of Canada
Pointe-Claire, Quebec H9R                   Canada
5W3                                         Pointe-Claire, Quebec,              AUDITORS
                                            Canada                              PricewaterhouseCoopers LLP
CANADA OFFICE                               Pontefract, West Yorkshire,
Philip Lamb - President,                    U.K.                                STOCK EXCHANGE LISTING
Canada Operations                           Puebla, Puebla, Mexico              Toronto Stock Exchange:
6525 Viscount Road                          Revelstoke, British Columbia,       BCB
Mississauga, Ontario L4V                    Canada                              NYSE: COT
1H6                                         San Antonio, Texas, USA
                                            San Bernardino, California,         ANNUAL GENERAL MEETING
MEXICO OFFICE                               USA                                 Cott's 2003 Annual Meeting
Gil Arvizu - Managing                       Scoudouc, New Brunswick,            takes place on
Director,                                   Canada                              Thursday, April 17, 2003 at
Mexico Operations                           Sikeston, Missouri, USA             8:30 a.m. at the
Calle de los Palos #35                      St. Louis, Missouri, USA            Toronto Stock Exchange,
San Pablo Xochimehuacan                     Surrey, British Columbia,           Toronto,
Puebla, Puebla. C.P. 72014                  Canada                              Ontario, Canada.
                                            Tampa, Florida, USA
RC COLA INTERNATIONAL                       Wilson, North Carolina, USA
Jerry Smith - President,                    Worcester, Massachusetts,
RC Cola International                       USA
150 S. Pine Island Drive,                   (Northeast Retailer Brands
Suite 520                                   LLC)
Plantation, Florida 33324                   Wyomissing, Pennsylvania,
                                            USA
UNITED KINGDOM AND
EUROPE OFFICE                               RESEARCH AND DEVELOPMENT
Paul R. Richardson -                        CENTER
Executive Vice President                    Columbus, Georgia, USA
Global Procurement and U.K.
Operations                                  INVESTOR INFORMATION
Citrus Grove, Side Ley                      Tel: (416) 203-5662
Kegworth, Derbyshire                        (800) 793-5662
DE74 2FJ                                    Email:
                                            investor_relations@cott.com
UNITED STATES OFFICE                        Website: www.cott.com
John K. Sheppard - Executive
Vice President                              PUBLICATIONS
President, U.S. Operations                  For copies of the Annual
4211 W. Boy Scout Blvd.,                    Report or the SEC
Suite #290                                  Form 10-K, visit our website,
Tampa, Florida 33607                        or contact us at
                                            (800) 793-5662.
Cott Corporation
207 Queen's Quay West Suite 340
Toronto, Ontario M5J 1A7
Canada
www.cott.com

La version francaise est disponible sur demande.

All trademarks are owned by Cott or its customers.

Design: MediaConcepts Corporation, Assonet, MA www.mediaconceptscorp.com