Form 10-K, Exhibit 13
period 2004-01-03
COTT CORP /CN/
filed 2004-03-18
CIK 884713

                                                                    Exhibit 13.1

Seizing the Future.
Cott Corporation : Driving Retailer Brand Power
Cott Corporation 2003 ANNUAL REPORT

Photo - silver bubble backdrop

FINANCIAL HIGHLIGHTS -- 2003
Look Inside: Cott Corporation 2003 milestones

                 Year Ending
[in millions of U.S. dollars, except per share amounts]       2003          2002          2001
Sales                                                    $    1,417.8      $ 1,198.6    $ 1,090.1
Gross Profit                                                     19.5%          19.4%        17.2%
Operating Income                                                148.9          122.7         93.3
Income from continuing operations (1)                            77.4           58.3         39.9
Operating cash flow, after capital expenditure (1)               93.6           60.0         57.6
Working capital (2)                                              45.2           56.9         55.7
Net debt (3)                                                    338.7          373.8        395.2
Income from continuing operations per
  diluted share (1)                                              1.09           0.83         0.58

Income from Continuing Operation per                       03 -- 1.09  [graphic of bar graphs]
Diluted Share (1)                                          02 -- 0.83  [U.S. dollars]
                                                           01 -- 0.58

Earnings Before Interest, Taxes                            03 -- 196.0 [graphic of bar graphs]
Depreciation and Amortization *(1)                         02 -- 164.2 [millions of U.S. dollars]
                                                           01 -- 135.5

Operating Cash Flow After                                  03 -- 93.6  [graphic of bar graphs]
Capital Expenditures (1)                                   02 -- 60.0  [millions of U.S. dollars]
                                                           01 -- 57.6

(1)The December 28, 2002 results are as reported in 2002 based on U.S. GAAP in effect at that time. Cott adopted SFAS 145 retroactively in 2003. As a result of SFAS 145, income from continuing operations decreased $9.6 million or $0.14 per diluted share and operating cash flow decreased $10.6 million. For more information about the impact of SFAS 145, see note 3 to the consolidated financial statements of this annual report on Form 10-K.

(2)Comparative amounts in prior years have been reclassified to conform to the financial statement presentation adopted in the current year.

(3)Net debt for the year ended December 29, 2001 was adjusted for the redemption of 2005 and 2007 senior notes from cash in trust on January 22, 2002.

(*)As defined in the Management's Discussion and Analysis of Financial Condition and Results of Operations.

TABLE OF CONTENTS [sidebar]: Company Profile, INSIDE FLAP, Shareholder's letter 1, Cott U.S.A. 8, Cott U.K. 12, Cott Canada 16, Cott Mexico, Innovation 24, Board of Directors 26, Annual Report on Form 10-K 29, Investor Information, INSIDE BACK COVER

COTT CORPORATION GROWING WITH A PURPOSE

Cott Corporation is the world's largest producer of retailer branded Carbonated Soft Drinks (CSD). The Company has expanded in recent years through a series of strategic acquisitions and by strong organic growth. Supermarkets, mass merchandisers, drug stores and convenience stores are among Cott's largest customer groups.

As a fully integrated supplier to customers, Cott creates beverage formulas, makes concentrates, manufactures soft drinks and markets its products in many countries of the world. Its core geographies - United States, Canada and United Kingdom - account for the great majority of sales. Altogether, the Company operates 19 manufacturing plants in four countries. Cott products include carbonated soft drinks, juices and blends, seltzers, spring water and purified drinking water, and clear sparkling flavored beverages.

Cott is headquartered in Toronto, Canada, with offices and operations in the US, Canada, the U.K. and Mexico. Its 2,800 employees include professionals in research, procurement, manufacturing, distribution, marketing and customer service. The company's research and technology center is located in Columbus, Georgia.

Focused principally on growing its retailer customers' brands, Cott also sells beverages under Company registered trademarks such as Cott(R), Stars & Stripes(R), Vess(R) and Vintage(R) and through a network of RC(R) International bottlers in more than 60 countries outside North America.

COTT ANNUAL REPORT 2003 MILESTONES

IT HAPPENED IN 2003

SCHOLARSHIP PROGRAM FOUNDED - Dependents of Cott employees will be eligible for financial help to further their education. At the request of CEO Frank Weise, the board agreed to reduce his 2004 base salary to $1. The board then directed an equivalent amount to fund a new program. Qualified graduating students are encouraged to apply to the "Frank and Deborah Weise Scholarship Fund." [photo and caption -- Scholarship program founded for dependants of Cott employees]

COTT EXPANDS IN MID-ATLANTIC USA - By acquiring the retail brand business of North Carolina's Quality Beverage Brands, L.L.C. (QBB), Cott USA added prominent new customers in a growing market. The move is expected to add approximately $45 million in annual sales. In a related transaction, long-term manufacturing agreements were signed with QBB's affiliate Independent Beverage Corporation, which will provide the Company with access to new production capacity.

WEISE NAMED "CEO OF THE YEAR" - Canada's leading national newspaper, The Globe and Mail, selected Frank Weise as chief executive officer of the year. In a major article in its respected "Report on Business" magazine, the newspaper's editors cited Frank's leadership over a sustained period of remarkable turnaround for the Company and then leading Cott's strategic drive for growth. [photo: cover of ROB Magazine, and caption -- Frank Weise is cited for exemplary leadership in Canada's respected "Report on Business"]

SIKESTON, MISSOURI PLANT SETS SAFETY RECORD - Thanks partly to a vigorous awareness campaign, on September 26 this Cott USA plant marked its third straight year without a loss-time incident. The promotion team from the "Show Me" Missouri state rallied the 100 site employees around a direct message of "Safety First" using posters, presentations and awards.

COTT STARS AT PLMA SHOW - Presented by the Private Label Manufacturers Association, the PLMA Show held in Chicago each year gives manufacturers an opportunity to highlight the newest in product and packaging innovation. Cott's caffeine-free, sugar-free and calorie-free Fruit Refreshers(TM) attracted the attention of numerous retailers. [photo: Cott's Booth at PLMA, and caption -- Cott booth at the 2003 PLMA Show attracts attention.]

WAL-MART AND COTT TEAMS SUPPORT FIRE-FIGHTERS - As October fires ravaged southern California, the Bentonville office joined with Wal-Mart to donate "Sam's Choice" water supplies to fire-fighters. The San Bernardino plant, located close to the fire perimeter, provided additional water and soda to its local fire department. [photo: fire truck, and caption -- Wal-Mart and Cott teams aid firefighters in California]

"VINTAGE(R) BRAND CELEBRATES 25 YEARS" - The number one seltzer brand in the United States is sporting a new banner on its label. It proclaims 25 years of success in the Northeast as the champion for taste and quality. Vintage(R), family made and marketed by Cott, now includes carbonated soft drinks, mixers and new Fruit Refreshers(TM) as well as the popular seltzer. [photo and caption -- Vintage(R), the number one seltzer brand in the U.S., celebrates 25 years. ]

ANNUAL REPORT WINS "BEST IN INDUSTRY" HONOR - The National Association of Investors, located in Michigan, awarded the Cott 2002 annual report its highest distinction among beverage and soft drink companies. Through 25 years of this competition, NAIC has placed emphasis on the viewpoint of individual investors. The Cott report, titled "It Starts Inside" was cited for completeness of information as well as readability. [photo: Cover of 2002 Report, and caption -- Cott Annual Report 2002 wins highest honours.]

PHILIP LIVINGSTON AND JOHN SHEPPARD ELECTED TO BOARD - Philip Livingston was elected to Cott's Board of Directors at the Company's annual general meeting in April. Livingston, having previously served as president and chief executive officer of Financial Executives International (FEI), the pre-eminent membership organization for chief financial officers, controllers and treasurers in North America, brings insight into the regulatory environment. John Sheppard, Cott's president and chief operating officer, joined the Board in July.

     SEIZING THE FUTURE OF RETAILER BRANDS
     [photo cover of Frank E. Weise, Chairman & CEO and John K. Shepard, President & COO]

     SHAREHOLDERS' LETTER

     Fellow Owner,

     From our vantage point, your company's future is bright with opportunity. Our progress over the past five years has laid a foundation for long-term success. Credit for that performance goes to Cott men and women across all operations. The record results in 2003 now provide new confidence as we set our sights on seizing the future.

     THE TAKE-HOME CARBONATED SOFT DRINK MARKET -- 2003 [Bar Charts]

                  Total Take-Home           Retailer Brand         Cott Proportion of Retailer
                       CSD $                 Volume Share               Brand CSD Volume
U.S.                  $24B                       11%                          66%
Canada                $ 2B                       20%                          97%
U.K.                  $ 5B                       27%                          40%

TOTAL                 $31B                       14%                          66%

Source: Cott Estimates

     Going forward in 2004 and beyond, three major factors combine to define Cott's unique business opportunity. Shareowners have heard us say on previous occasions that we are in the right business at the right time . . . ready to take advantage of the dynamics in a competitive marketplace.

1. Retailer brand products are winning consumer acceptance around the world. In the US, one in five items bought in drug chains and mass merchandisers is a retailer brand. In carbonated soft drinks, retailers' brands are sharply outpacing the growth of the category. In 2003, the trend accelerated as consumers recognized that quality and choice are readily available.

2. The ongoing concentration of supermarket chains and mass merchandisers is fueling the growth of retailer brands. Retailer brands add credibility and power to retailers. In a number of North American and U.K. retail chains, the retailer's own brand accounts for a high share of the total soft drink sales volume.

3. The Cott team of experienced leaders and managers - from research and logistics to customer service and category management - knows retailer brand beverages intimately. The Company's full integration from formulae development, concentrate manufacturing and production of finished goods, to sales and marketing will enable us to deliver increased growth from current as well as new customers in the years ahead.

FINANCIAL HIGHLIGHTS

Results in 2003 form a new benchmark to beat. These highlights tell the story of your company's successful year:

     - Income from continuing operations(1), per diluted share, increased by 31% to a record $1.09

     -   Sales rose to an all-time high, up 18% to $1.4 billion

     -   Operating income climbed 21% to a record $148.9 million

     - Operating cash flow (less capital expenditures) reached a record $93.6 million

[bottom of page]: (1)The December 28, 2002 results are as reported in 2002 based on U.S. GAAP in effect at that time. Cott adopted SFAS 145 retroactively in 2003. As a result of SFAS 145, income from continuing operations decreased $9.6 million or $0.14 per diluted share and operating cash flow decreased $10.6 million. For more information about the impact of SFAS 145, see note 3 to the consolidated financial statements of this annual report on Form 10-K.

These results flow directly from the efforts of Cott employees who continue to be the company's greatest asset, the difference-makers who breathe life into our mission, values and strategies. By applying our strategies over the past five years, they have embraced the license to innovate, to work in partnership with customers and suppliers - and to focus relentlessly on providing superior service. Reflecting on 2003, specific accomplishments stand out:

STRATEGY #1 - EXPAND THE CORE -- By entering Mexico and being able to serve important customers in this market we have added important volume. Adding and building with leading retailers gave impetus to this strategy. Innovation has been a decisive weapon in gaining ground with many top accounts.

STRATEGY #2 - MAKE ACQUISITIONS AND ALLIANCES -- Acquiring the retailer brand business of North Carolina's Quality Beverage Brands, L.L.C. at the close of the year gave momentum to this strategy. This acquisition will enhance our presence in the Mid-Atlantic region, a fast-growing area for Cott USA. Seen in the context of our five other acquisitions and investments of more than $300 million since 2000, this latest addition shows how our acquisition strategy has enabled us to create new opportunities for profitable growth.

STRATEGY #3 - BUILD WORLD-CLASS TEAMS -- Our management team evolved further in 2003, with the new office of president and chief operating officer now in place. Two other new appointments were announced: Paul Richardson became president of Cott USA, our largest unit; and Andy Murfin became managing director of the UK business. These experienced professionals, as you will read in this report, have already brought focus and energy to their new leadership positions.

As part of this strategy, we have built world-class teams across all functions of the organization. For example, plant personnel are working with their sales counterparts to check store inventories and product replenishment needs. Other initiatives in continuous improvement have leveraged "six sigma" techniques, from plant operations to administrative functions.

STRATEGY #4 - DRIVE MARGINS AND CASH FLOW -- This strategy has special priority because, simply put, it requires keeping our eye on the ball. Financial discipline and clear-eyed business acumen are prime movers in driving performance year after year. These forces have never been more evident than in the turnaround of our UK business during 2003, where we recorded significant growth in both sales and earnings.

[photos and captions: SENIOR FINANCE TEAM - Ray Silcock, executive vice president and chief financial officer (second from right), is supported by Tina Dell'Aquila, vice president and controller (left), Catherine Brennan, vice president and treasurer (right), and Edmund O'Keeffe, vice president for investor relations and corporate development (second from left).; EXPERIENCED LEADERSHIP - Mark Benadiba, executive vice president Canada and Intenational
(left), with fellow members of Cott's Executive Council, Mark Halperin, senior vice president, general counsel and secretary (right), and Colin Walker, senior vice president corporate resources (center).

SEIZING THE FUTURE

When we talk about "Seizing the Future," we are describing a spirit that permeates Cott. No one believes that success and growth will be automatic, but we are determined to meet the challenges ahead of us. We see a secure place for Cott in creating opportunities for retailer growth and consumer choice. Each year, that role grows as the value of retailer brands strengthens in the minds of consumers. In 2003, carbonated soft drinks ranked near the top of all retailer brand categories in volume sales.

We are confident that the vision of our quality products on the shelves of premium retailers will mean winning performance in 2004.

"Seizing the Future" takes different forms in every part of our business. For 2004 we intend to increase our in-house manufacturing capacity with new lines, improved productivity and acquisitions and alliances in order to meet our growing sales. We will continue to be vigilant about costs, whether in Sales, General and Administrative expenses or in ingredients and packaging. This will allow us to meet our goals for worldwide competitiveness.

In our laboratories and marketing groups, "Seizing the Future" means being prepared to offer new flavors and package formats to our customers. We were proud to host dozens of buyer groups at our Columbus, Georgia technology center in 2003. Many customers were joined by members of their own Cott account teams - often including representatives from sales, supply chain management, distribution, category management, manufacturing and marketing. As one of our team members said, " Cott will do whatever possible to exceed customer expectations...today, tomorrow, always"

That's the spirit. That's how we intend to seize the future.

[signature]                                [signature]
Frank E. Weise                             John K. Sheppard
Chairman and Chief Executive Officer       President and Chief Operating Officer

[sidebar graphic]: The Cott House - Framework for Growth...Vision, Goal, Strategic Pillars, Purpose, Values

GOAL: Sustained double digit growth for the future

VISION: To be recognized as the retailer brand beverage supplier of the choice by leading retailers everywhere

STRATEGIC PILLARS: Expand the Core; Make acquisitions and alliances; Build world class teams; Drive margins and cash flow

PURPOSE: We market, create and supply high quality non-alcoholic, shelf-stable retailer brand beverages to build category profitability and customers' brand equity

VALUES: Customer-Centric; Diversity; Accountability / Integrity; Continuous Improvement

MESSAGE FROM THE LEAD INDEPENDENT DIRECTOR

As our company moves into 2004, we have come to expect another strong performance by Frank Weise and his management team. In five years of steady progress, their leadership of Cott's 2,800 employees has become a beacon in the beverage industry. The depth of experience among Cott's management is admired by many, but equally essential to the Company's success has been their commitment to solid values.

Hardly a month passed in 2003 when some scandal or malfeasance didn't headline the financial news. I believe that Cott's values and internal discipline stand as guardians against those kinds of violations to integrity. Your Board not only supports that stance, but it takes very seriously its own responsibilities to ensure compliance with all appropriate governance standards.

Beyond that, the Board sees its role as vital in setting the tone for such values as accountability and quality in all facets of the Company. Our annual review of the strategic plan receives the highest priority, along with our ongoing focus on management succession.

This year, we welcomed Philip Livingston and John Sheppard to the Board. Phil's varied background in finance, notably as past president of Financial Executives International, will add valuable insights to our deliberations. In his new capacity as Cott's president and chief operating officer, John becomes a strong resource for the Board.

[signature and photo]
Serge Gouin
Lead Independent Director

COTT  USA

     -   Headquartered in Tampa, Florida

     -   Company's largest geographic unit in sales and earnings

     -   Focused on growth in 2004

"KEEP THE IDEAS COMING!"

As I enter my 10th year with Cott, I see much that excites me. I also see the stretch goals that we have set for our American business, and I know that 2004 will be a year that calls for the best.

We have a number of initiatives in full swing - all aimed at strengthening our customer relationships. Thanks to emphasis on Continuous Improvement in our operations, we have made progress a way of life. The "Six Sigma" tools now in the hands of 56 black-belt leaders and being used by hundreds of employees from San Bernardino, California to Wyomissing, Pennsylvania have given us a common highway for traveling together. We speak a common language and measure our performance using shared systems.

In our plants, we are well underway with a remarkable "Five S" program. It's aimed at further standardizing and simplifying our workplaces - and at helping us better meet our customers' needs. On a parallel track, we are re-designing our marketing and sales teams to allow more time for Cott representatives to be with our customers and in their operations. The goal: know your customer top to bottom; use all Cott experience and skill to help the customer grow; and provide service that exceeds the customer's expectations. We are moving ahead on this path as evidenced by Wal-Mart's recent recognition again of Cott as a "Supplier of the Quarter" -- this time for the fourth quarter of 2003.

These initiatives won't work without one powerful force - input from our people. I am personally placing the highest priority on getting ideas from Cott men and women who form the backbone of our plants, our staff and our account teams. It's been said that there is nothing so powerful as an idea whose time has come. That's why I have asked all employees to wear me down with ideas - and keep them coming!

At Cott USA, we also depend a great deal on service groups. The only way I know to optimize the connections among the staff that help us in packaging design, flavor formulations and category management is by communicating. So, as we embark on another winning year, we'll be ready to listen. We enforce only one key rule: every idea must make a positive difference to our customers.

Ideas are more than welcome. They are the vital link between planning and performing.

[photo]
Paul Richardson -  President, Cott USA

HALFPAGE PHOTOs: Statue of Liberty, New York; USA product
PHOTOs: USA PRODUCT AND PEOPLE

[side text] With nine manufacturing sites and some 1,400 employees, Cott USA has full-service capabilities. Bottling plants around the country serve hundreds of customer locations. Overall, in the United States, retailer brand soft drinks account for about 11% of the volume share in the take-home segment - less than in the United Kingdom where retailers' own brands have about a 27% share and Canada where they have about 21%.

MAGNIFICENT OBSESSION [photo and caption]: Cott's customer-centric approach has a single purpose: to help the customer build its brands by winning consumers every day. Our Boise-based account team works day-by-day with the Albertsons Corporate Brands team to develop and drive the supermarket chain's carbonated soft drinks line as it moves into full 27-state coverage.

GIVE ME AN "S"! [photo and caption]: At Wilson, North Carolina, plant manager Michael Meredith conducts a weekly seminar in "The Five S's" - a system-wide initiative to track improvements in productivity and overall performance. Mike's team is actively installing the program throughout plant operations: "Sort...Set In Order...Shine...Standardize...and Sustain."

SINGLE SERVE LEADERS [photo -- USA H-E-B product shot]: Among the first major retailers to add a full line of 8-ounce cans to their store-brand selection is H-E-B, a strong retail force in Texas. Five flavors stepped out in 2003 wearing bright labels that promote the new convenient serving size and great taste to consumers.

COTT - UNITED KINGDOM

HIGHLIGHTS:

     -   Headquartered in Kegworth, England

     -   Expanding presence with new products, new customers

     -   Exceptional customer service underlines our 2004 growth plans

SEIZING OPPORTUNITIES TO SOLIDIFY GROWTH

Like every sustainable turnaround in business, ours had to start inside with clear goals and hard work. Over the past 18 months, our UK teams "dug in" to bolster Cott's leading position in retailer brand carbonated soft drinks. Foremost among those efforts was a training and incentive program that enrolled virtually every employee - all committed to learning and applying "best practices" from Company operations in North America.

The 2003 results were dramatic improvements: a four-fold increase in earnings and an overall sales increase of 24% in year-over-year performance. For Cott in the UK, this is a gateway performance, giving us confidence to drive new strategies for customer growth and increased productivity.

Two highlights stand out in 2003 -- winning Cott's Pencer Award for Excellence in Innovation and the special recognition by ASDA-Wal-Mart as a superior supplier. Both show how our production and marketing resources can perform - and inspire our UK teams to seize opportunities that will solidify our growth in upcoming years.

Heading into 2004, of course, our charge is to build on that turnaround. My own optimism is based on the winning attitude that I see every day. Every partnership we have with both ongoing and new customers is driven by three initiatives: product quality, customer service and tireless innovation. They force us to set ambitious goals for both volume growth and improved return on assets.

[photo]
 --  Andy Murfin, Managing Director, Cott Beverages Ltd.

HALFPAGE PHOTOs: Houses of Parliament, London; UK product
PHOTOs: UK PRODUCT AND PEOPLE

[side text] Cott's business in the United Kingdom employs almost 400 people at its headquarters in Kegworth, two plants and several distribution centers. During a turnaround effort over the past two years, Cott UK has adopted a rigorous program of production controls and customer-centric innovation. In 2003, this unit achieved an important milestone in performance - moving to stronger sales and positive earnings.

ASDA CITES COTT FOR DOUBLE RECOGNITION [photo and caption]: For its record in supplying Wal-Mart's ASDA unit in the UK, Cott teams led by Nick Whitley, director of business development, garnered two prestigious awards in 2003: "Most Innovative ASDA Brand Supplier" and "Best Support to Everyday Low Cost." The EDLC award came to Cott UK for the second year running.

NICHOLS PARTNERS WITH COTT FOR WORLD-FAMOUS BRANDS [photo and caption]: For manufacture of its Vimto(R) and Sunkist(R) beverages in the UK, Nichols plc selected Cott as its contract supplier. Nichols' stature in Britain, and 65 other countries, is built on more than 95 years as an important beverage marketer.

2003 AWARD-WINNING TEAM [photo -- USA H-E-B product shot]: The fifth annual Gerald N. Pencer Award for Excellence in Innovation went to Kegworth's commercial team for its extraordinary efforts in forecast accuracy. Contributions from the team led to gains in plant efficiencies and to a $10,000 prize shared by the team.

COTT CANADA

HIGHLIGHTS:

     -   Headquartered in Mississauga, Ontario

     -   Country with largest Cott share of retailer brand segment

     -   Focused on growth with current customers and in new channels in 2004

RAISING THE STANDARD OF EXCELLENCE

When I am asked about the essential spirit that drives our business, I always answer with one word - innovation. Growth is a challenge when you hold the #1 position in the retailer branded soft drinks segment - and only through creativity on all fronts can Cott Canada reach new levels of excellence. I see that spirit and initiative in our men and women across the country.

Last year, we again reported solid sales and earnings, as we managed to overcome a number of challenges. I see opportunities for a breakout year in 2004. New channels such as quick service restaurants, gas stations and convenience stores could bring important new sales. We expect expanding sales with current supermarket chains will come from new cola offerings, novel packaging and updated line extensions. Several are already underway in the form of "minipop" sizes and lightly carbonated beverages.

These initiatives owe their success to innovation. Hardly a month will go by in early 2004 when we won't see a customer launch a new product. Concepts like "dual cola" will roll out as large grocery chains offer consumers a choice to meet individual taste preferences. New flavors will include Concord Grape, Pink Grapefruit and Cranberry Raspberry.

One thing is for certain: Cott Canada is determined to seize every opportunity to further build our leading position.

[photo]
 --  Philip Lamb, President, Cott Canada

HALFPAGE PHOTOs: Chateau Frontenac, Quebec City
PHOTOs: CANADA PRODUCT AND PEOPLE

[side text] Cott Corporation traces its roots back 50 years in Canada. Since the early 1990's, the Company has grown to a nationwide then international leader in retailer-brand beverages. Today, Cott Canada has 800 employees in seven bottling plants and a network of sales and administrative offices. In addition to its primary business in carbonated soft drinks, Cott Canada makes a range of juices, purified and spring drinking waters and flavored still beverages.

CHOOSE YOUR COLA [photo and caption]: In Montreal, shoppers can now select the taste they prefer from Metro's cola range. Nancy Christiansen, marketing manager of Cott reviews the supermarket chain's promotional signing with Jean-Louis Charpentier, Metro's Vice-President of Private Label. The "dual cola" launch rolled out in 2003.

QUICK SERVICE RESTAURANT SHOWS ITS BRAND [photo and caption]: Tim Hortons, the highly successful chain with over 2,300 locations in Canada , launched its own-label single serve beverages program, featuring iced tea and a peach-flavored soft drink. These beverages are available for take-out or on-site consumption as a single item purchase and are a great complement to their lunch deal programs.

COTT MEXICO

HIGHLIGHTS:

     -   Headquartered in Puebla, Mexico

     -   Venture 90% owned by Cott Corporation

     -   Founded in 2002

"ISALUDOS DESDE PUEBLA!"

Achieving profitability in our start-up year brought a lot of cheers from our 200 member Cott team in Mexico. Month by month in 2003, we shared victories large and small in plant reconstruction, installation of new bottling lines, and the modernization of our distribution and customer service facilities. Along the way, every target date was met or surpassed.

From day one we have set our standards high. We have secured new business with major supermarket chains in Mexico, providing a platform for incremental growth in coming years. To grow with neighborhood and convenience stores, we have franchised the popular Jarritos(R) brand in 13 Mexican states.

Traditionally, Mexican shoppers have purchased their soft drinks at neighborhood stores, but change is coming fast. Modern supermarkets and mass merchandisers are gaining share as Mexicans follow shopping patterns of other North Americans. I agree with analysts who predict that new flavors, new packages and new promotions will accelerate this trend in 2004.

Our fellow citizens and the business community in Puebla have been great supporters. As we approach the need to build new capacity and new locations, we have a model that will always inspire us.

[photo]
 --  Gil Arvizu - Managing Director, Cott Embotelladores de Mexico

HALFPAGE PHOTOs: Paseo de la Reforma, Mexico City
PHOTOs: MEXICO PRODUCT AND PEOPLE

[side text] This operation begins its second full year as a vital part of Cott's strategic growth plan supplying a variety of international and local retailers. The modern bottling plant in Puebla is located about 100 miles southeast of Mexico City. Mexico, with a population of 100 million, has the second highest per capita consumption rate for soft drinks in the world.

BIG TASTE IN THREE-LITER LINE [photo and caption]: Mexican consumers now enjoy Soriana's new line of popular soft drinks in a 3-liter PET bottle...a first for retailer branded beverages in the country. Edmundo Espinosa, director of sales and business development, works in partnership with leading supermarket chains to bring packaging innovations to Mexican shoppers.

NEW LOOK, NEW TASTE ATTRACT [photo and caption]: Comercial Mexicana, an important national retailer, with Cott's help revamped its extensive line of soft drinks. A bright new packaging design debuted along with new formulas as Comercial Mexicana launched aggressive promotions to build its store-brand position within the category.

INNOVATION

OUR FUTURE STARTS WITH IDEAS

Ask Prem Virmani, Cott's senior technical officer, to define innovation and he is quick to say, "Innovation is a state of mind...it's more than coming up with new ideas, more than looking for different ways to do something. Innovation is what starts the creative process."

He adds, "In my 30 years in the soft drinks industry, there has never been a time so alive with change. Whether it's new beverages fortified with minerals or vitamins, or drinks that combine exotic and popular fruit flavors, the consumer is demanding new tastes and new qualities. Whole new ranges such as aquaceuticals loom ahead."

The reach of innovation spans the entire company, reflecting management's commitment to growth. Examples abound: identifying the best ways to interface Cott's information technology systems with customers' systems; developing new go-to-market strategies to support customer account teams; implementing new techniques for communicating with employees to share successes among all units; or applying new computer-aided tools to speed packaging designs on-demand for retailers. These and literally hundreds of other innovative programs are underway.

[photo and caption]
Prem Virmani, vice president technical services, oversees a group of professional scientists and technicians at the Technology Center. Blending a creative passion with a keen eye for quality, he applies 30 years of experience in the beverage industry.

[side text] Cott's Technology Center in Columbus, Georgia stands as a hub of product innovation. Scientists and technicians apply their skill and experience
- creating new concentrates, new flavors and new formulations. More than 100 beverage creations and updated formulations were tested with customers in 2003.

PROVIDING THE PREMIUM QUALITY LOOK [photo and caption]: Ivan Grimaldi, vice president global procurement, joins Gwen Burnatowski, manager print production group, as careful watch guards of our customers' packaging designs. The PPG team works closely with Cott marketing and category management groups to provide an attractive array of bottle and can facings.

SPREADING THE COTT MESSAGE [photo and caption]: Keeping 2,800 employees informed about Company programs and successes in a timely manner requires a regular news channel. With correspondents in every plant and office, the "Cott World" newsletter gathers and sends the story every quarter around the world.

CAPABILITIES IN PLACE [photo and caption]: Independent bottlers in more than 60 countries use soft drink concentrates made by Cott. This active system holds special promise for future growth. Cott's marketing knowledge and regional expertise help link this network.

THE BOARD OF DIRECTORS
COMMITMENT BY THE BOARD

Three standing committees of the Cott Board of Directors play significant roles in monitoring the achievements of management and setting expectations for future performance: Human Resources and Compensation, Corporate Governance, and Audit Committees. In addition, all 12 members of the full Board are active in setting the tone for corporate governance and overall standards of integrity for the Company.

Members of the Board bring an array of experiences in the business communities of both the United States and Canada. Retail management, industry leadership, creative design, financial and investment planning as well as legal backgrounds are reflected on the Board - skills that blend well in handling its range of responsibilities.

During 2003, the full Board convened ten times with two off-site meetings. In July, the members held their meeting at the New York Stock Exchange, and in October, they met at the Cott plant in Concordville, Pennsylvania. These off-site meetings extended the Board's practice of meeting in venues that offer opportunities for a close-up view of the business operations and investor activities that affect the Company's future.

[photos and captions]

     - HUMAN RESOURCES AND COMPENSATION [photo and caption]: David Harkins, chairman, Christine Magee and Don Watt (pictured left to right) comprise this committee. Decisions on an appropriate organizational structure and pay-for-performance incentives are within its mandate. Continuous attention is given to the Company's executive succession plan.

     - AUDIT COMMITTEE [photo and caption]: Philip Livingston, chairman, Serge Gouin and John Bennett (pictured left to right) are members of this key committee. Its special charge is oversight of the quality and integrity of the Company's annual and quarterly reports. The annual review by outside independent auditors is included in the scope of this committee's responsibilities.

     - CORPORATE GOVERNANCE [photo and caption]: Serge Gouin, chairman, Hunter Boll, and Philip Livingston (left to right) serve on this committee. Ensuring compliance with fast-changing guidelines set by the securities regulatory authorities, the Toronto Stock Exchange and the New York Stock Exchange comes under its purview. The committee is also responsible for nominating new members to the Board.

     - BOARD MEMBERS NOT ON COMMITTEES [photo and caption]: Colin Adair (second from left), Thomas Hagerty (missing from photo) and Stephen Halperin (left) are long-standing Board members who recently came off of committees after years of service. John Sheppard, President and Chief Operating Officer (second from right) is the newest member and Frank Weise, Cott's Chief Executive Officer (right) serves as Chairman of the Board. All of the above participate in the functions and duties of the full Board.

SUMMARY TABLE OF CONTENTS FOR THE ANNUAL REPORT ON FORM 10-K

Forward-looking Statements
Description of Business
Quarterly Common Stock Information
Selected Financial Data
Management's Discussion & Analysis
Report of Management
Report of Independent Accountants
Consolidated Financial Statements
Quarterly Financial Information

CORPORATE OFFICERS AND BOARD OF DIRECTORS

BOARD OF DIRECTORS
Colin J. Adair
First Vice President
Investment Advisor
CIBC Wood Gundy

W. John Bennett (1)
Chairman, President and
Chief
Executive Officer
Benvest Capital Inc.

C. Hunter Boll (2)
Managing Director
Thomas H. Lee Partners
L.P.

Serge Gouin (1), (2)*
Lead Independent
Director
Vice Chairman
Salomon Smith Barney
Canada, Inc.

Thomas M. Hagerty
Managing Director
Thomas H. Lee Partners
L.P.

Stephen H. Halperin
Partner
Goodmans LLP

David V. Harkins (3)*
President
Thomas H. Lee Partners
L.P.

Philip Livingston (1)*, (2)
Chief Financial Officer
World Wrestling
Entertainment

Christine A. Magee (3)
President
Sleep Country Canada

John K. Sheppard
President & Chief
Operating Officer
Cott Corporation

Donald G. Watt (3)
Chairman & CEO
DW + Partners

Frank E. Weise III
Chairman & Chief
Executive Officer
Cott Corporation

CORPORATE OFFICERS
Frank E. Weise III
Chairman & Chief
Executive Officer

John K. Sheppard
President & Chief
Operating Officer

Mark Benadiba
Executive Vice President
Canada & International

Paul R. Richardson
Executive Vice President
Global Procurement &
U.K.

Raymond P. Silcock
Executive Vice President
& Chief Financial Officer

Mark R. Halperin
Senior Vice President,
General Counsel &
Secretary

Colin D. Walker
Senior Vice President,
Corporate Resources

Catherine M. Brennan
Vice President, Treasurer

Tina Dell'Aquila
Vice President, Controller
& Assistant Secretary

Ivano R. Grimaldi
Vice President,
Global Procurement

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

CORPORATE HEADQUARTERS

207 Queen's Quay West
Suite 340
Toronto, Ontario
M5J 1A7
Tel: (416) 203-3898
Fax: (416) 203-8171

REGISTERED OFFICE
333 Avro Avenue
Pointe-Claire, Quebec
H9R 5W3

CANADIAN OFFICE
6525 Viscount Road
Mississauga, Ontario
L4V 1H6

MEXICO OFFICE
Calle de los Palos #35
San Pablo
Xochimehuacan
Puebla, Puebla. C.P.
72014

RC COLA INTERNATIONAL
1000 10th Avenue,
Columbus GA, 31901

UNITED KINGDOM AND
EUROPE OFFICE
Citrus Grove, Side Ley
Kegworth, Derbyshire
DE74 2FJ

UNITED STATES OFFICE
4211 W. Boy Scout Blvd.
Suite #290
Tampa, FL 33607

NORTHEAST RETAILER
BRANDS LLC
1001 Southbridge Street
Worcester,
Massachusetts 01620

PRINCIPAL OPERATIONS
Calgary, Alberta, Canada
Columbus, Georgia, U.S.
(Concentrate
Manufacturing)
Concordville,
Pennsylvania, USA
Kegworth, Derbyshire,
U.K.
Lachine, Quebec, Canada
Mississauga, Ontario,
Canada
Pointe-Claire, Quebec,
Canada
Pontefract, West
Yorkshire, U.K.
Puebla, Puebla, Mexico
Revelstoke, British
Columbia, Canada
San Antonio, Texas, USA
San Bernardino,
California, USA
Scoudouc, New
Brunswick, Canada
Sikeston, Missouri, USA
St. Louis, Missouri, USA
Surrey, British Columbia,
Canada
Tampa, Florida, USA
Wilson, North Carolina,
USA
Wyommising,
Pennsylvania, USA

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

QUARTERLY BUSINESS RESULTS/COTT NEWS
Current investor information is available on our website at www.cott.com

TRANSFER AGENT & REGISTRAR
Computershare Trust
Company of Canada

AUDITORS
PricewaterhouseCoopers
LLP

STOCK EXCHANGE LISTING
Toronto Stock Exchange:
BCB
New York Stock
Exchange: COT

ANNUAL GENERAL MEETING
Cott's 2004 Annual Meeting takes place on Tuesday, April 27, 2004 at 8:30 a.m. at the Glenn Gould Studio CBC Building, 250 Front St. W., Toronto, Ontario, Canada

La version francaise est disponible sur demande.

All trademarks are owned or licensed by Cott or its customers.

BACK COVER
[photo -- silver bubble backdrop]
Cott [logo]
Corporation

www.cott.com