Form 10-K, Exhibit 13
period 2005-01-01
COTT CORP /CN/
filed 2005-03-16
CIK 884713

Great things in store

2004 ANNUAL REPORT

ABOUT
COTT

Cott Corporation is the world's largest producer of retailer branded carbonated soft drinks. The Company has expanded in recent years through a series of strategic acquisitions and by strong organic growth. Supermarkets, mass merchandisers, drug stores and convenience stores are among Cott's largest customers.

      As a fully integrated supplier, Cott creates beverage formulas, makes concentrates, manufactures soft drinks and markets its products in many countries of the world. Its core geographies - the United States, Canada, the United Kingdom and Mexico - account for the great majority of sales. In addition to its concentrate manufacturing facility in Columbus, Georgia, Cott operates 21 bottling plants in four countries. The Company is headquartered in Toronto, Canada, with offices and operations in the United States, Canada, the United Kingdom and Mexico. Its 3,236 employees include professionals in research, procurement, manufacturing, distribution, marketing and customer service. Cott's research and technology center is located in Columbus, Georgia.

      Focused principally on growing its customers' brands, Cott also sells beverages under Company-owned trademarks such as Cott(TM), Stars & Stripes(TM), Vess(TM) and Vintage(TM) and sells concentrates to a network of RC(TM) International bottlers in more than 60 countries outside North America.

CORE
MARKETS

SEGMENTED                                                  U.K.              International
INFORMATION                       U.S.        Canada      Europe    (Mexico, RC(TM) International)
Sales
by segment                     $ 1,1990.0   $   189.5   $   194.3               $   61.2
(in millions of U.S. dollars)

Number of bottling plants              11           7           2                      1

Number of employees                 1,839         787         375                    235

FIVE YEAR HISTORICAL
NET INCOME SUMMARY

(in millions of U.S. dollars,                                  Years ended (1)
except per share amounts)                 04            03            02            01            00
Sales                                 $ 1,646.3     $ 1,417.8     $ 1,198.6     $ 1,090.1     $   990.6
Gross profit                               17.2%         19.5%         19.4%         17.2%         16.7%
Operating income                      $   144.7     $   148.9     $   122.7     $    93.3     $    75.9
EBITDA(2,3)                               200.1         196.0         164.2         135.5         114.2
Operating cash flow,
after capital expenditures(2)              52.4         103.1          67.3          57.6          67.6
Income from continuing operations(2)       78.3          77.4          58.3          39.9          26.6
Income from continuing operations
per diluted share(2)                       1.09          1.09          0.83          0.58          0.40
Working capital                           126.0          45.2          56.9          55.7          29.1
Net debt to net debt plus equity(2)        41.0%         49.5%         63.1%         65.4%         66.2%

At Cott, we have GREAT THINGS IN STORE for all our stakeholders - from the great-tasting retailer brand soft drinks for our customers and their consumers to the LONG-TERM growth prospects for our shareowners.

Sales                                             04 -- 1,646.3
(in millions of U.S. dollars)                     03 -- 1,417.8
                                                  02 -- 1,198.6
                                                  01 -- 1,090.1
                                                  00 --   990.6

EBITDA (2, 3)                                     04 -- 200.1
(in millions of U.S. dollars)                     03 -- 196.0
                                                  02 -- 164.2
                                                  01 -- 135.5
                                                  00 -- 114.2

Operating cash flow,                              04 --  52.4
after capital expenditures (2)                    03 -- 103.1
(in millions of U.S. dollars)                     02 --  67.3
                                                  01 --  57.6
                                                  00 --  67.6


Income from continuing                            04 -- 1.09
operations per diluted share (2)                  03 -- 1.09
(in U.S. dollars)                                 02 -- 0.83
                                                  01 -- 0.58
                                                  00 -- 0.40

(1) Any references to 2004, 2003, 2002, 2001 and 2000 correspond to the year-end dates indicated in the financial statements and notes of this Annual Report.

(2) The December 28, 2002 results are as reported in 2002 based on U.S. GAAP in effect at that time. We adopted SFAS 145 retroactively in 2003. As a result of SFAS 145, income from continuing operations decreased $9.6 million or $0.14 per diluted share and operating cash flow decreased $10.6 million. For more information about the impact of SFAS 145, see note 3 to the consolidated financial statements of our 2003 annual report on Form 10-K filed with various regulatory authorities.

(3) As defined in the Management's Discussion and Analysis of Financial of this annual report. Condition and Results of Operations, which begins on page 36 of this annual report.

COTT 2004 Annual Report

      "Our back-to-basics focus is building on our track record of success and on the positive achievements of 2004."

JOHN K. SHEPPARD
President & Chief Executive Officer

Fellow shareowners:

The retailer brand revolution has momentum. Our customers are committed. Our sales are accelerating. There are great things in store... 2004 was a year of tremendous growth for your Company. We enjoyed record sales in the year, thanks to the outstanding efforts of the men and women who are the foundation of Cott's success. It was also a year with growing pains, as higher than originally anticipated volume in the U.S. led to plant efficiency challenges and higher logistics costs to meet customer expectations. As our customers continue to grow and invest in their retailer brand businesses, we remain steadfast in our commitment to meet their needs.

      We have clearly identified the challenges we faced during the year and we are fixing them. We've realized that we must continue to leverage our strengths in order to meet expectations and deliver on the commitments we've made. We're prepared to do that in the coming year, through a focused and disciplined back-to-basics approach.

                                                           LETTER TO SHAREOWNERS

"IN THE U.S., RETAILER BRANDS NOW ACCOUNT FOR OVER 11% OF THE TAKE-HOME SEGMENT OF THE CARBONATED SOFT DRINK CATEGORY. WE ARE CONFIDENT THAT THE RETAILER BRAND SHARE WILL CONTINUE TO GROW IN OUR LARGEST MARKET, DRIVEN BY RETAILER CONSOLIDATION AND COMMITMENT TO BUILDING THEIR RETAILER BRAND PROGRAMS."

POSITIVE ACHIEVEMENTS

As a Cott shareowner, you expect and demand more from your Company, and so do we. We're addressing our challenges head on while keeping our long-term growth strategies in place.

      In addition to our strong top-line growth, we added new customers, including a major U.S. account. Our innovative research and development team in Columbus, Georgia created exciting new products such as isotonic beverages for the U.K. and non-carbonated, zero calorie, fruit flavored beverages for the U.S., which we successfully brought to market for our customers. We also enhanced our U.S. operations in 2004 with three strategic acquisitions and the addition of new bottling lines in our St. Louis and Sikeston plants.

      In the highly developed and competitive U.K./Europe market, we achieved sales growth of 17%.This continued growth is a tribute to our U.K. team. They focused on the core business and products, partnered with key suppliers to reduce supply chain costs, optimized manufacturing, warehousing and logistics processes, and became increasingly customer-centric in their operations.

      In Mexico, our business grew by 67% during the year. As a developing marketplace where the retailer brand concept is just beginning to take hold, Mexico offers considerable long-term growth potential for Cott.

      In the U.S., retailer brands now account for over 11% of the take-home segment of the carbonated soft drink category. We are confident that the retailer brand share will continue to grow in our largest market, driven by retailer consolidation and commitment to building their retailer brand programs.

THE CHALLENGES

In 2004,we lost focus on our core business and on the key performance indicators that measure the health of our manufacturing operations. This led to the introduction of too many new products in the U.S. and increased manufacturing complexity in our plants there. Greater complexity, compounded by a surge in customer demand in the first half of the year, led to increased reliance on outside co-packers and to higher freight costs in order to maintain service to our customers.

      In Canada, we faced challenges of a different kind as a result of poor weather and an overall decline in the carbonated soft drink market in 2004.This impacted our business, stalling revenues and reducing margins.

      Compounding these challenges, the entire bottling industry faced sharp increases in commodity, energy and packaging costs, and we lagged in passing on these costs to customers. That squeezed margins further and earnings suffered, despite positive performances in our U.K. and Mexico businesses.

COTT 2004 Annual Report

MARK BENADIBA
Executive Vice President, Canada & International

ROBERT J. FLAHERTY
Executive Vice President, President, Cott U.S. Operations

RAYMOND P. SILCOCK
Executive Vice President & Chief Financial Officer

"IN 2005, WE ARE PROCEEDING WITH THE INVESTMENTS, PLANS AND PROGRAMS WE NEED TO PREPARE FOR YOUR COMPANY'S LONG-TERM GROWTH PROSPECTS. THESE INCLUDE INVESTING IN CAPACITY, OPERATIONS, TECHNOLOGY AND PEOPLE."

THE LESSONS OF 2004: BACK-TO-BASICS

Our back-to-basics focus is building on our track record of success and on the positive achievements of 2004.Priority number one is fixing our U.S. business. We have a comprehensive action plan underway that begins with leadership. We recruited a new President for our U.S. Division - Bob Flaherty, a carbonated soft drink industry veteran and a seasoned leader with the depth of experience needed to make tough decisions and stay focused on the fundamentals that drive our business.

WE ARE TAKING DECISIVE ACTION WITH A FOUR-POINT PLAN BASED ON OUR BACK-TO-BASICS
FOCUS:

1. We are refocusing on product lines with a track record of success and further growth potential, while eliminating low volume products.

2. Special teams have been created to implement best practices in inventory management and cost controls, and external consultants are reviewing plant operations to ensure that we capture every possible efficiency.

3. We are strengthening our focus on key performance indicators on a line-by-line, plant-by-plant basis to give us the early warning signals of operational issues.

4. We are bringing new capacity on-line: installing a new Canadian bottling line, sourcing more production from Canadian facilities and strengthening our co-packer quality control process.

                                                           LETTER TO SHAREOWNERS
ANDREW J. MURFIN
Managing Director, Cott Beverages Ltd.

MARK R. HALPERIN
Senior Vice President, General Counsel & Secretary

COLIN D. WALKER
Senior Vice President, Corporate Resources

      Our U.S. business is the engine of our future growth. The disappointments we experienced in the U.S. in 2004 impacted the entire Company's results. We are confident that our aggressive plan to correct the shortfalls will have an equally significant impact moving forward. As our U.S. business continues to grow, our back-to-basics focus will ensure that we are maximizing the value of every new sale and driving profitable growth for our shareowners.

      In 2005,we are proceeding with the investments, plans and programs we need to prepare for your Company's long-term growth prospects. These include investing in capacity, operations, technology and people.

      I would like to take this opportunity to thank Frank Weise, our Chairman, for his mentorship and support over the year as well as for his visionary leadership of this Company during his six years at the helm. He set us on course, and we remain on course for continued profitable growth and value creation.

      Today we have strong and experienced management supported by the energized and committed Cott teams throughout our organization.

      We have confidence in the future as we see the opportunities before us: driving retailer brands, industry positive trends, Cott's unique integrated business model and our four key strategies for focusing our strengths. We are harnessing the great things in store for Cott.

JOHN K. SHEPPARD
President & Chief Executive Officer


Cott 2004 Annual Report

"JOHN AND HIS TEAM HAVE THE TALENT, THE VISION AND THE COMMITMENT TO TAKE ADVANTAGE OF THE TREMENDOUS OPPORTUNITIES THAT LAY AHEAD FOR YOUR COMPANY. I AM CONFIDENT THAT COTT REMAINS STRONGLY POSITIONED FOR THE FUTURE."

FELLOW SHAREOWNERS:

2004 was another year of strong top-line growth for Cott, reflecting the ongoing commitment of our customers to build their retailer brand programs. Cott was recognized by Beverage Forum(R) as "Beverage Company of the Year," based on our growth, our innovation and our prospects.

      Stronger than anticipated demand in the U.S., rising commodity costs and efficiency challenges resulted in higher costs to service our customers and profits that fell below our expectations. While our 2004 profits were disappointing, actions are now being taken to ensure profitable growth well into the future.

      Ensuring we capture our opportunities is a key goal of John Sheppard, who succeeded me as CEO in September 2004. Since joining us in 2002,John has made a significant contribution as the architect of Cott's dramatic expansion in the U.S., our largest market, which will deliver superior growth into the future. When the Board appointed him as President in 2003,John moved quickly to understand our global business and spent much of his time visiting our key customers, employees and facilities around the world. He also led the executive team in developing a new strategic plan that will help drive your Company to new heights.

      John and his team have the talent, the vision and the commitment to take advantage of the tremendous opportunities that lay ahead for your Company. I am confident that Cott remains strongly positioned for the future.

      My confidence is also shared by the Board. Cott is well served by a strong and experienced Board of Directors, who are dedicated to good governance and demand transparency and accountability. We pay tribute to three Directors - Hunter Boll, Thomas Hagerty and David Harkins - who left the Board in 2004. These Directors made valuable contributions to the Board and your Company. At the same time, we welcome two new Directors: Betty Jane Hess, who brings a wealth of global operational experience from her career as a senior executive in the electronics industry, joined us in July; and Andy Prozes, CEO of the Lexis Nexis Group - a leading global news, publishing, research and business information organization with customers in over 100 countries - joined us just after year-end, in January 2005.

      This is a great Board for a great Company. I am very proud of Cott and excited about the future.

FRANK E. WEISE III
Chairman

RETAILER BRAND SOFT DRINKS PROVIDE AN EXCEPTIONAL LONG-TERM GROWTH OPPORTUNITY - FOR OUR CUSTOMERS, AND FOR COTT. STRONG MARKET DRIVERS ARE ACCELERATING GROWTH TRENDS IN THE UNITED STATES, WHERE OUR GREATEST OPPORTUNITIES LIE. WE ARE POSITIONING COTT TO MAKE THE MOST OF THESE OPPORTUNITIES, AND WE HAVE THE COMPETITIVE ADVANTAGES AND STRATEGIES TO ACHIEVE OUR GOALS AND DELIVER SUPERIOR, PROFITABLE GROWTH. THE OPPORTUNITY IS THERE AND SO IS OUR COMMITMENT. FOR CUSTOMERS AND CONSUMERS, EMPLOYEES AND SHAREOWNERS, WE HAVE GREAT THINGS IN STORE.

GROWING OPPORTUNITIES

RETAILER BRANDS ARE A GROWING OPPORTUNITY, DRIVEN BY COMPELLING TRENDS. COTT IS WELL ESTABLISHED AND HAS LEADING POSITIONS IN OUR CORE MARKETS - THE RAPIDLY EVOLVING AND LARGE U.S. MARKET, AS WELL AS THE CANADIAN AND U.K. MARKETS. IN JULY 2002, WE ENTERED THE MEXICAN MARKET, WHERE PER CAPITA CONSUMPTION OF SOFT DRINKS IS THE SECOND HIGHEST IN THE WORLD BEHIND THE U.S. WE BELIEVE MEXICO OFFERS STRONG LONG-TERM GROWTH OPPORTUNITIES FOR RETAILER BRANDS AND FOR COTT.

Retailer brand share*

                           U.S. 11%   CANADA 19%  MEXICO less than 1%   U.K. 28%
* Take-home carbonated soft drink
volumes

MARKET DRIVERS: COMPELLING MARKET TRENDS ARE DRIVING SUPERIOR GROWTH FOR RETAILER BRAND SOFT DRINKS, MOST NOTABLY IN THE U.S., WHERE WE ARE SEEING DOUBLE-DIGIT SALES GROWTH.

1. Retailer concentration in the U.S.

In the grocery distribution industry, large regional, national and multinational retailers - the key customer segments for retailer brands - have been increasing their market presence and share in our core geographies. In the U.S., this trend is picking up steam, with the top five retailers growing market share.

2. Retailer brands build loyalty, drive traffic

Consumers view retailer brands as high-quality, good-value products - and they are drawing customers and repeat business into stores - building store loyalty along with brand loyalty. Retailers are benefiting not just from the higher margins they enjoy on retailer brand products, but also from higher traffic and the increase in their own brand value and profile.

Market drivers at work: The U.S. opportunity

All our markets are at different points along the converging trend lines in retailer brands. In the U.K. market, where retailer consolidation is the highest, retailer brand volume share of the carbonated soft drink category is 28% of the take-home segment, while in Canada, retailer brands have a 19% share. By contrast, in the U.S., our largest market, retailer brand carbonated soft drink share is just 11% - offering considerable scope for future growth. With compelling trends gaining momentum, growth rates in the U.S. are accelerating.

      A prime example can be seen in Texas - particularly in San Antonio, where retailer concentration is highly advanced, with the top five retailers commanding a 94% share of grocery store sales, more than double the U.S. average of 42%. Retailer brand carbonated soft drink share in San Antonio - at 21% - is significantly higher than the 11% national average.

      The correlation and the trends are clear. As demand grows in the U.S. marketplace, our key challenge is optimizing capacity and plant efficiencies. Plans for additional U.S. capacity during 2005 are well underway and include: three acquisitions and the addition of two new PET lines announced in 2004; the scheduled opening of our new plant in Texas this year; further utilization of our Canadian capacity; and agreements with co-packers. We are in line to meet demand this year and to keep pace with our growth in the future.

      We face challenges in meeting the changing demand, but as we meet those challenges, we see exceptional growth in store.

3. Brand rationalization

Retailers are seeking to optimize their shelf space while offering consumers enhanced selection - and in carbonated soft drinks, retailers are simplifying their assortment by focusing on the number one and two brands, along with their retailer brands. It's a growing opportunity for Cott, as retailer brand sales expand to replace small regional brands that are not strategic to the retailer.

4. Growing retailer commitment

As retailers see the power of strong retail brand programs - clearly demonstrated by the trends of retail concentration, consumer loyalty and brand rationalization - they are increasing their commitment to attractive and popular products. Leading retailers are enhancing their retailer brand marketing and merchandising efforts, driving their sales - and Cott's - higher.

BEVERAGE FORUM(R) COMPANY OF THE YEAR AWARD

Cott won the prestigious Beverage Forum(R) Company of the Year Award in 2004. The judging panel, which included leading Wall Street analysts along with experts from Beverage World Magazine and Beverage Marketing Corporation, cited Cott's leadership in developing the power of retailer brands: "With Cott's guidance, retailers have managed to shift store brands from a commodity position based solely on price to a value proposition associated with quality, innovations and brand equity. By changing the private label category into the retailer brand category - in both name and spirit - Cott has helped its retailer customers to enhance their larger brand image and forge new connections with consumers."

THE COTT ADVANTAGE

WITH OUR UNIQUE, INTEGRATED BUSINESS MODEL, COTT IS STRONGLY POSITIONED IN OUR CORE GEOGRAPHIES. WE HAVE SOME FUNDAMENTAL COMPETITIVE ADVANTAGES - STRONG CUSTOMER RELATIONSHIPS, GREAT PEOPLE AND A SOLID FINANCIAL POSITION. AS WE FOCUS ON GETTING BACK-TO-BASICS, WE HAVE THE STRENGTHS AND RESOURCES TO ENABLE US TO CAPITALIZE ON INDUSTRY TRENDS AND TAKE ADVANTAGE OF NEW OPPORTUNITIES.

THE TAMPA PLANT OPENED IN 1997 AND CURRENTLY PRODUCES NEARLY 27 MILLION CASES OF PRODUCT. IT IS ONE OF ELEVEN COTT BOTTLING PLANTS IN THE U.S. AND HAS BOTH CAN AND PET LINES.

Worldwide bottling facilities

      UNITED STATES      CANADA       MEXICO     UNITED KINGDOM

COMPETITIVE ADVANTAGES: COTT'S LEADERSHIP POSITION IS BUILT ON A FOUNDATION OF STRENGTH THAT PROVIDES POWERFUL COMPETITIVE ADVANTAGES AS WE WORK TO CAPITALIZE ON THE GROWING OPPORTUNITIES WE SEE.

1. Fully integrated operations

Cott is not only the world's largest producer of retailer brand soft drinks, we are also a fully integrated producer - with operations that extend from product development through concentrate manufacturing, bottling and warehousing. With this unique business model, we can add value through the supply chain and optimize responsiveness to customers, strengthening our leadership position.

2. Customer relationships

Cott has relationships with many of the world's leading retailers - and also with a wide range of smaller, regionally based retailers. As innovators in our segment, we have been able to fuel and participate in our customers' growth.

Cott: A commitment to quality

At Cott, we're committed to providing our customers with great-tasting, high-quality products that satisfy their consumers and help drive retailer brand loyalty. Quality is a cornerstone of everything we do, touching all aspects of our business from supplier selection and bottling, to finished goods warehousing and distribution.

      With a significant ongoing investment in resources and systems dedicated to maintaining the highest standards of quality, all Cott employees share responsibility for ensuring every Cott product meets our expectations and the high standards our customers rely on.

      Regular plant audits, product testing, standardized quality procedures, widespread quality training for employees and supplier certification requirements are just some of the programs we use to deliver the Cott commitment to quality each and every day.

      To support Cott's growth, our global quality teams are continuously updating the tools they use. From state-of-the-art software and testing technology to the addition of highly trained quality experts, we are continuing to invest in our quality infrastructure to meet future needs.

      At Cott, we're proud of our long-term investment in quality and the bottom line return that comes from a commitment to ensuring every Cott-produced beverage lives up to our expectations and those of our customers.

3. Our people

At Cott, we have an experienced management team leading a dynamic workforce. Our focus has been to build on the strength of our people and develop a high energy culture with progressive human resources policies, teamwork, extensive training programs and comprehensive employee communications.

4. Financial resources

Cott's strong financial position has resulted in a steady and growing cash flow and reduced debt levels. We are therefore well positioned to invest for future growth.

NEW PRODUCTS IN STORE:

Vintage(TM) Fruit Refreshers(TM)

Creating Cott's own brands and products is an important part of our product development process for customers. By offering our control brands to consumers, our customers have the chance to test new products before committing to their own retailer brand offerings. A prime example is the success of our Vintage(TM) Fruit Refreshers(TM) program. We developed and launched our own line of these non-carbonated, zero calorie, fruit flavored beverages in 2003. Growing numbers of customers in the U.S. have tested these products in their stores and have subsequently introduced them in their own retailer brand lines. These products continue to gain sales momentum.

STRATEGIES FOR GROWTH

AT COTT, WE HAVE THE PEOPLE, MARKET OPPORTUNITIES, POSITIONING AND STRENGTHS TO SUCCEED. TO ENSURE WE UNLOCK THE OPPORTUNITIES, WE HAVE ESTABLISHED CLEAR TARGETS AND FOCUSED OUR STRATEGIES. WE ARE WASTING NO TIME IN SETTING OUR PLANS IN MOTION.

From left to right: Nathan Ross, Fiona Turner, Karl Lowe, Emma Scott, Graham Baldry, Sarah Davey

CUSTOMER-CENTRIC

THE CONTINUED IMPROVEMENT IN OUR U.K. BUSINESS REFLECTS A COMMITMENT TO IMPROVING EVERYTHING WE DO, FROM OPTIMIZING MANUFACTURING AND LOGISTICAL PROCESSES TO EMBRACING OUR CUSTOMER-CENTRIC APPROACH. THE COTT TEAM PICTURED ABOVE, RECIPIENT OF A CUSTOMER AWARD, PERSONIFIES THIS APPROACH.

Missing from the photo: Theresa Blunt, Jackie Tetchner, Karl Baggott, Suzanne Glancy

COTT'S KEY STRATEGIES: WHILE PROCEEDING WITH OUR ACTION PLAN AND IMMEDIATE PRIORITIES TO FIX AND REFOCUS THE U.S. BUSINESS AND MANAGE GROWTH MORE PROFITABLY, WE ARE ALSO MOVING FORWARD WITH OUR KEY LONG-TERM GROWTH STRATEGIES.

1. Customer-centric

To leverage our relationships with customers and grow as they grow, we must nurture those relationships effectively. Increasingly, we are organizing your Company around customers, and developing cross-functional teams aligned with each customer's business and organization. Improved responsiveness, product solutions and service delivery are the imperatives.

2. Supply chain excellence

Stronger customer relationships and enhanced profitability both rely on achieving supply chain excellence. We are working with key suppliers and focusing on every link in the supply chain to increase efficiencies, reduce costs and improve forecasting and inventory management. These initiatives will enhance our ability to deliver more to our customers.

Cott's strategies in action: The RFID story

Our strategic focus on customers, enabling technology and supply chain excellence prepared us to meet the challenge that Wal-Mart, our largest customer, extended to its top 100 suppliers to create an RFID-enabled supply chain. RFID (which means radio frequency identification) embeds advanced technology on simple tags which allow for product tracking through the use of sensors, with no direct scanning required.

      Installing RFID technology on this scale is a major undertaking, but Cott pulled together a focused project team and pursued an accelerated development process. From selecting an RFID supplier in September, to installing the required equipment and technology in October, to completion of successful tests in November, we have kept up the pace, met Wal-Mart's aggressive timelines and delivered on cue.

      Beyond the obvious benefit of meeting the Wal-Mart challenge to its top 100 suppliers, we see numerous advantages over the long term: improvements to warehouse management, distribution, logistics, inventory control and operational efficiencies on the one hand; and better in-stock positions in stores, leading to higher sales, on the other.

      Cott is ahead of the curve with this leading edge technology, which is expected to transform retail supply chains over the course of time.

3. Enable people through information and technology

To foster creativity and innovation while freeing up our people to focus on customers and customer solutions, we are investing in the right technology and tools - implementing a new Enterprise Resource Planning (ERP) system and outsourcing non-core functions.

4. Drive profitable growth

At Cott, we are clearly positioned to achieve growth - the challenge is to ensure that it is profitable. We have targeted cost and margin improvements throughout Cott and established disciplined financial performance measures for all our operations.

COTT TAMPA FACILITY

High-speed bottling line

COMMITMENT TO SHAREOWNER VALUE

As Cott moves forward in pursuit of our key strategies, the Board of Directors provides oversight, guidance and the benefits of a wealth of business, financial, legal and international experience. Through 2004,the Board kept pace with changing regulations and compliance requirements, and maintained its commitment to strong governance practices and the enhancement of accountability and transparency in the interest of all shareowners.

      Directors are drawn from the business communities of both the U.S. and Canada and bring a broad array of experiences and skills to your Company. All Directors are active in setting the tone for corporate governance and overall standards of integrity. In addition, three standing Committees of the Board play significant roles in monitoring the achievements of management and setting expectations for future performance.

COLIN J. ADAIR
has served on the Board since 1986. Mr. Adair is First Vice President at CIBC World Markets Inc.

W. JOHN BENNETT
has served on the Board since 1998. Mr. Bennett is Chairman and Chief Executive Officer of Benvest Capital Inc.

SERGE GOUIN
has served on the Board since 1986 and is the Lead Independent Director. Mr. Gouin is President and Chief Executive Officer of Quebecor Media Inc.

STEPHEN H. HALPERIN
has served on the Board since 1992. Mr. Halperin is a Partner and Executive Committee member at Goodmans LLP, a Toronto-based law firm.

BETTY JANE HESS
has served on the Board since July 2004. Prior to her retirement in mid-2004, Ms. Hess was Senior Vice President, Office of the President, of Arrow Electronics, Inc.

PHILIP B. LIVINGSTON
has served on the Board since 2003. Mr. Livingston is the Vice Chairman of Approva Corporation.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

This Committee ensures alignment of Cott's organizational structure, executive compensation and succession planning with your Company's goals, strategies and shareowner interests.

AUDIT COMMITTEE

This Committee's mandate is to ensure the integrity and quality of your Company's financial reports and regulatory compliance in financial disclosure. As part of its mandate, the Committee reviews the qualifications and independence of the independent auditors and the performance of both internal and independent outside auditors.

CORPORATE GOVERNANCE COMMITTEE

This Committee's mandate is to ensure your Company lives up to its commitment to good governance policies and practices and maintains compliance with fast-changing regulatory rules and guidelines, both in Canada and the U.S. To this end, the Committee addresses Board structure, performance of Directors and nominations to the Board.

CHRISTINE A. MAGEE
has served on the Board since 2002. Ms. Magee is President of Sleep Country Canada Inc.

ANDREW PROZES
has served on the Board since January 2005. Mr. Prozes is Chief Executive Officer of LexisNexis.

JOHN K. SHEPPARD
has served on the Board since 2003. Mr. Sheppard is the President and Chief Executive Officer of Cott.

DONALD G. WATT
has served on the Board since 1992. Mr. Watt is the Chairman and Chief Executive Officer of DW + Partners Inc.

FRANK E. WEISE III
has served on the Board since June 1998 and has been Chairman of the Board since January 2002. He is currently Operating Partner and Managing Director of J.W. Childs Associates, L.P.

BOARD OF DIRECTORS                                          EXECUTIVE OFFICERS
FRANK E. WEISE III             PHILIP B. LIVINGSTON (1, 2)* JOHN K. SHEPPARD              TINA DELL'AQUILA
Chairman                       Vice Chairman                President &                   Vice President, Controller &
Operating Partner &            APPROVA CORPORATION          Chief Executive Officer       Assistant Secretary
Managing Director
J.W. CHILDS ASSOCIATES, L.P.

SERGE GOUIN * * (1,3)          CHRISTINE A. MAGEE (3)       MARK BENADIBA                 IVANO R. GRIMALDI
Lead Independent Director      President                    Executive Vice President,     Vice President,
President &                    SLEEP COUNTRY CANADA INC.    Canada & International        Global Procurement
Chief Executive Officer
QUEBECOR MEDIA INC.

                               ANDREW PROZES (2)            ROBERT J. FLAHERTY            P. EDMUND O'KEEFFE
                               Chief Executive Officer      Executive Vice President      Vice President,
                               LEXISNEXIS                   President, U.S. Operations    Investor Relations &
                                                                                          Corporate Development

COLIN J. ADAIR (1)             JOHN K. SHEPPARD             RAYMOND P. SILCOCK
First Vice President           President &                  Executive Vice President &     PREM VIRMANI
CIBC WORLD MARKETS INC.        Chief Executive Officer      Chief Financial Officer        Vice President,
                               COTT CORPORATION                                            Technical Services

W. JOHN BENNETT (2)            DONALD G. WATT (3)           MARK R. HALPERIN               LEN WATSON
Chairman &                     Chairman &                   Senior Vice President          Vice President,
Chief Executive Officer        Chief Executive Officer      General Counsel & Secretary    Chief Information Officer
BENVEST CAPITAL INC.           DW + PARTNERS INC.
                                                            COLIN D. WALKER
STEPHEN H. HALPERIN                                         Senior Vice President,
Partner                                                     Corporate Resources
GOODMANS LLP
                                                            CATHERINE M. BRENNAN
BETTY JANE HESS (3)                                         Vice President, Treasurer
Corporate Director

(1) Corporate Governance Committee

(2) Audit Committee

(3) Human Resources and Compensation Committee

* Committee Chairman

CONCEPT & DESIGN: THE WORKS DESIGN COMMUNICATIONS LTD. WWW. WORKSDESIGN.COM.

PRINCIPAL PHOTOGRAPHY: PER KRISTIANSEN PHOTOGRAPHY INC.

PRINTING: THE GROUP HOWELL GROUP

INVESTOR INFORMATION

CORPORATE HEADQUARTERS          PLANTS                          RESEARCH AND                       STOCK EXCHANGE LISTINGS
207 Queen's Quay West,          BLAIRSVILLE, Georgia, U.S.A.    DEVELOPMENT CENTER
Suite 340                       CALGARY, Alberta, Canada        Columbus, Georgia, U.S.A.
Toronto, Ontario                COLUMBUS, Georgia, U.S.A.
M5J 1A7                          (Concentrate Manufacturing)
Tel: (416)203-3898              COLUMBUS, Ohio, U.S.A.          INVESTOR INFORMATION
Fax: (416)203-8171              CONCORDVILLE,                   Tel: (416) 203-5662
                                 Pennsylvania, U.S.A.           (800) 793-5662
REGISTERED OFFICE               ELIZABETHTOWN,
333 Avro Avenue                  Kentucky, U.S.A.               E-mail:
Pointe-Claire, Quebec           KEGWORTH, Derbyshire, U.K.      investor_relations@cott.com
H9R 5W3                         LACHINE, Quebec, Canada
                                MISSISSAUGA,
CANADIAN OFFICE                  Ontario, Canada
6525 Viscount Road              POINTE-CLAIRE,                  Website: www.cott.com
Mississauga, Ontario              Quebec, Canada
L4V 1H6                         PONTEFRACT,
                                 West Yorkshire, U.K.
MEXICO OFFICE                   PUEBLA, Puebla, Mexico          PUBLICATIONS
Calle de los Palos #35          REVELSTOKE,                     For copies of the Annual
San Pablo Xochimehuacan          British Columbia, Canada       Report or the SEC Form 10-K,
Puebla, Puebla                  SAN ANTONIO, Texas, U.S.A.      visit our website, or contact
C.P. 72014                      SAN BERNARDINO,                 us at (800) 793-5662.
                                 California, U.S.A.
RC COLA INTERNATIONAL           SCOUDOUC,                       QUARTERLY BUSINESS
1000 10th Avenue                 New Brunswick, Canada          RESULTS/COTT NEWS
Columbus, Georgia               SIKESTON, Missouri, U.S.A.      Current investor information
31901                           ST. LOUIS, Missouri, U.S.A.     is available on our website at
                                SURREY,                         www.cott.com
UNITED KINGDOM &                 British Columbia, Canada
EUROPE OFFICE                   TAMPA, Florida, U.S.A.          TRANSFER AGENT &
Citrus Grove, Side Ley          WILSON,                         REGISTRAR
Kegworth, Derbyshire             North Carolina, U.S.A.         Computershare Trust
DE74 2FJ                        WYOMISSING,                     Company of Canada

UNITED STATES OFFICE                                            AUDITORS
                                                                PricewaterhouseCoopers LLP

                                                                ANNUAL GENERAL MEETING
                                                                Cott's 2005 Annual Meeting
                                                                takes place on Thursday,
                                                                April 21, 2005 at 8:30 a.m.
                                                                at the Glenn Gould Studio,

4211 W. Boy Scout Blvd.,        Pennsylvania, U.S.A.            Canadian Broadcasting Centre,
Suite 290                                                       250 Front St. W.,
Tampa, Florida                                                  Toronto, Ontario, Canada.
33607

Northeast Retailer Brands LLC                                                                      La version francaise est
1001 Southbridge Street                                                                            disponible sur demande.
Worcester, Massachusetts
01620                                                                                              All trademarks are owned
                                                                                                   or licensed by Cott or its
                                                                                                   customers.

Time. Talent. Commitment.
Cott in our communities

People enjoy Cott-produced beverages in almost every aspect of their lives - at home, at work, and when they are just out having fun. We believe our community support initiatives should have the same sort of reach.

      Through corporate contributions, donations of products and enthusiastic support of employee volunteerism, we try to enhance the quality of life in our communities. Our support is focused on education, community programs and economic development - reflecting the extensive participation and leadership of thousands of Cott employees who take part in grassroots, community-focused activities and organizations.

      We approach community giving the same way we approach our business: we build strong relationships with our partners; we develop an understanding of their needs; then we roll up our sleeves and get to work. The efforts of our employees in Calgary and Columbus are wonderful examples of the kinds of contributions we make in all of the communities in which we operate.

CALGARY, ALBERTA - A PROUD WESTERN TRADITION

There's a tradition in Western Canada of helping your neighbors in times of need. Cott Calgary proves that tradition is still strong. As donors, organizers and participants - sometimes all three - employees at Cott Calgary have contributed to initiatives that include raising funds for the Alberta Children's Hospital; donating Cott products to the Samaritan's Purse, a disaster relief organization; and even sponsoring a team to compete in chuck wagon races held on behalf of the local Firefighters' Burn Unit charity.

COLUMBUS, GEORGIA - MAKING THE GRADE

Cott Concentrates in Columbus, Georgia has chosen to focus on being a partner in education. Each year they "adopt" a local school, contributing time and resources to enhance quality education, improve students' performance and celebrate students' achievements. The Columbus Chamber of Commerce has acknowledged Cott's contribution with its Gold Level Recognition award.