Form 10-K, Exhibit 13
period 2005-12-31
COTT CORP /CN/
filed 2006-03-06
CIK 884713

                                                                    EXHIBIT 13.1


                                    (PICTURE)

(COTT LOGO)                                                    THE RIGHT FORMULA


                                                              2005 ANNUAL REPORT


ABOUT COTT   COTT CORPORATION IS ONE OF THE WORLD'S LARGEST RETAILER BRAND
             BEVERAGE PRODUCERS. COTT MANUFACTURES CARBONATED SOFT DRINKS AND
             OTHER NON-ALCOHOLIC BEVERAGES FOR LEADING SUPERMARKETS, MASS
             MERCHANDISERS, DRUG STORES AND CONVENIENCE STORES IN ITS CORE
             GEOGRAPHIES OF CANADA, THE UNITED STATES, THE UNITED KINGDOM AND
             MEXICO. THE COMPANY ALSO DEVELOPS FORMULAS AND SELLS CONCENTRATES
             TO BOTTLERS IN MORE THAN 60 COUNTRIES OUTSIDE NORTH AMERICA WHO
             PRODUCE THE RC(R) FAMILY OF SOFT DRINKS.

             COTT'S COMMITMENT TO CUSTOMER SERVICE IS SUPPORTED BY EXCEPTIONAL RESEARCH AND DEVELOPMENT, CONCENTRATE MANUFACTURING, 22 BEVERAGE MANUFACTURING PLANTS AND OVER 3,400 TALENTED EMPLOYEES.

SEGMENTED INFORMATION           NORTH AMERICA   U.K./EUROPE     INTERNATIONAL
---------------------           -------------   -----------   -----------------
                                                              (includes Mexico,
                                                              RC International)
SALES BY SEGMENT                    $1,428          $252             $ 72
(in millions of U.S. dollars)
NUMBER OF BEVERAGE                      17             4                1
MANUFACTURING PLANTS
NUMBER OF                            2,497           723              264
EMPLOYEES

                                    (PICTURE)

                                             2005 Annual Report COTT CORPORATION

FIVE YEAR HISTORICAL NET INCOME SUMMARY
(in millions of U.S. dollars, except per share amounts)

YEARS ENDED(1)                                                   05         04         03         02           01
--------------                                                --------   --------   --------   --------     --------
Sales                                                         $1,755.3   $1,646.3   $1,417.8   $1,198.6     $1,090.1
Gross profit                                                      14.2%      17.2%      19.5%      19.4%        17.2%
Operating income(4)                                           $   73.4   $  144.7   $  148.9   $  122.7     $   93.3
EBITDA(3, 4)                                                     138.3      200.1      196.0      164.2(2)     135.5
Cash flow from operations, after capital expenditures(2, 3)       53.3       52.4      103.1       67.3         57.6
Income from continuing operations(2)                              24.6       78.3       77.4       58.3         39.9
Income from continuing operations per diluted share(2)            0.34       1.09       1.09       0.83         0.58
Working capital                                                   25.3      126.0       45.2       56.9         55.7
Net debt to net debt plus equity(2)                               45.9%      41.0%      49.5%      63.1%        65.4%

SALES
(in millions of U.S. dollars)

05                  $1,755.3
04                   1,646.3
03                   1,417.8
02                   1,198.6
01                   1,090.1


EBITDA(2, 3)
(in millions of U.S. dollars)

05                  $  138.3
04                     200.1
03                     196.0
02                     164.2
01                     135.5


CASH FLOW FROM
OPERATIONS AFTER
CAPITAL EXPENDITURES(2)
(in millions of U.S. dollars)

05                  $   53.3
04                      52.4
03                     103.1
02                      67.3
01                      57.6


INCOME FROM
CONTINUING OPERATIONS
PER DILUTED SHARE(2)
(in U.S. dollars)

05                  $   0.34
04                      1.09
03                      1.09
02                      0.83
01                      0.58


(1) Any references to 2005, 2004, 2003, 2002 and 2001 correspond to the year-end dates indicated in the financial statements and notes of this Annual Report.

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

(3) As defined in the Annual Report on Form 10-K, on page 16 of this Annual Report.

(4)  Includes unusual items.

COTT CORPORATION 2005 Annual Report

LETTER TO SHAREOWNERS                              JOHN K. SHEPPARD, President &
                                                         Chief Executive Officer

FELLOW SHAREOWNERS

In last year's Annual Report, I referred to the "great things in store" for Cott's valued shareowners, our customers and the men and women who are committed to our Company's future success. While the financial results of 2005 were disappointing, we remain focused on the long-term value prospects for our Company and we are confident that we have the right ingredients and the "right formula" to build on the strong foundation that has supported Cott's growth in the past.

A great deal changed during 2005, both in the beverage industry and in our busi-ness. Unprecedented cost increases for ingredients and packaging put pressure on our margins and contributed to the challenges we experienced in meeting our financial expectations, despite our moves to recover those costs through pricing.

While we grew total sales in the year, the continued shift in consumption toward bottled water and non-carbonated beverages also affected our earnings. In addition, higher fixed costs resulting from the capacity we added to our system to support future growth impacted our profitability.

                           (PHOTO OF JOHN K. SHEPPARD)

                                             2005 Annual Report COTT CORPORATION

"WE REMAIN FOCUSED ON THE LONG-TERM VALUE PROSPECTS FOR OUR COMPANY AND WE ARE CONFIDENT THAT WE HAVE THE RIGHT INGREDIENTS AND THE "RIGHT FORMULA" TO BUILD ON THE STRONG FOUNDATION THAT HAS SUPPORTED COTT'S GROWTH IN THE PAST."

Our business environment has changed and we must change with it. We began taking steps in 2005 that I believe are critical for our future.

- We realigned our Canadian and U.S. operations on a North American basis to leverage management expertise and supply chain efficiencies.

- We made changes in leadership throughout the organization that have brought us focus, continuity and experience to manage through our current challenges and leverage the opportunities ahead of us.

- In North America, we increased prices and laid the foundation for cost recovery pricing in the future.

- We made significant progress in implementing an enterprise resource planning tool, our core business management system that standardizes supply chain, finance and administrative systems in support of improved efficiencies and more effective, timely decision-making.

These actions have contributed to a renewed sense of purpose and passion to bring about positive change for Cott.

There will be a period of transition as we reposition our Company for longer-term profitability, but each and every member of my executive team is personally committed to taking the right actions and making the tough decisions necessary to help ensure Cott remains a leader in retailer brand beverages for years to come.

In North America, Mark Benadiba's many years of Cott experience have allowed him to make great strides in driving a new approach to operations. He has empowered the men and women in our facilities to identify and implement the cost-saving opportunities they discover on the front lines. With my support, Mark has pushed forward tough decisions to close operations and take other significant steps to reduce costs throughout the organization. John Dennehy has streamlined the North American Sales and Marketing organization and opened a new chapter in Cott's relationships with our key customers, ensuring that we share a common vision of the future and are true partners in building the value of their retailer brand beverage programs.

Jason Nichol continues to play a critical role overseeing business development and customer service for Wal-Mart. As part of our North American realignment, Jason now reports directly to me, reflecting the importance we place on servicing our largest customer.

In the U.K. and Europe, Andy Murfin and his team continue to grow our business. Full-year 2005 sales for the division were up 30% and 11% when the impact of acquisitions and foreign exchange are excluded. While our purchase of Macaw Soft Drinks is in the final stages of review by the U.K. Competition Commission, we expect it to be approved and we plan to leverage Macaw's manufacturing capability and growth potential in the still, aseptic and dilute-to-taste beverage segments.

Colin Walker has recently added responsibility for our business in Mexico and RC Cola International to his Corporate Resources role. While a small part of our total business, these operations delivered strong top and bottom line growth in 2005. In particular, Mexico continues to perform well with sales up 25% over 2004. As the concept of retailer brands takes hold in Mexico, we clearly see the long-term growth potential for Cott in such markets.

I am grateful for the continued expertise and support of Mark Halperin, our General Counsel and Secretary. Mark's combination of business acumen and legal expertise contributes to the success of our businesses on a daily basis. As well, his leadership in our corporate governance has been critical throughout the past year.

COTT CORPORATION 2005 Annual Report

FROM LEFT TO RIGHT STARTING AT THE TOP:


                  (PICTURE OF MARK BENADIBA AND JOHN DENNEHY)


MARK BENADIBA, Executive Vice President,
North American Operations


JOHN DENNEHY, Vice President,
North American Sales & Marketing


                         (PICTURE OF MARK R. HALPERIN)


MARK R. HALPERIN, Senior Vice President,
General Counsel & Secretary


                         (PICTURE OF B. CLYDE PRESLAR)


B. CLYDE PRESLAR, Executive Vice President &
Chief Financial Officer


                           (PICTURE OF JASON NICHOL)


JASON NICHOL, Vice President,
Business Development Wal-Mart


      (PICTURE OF ANDREW J. MURFIN, JOHN K. SHEPPARD AND COLIN D. WALKER)


ANDREW J. MURFIN, Senior Vice President &
Managing Director, Cott U.K. and Europe


JOHN K. SHEPPARD, President &
Chief Executive Officer


COLIN D. WALKER, Senior Vice President,
Corporate Resources

                                             2005 Annual Report COTT CORPORATION

"TO POSITION OUR COMPANY FOR PROFITABLE GROWTH IN THE YEARS TO COME WE MUST FOCUS OUR EFFORTS ON DRIVING IMPROVED MARGIN PERFORMANCE AND MAKING STRATEGIC ENTRIES INTO FAST-GROWING NON-CARBONATED BEVERAGE CATEGORIES."

And finally, in August we welcomed Clyde Preslar as our new Chief Financial Officer. Clyde's many years of experience as CFO of Lance Inc., a U.S.-based manufacturer of both branded and retailer branded snack foods, have made him a superb addition to the executive team. His grasp of our business and his financial leadership will help steer us through this transition year and toward longer-term profitability.

Together, we have set clear and simple priorities for the next three years. To position our Company for profitable growth in the future we must focus our efforts on driving improved margin performance and making strategic entries into fast-growing non-carbonated beverage categories. Details of the actions we intend to take to deliver on these priorities can be found in the pages to follow.

These are straightforward goals that every member of the Cott team is focused on achieving. We know we must execute flawlessly, without excuses. We also know that we have a solid foundation to support us, a foundation built from years of servicing our customers with quality products at exceptional value.

Cott continues to enjoy a leading share of retailer brand carbonated soft drink
(CSD) sales in each of our key geographies - Canada, the U.S., the U.K. and Mexico - and retailer brands continue to gain momentum around the world. Globally, retailer brands grew at more than twice the rate of national brands across a wide range of grocery categories from 2004 to 2005. Last year, North American retailer brands held a 16% share of the grocery segment, still well below the U.K./Europe at 23%. However, the retailer brand growth rate in North America was 7%, outpacing the U.K./Europe at 4% and underlining our confidence in the future prospects for Cott.

These trends were reflected in our own 2005 share performance in the U.S., where Cott maintained its CSD share while the total category declined. Our U.S. share has continued to grow into early 2006, despite a highly competitive environment. As we continue to deliver flavor and packaging innovation for our CSD products, we're confident in our ability to grow our core business while we pursue longer-term strategic penetration in non-carbonated beverage categories.

As a fellow shareowner, I understand that results speak louder than words. The Cott management team has a clear understanding of the challenges it faces and what it will take to deliver results.

Through the coming year, you will see us take the actions to drive long-term value creation for our shareowners.

The formula is clear:

- Outstanding research and development that produces quality products and beverage innovation.

- The operational expertise, manufacturing facilities and infrastructure to support customer needs.

-    A strong and experienced executive team leading a talented workforce.

- A commitment to our customers and the growth of their retailer brand programs.

-    A sound strategic plan for the future.

We have the right formula at the right time for our customers, our employees and, most importantly, our valued shareowners.


/s/ John K. Sheppard
-------------------------------------
John K. Sheppard
President & Chief Executive Officer

COTT CORPORATION 2005 Annual Report

2005 HIGHLIGHTS

IMPORTANT STRATEGIC ACCOMPLISHMENTS DURING 2005 REFLECT THE UNDERLYING STRENGTH OF OUR BUSINESS AND OUR CONTINUING PROGRESS IN POSITIONING COTT FOR LONGER-TERM GROWTH AND PROFITABILITY.


SERVICE TO OUR CUSTOMERS

We put our customers at the center of everything we do, recognizing that our products play a significant role in the success of their overall retailer brand programs.

In 2005, we were rewarded for our customer-centric focus with two notable recognitions. Supervalu Inc., a leader in the grocery retailing industry, named Cott Beverages USA as its "Supplier of the Year," acknowledging the positive impact of the resources and commitment we offer our customers.

In addition, for the fifth consecutive year, Cott was named "Category Colonel" for retailer brand soft drinks by PLBuyers Magazine. The award recognizes manu-facturers who "are committed to quality and the establishment of true partnerships with retailers."

REALIGNING NORTH AMERICA

In September we announced a realignment of our Canadian and U.S. business units, consolidating into one streamlined North American operation. We undertook this important strategic initiative to leverage management strengths, create opportunities for supply chain efficiencies, and improve alignment with our customers' needs.

The result is a new and more integrated approach to planning, sales, marketing, purchasing and operations across our entire North American business. We are taking costs out of our system and building the foundation to optimize our assets for future growth.

                                    (PICTURE)

PRODUCTION AND WAREHOUSING in our new Fort Worth facility.


STARTING OUT RIGHT

In June, we began shipping from our new 550,000 square foot, state-of-the-art manufacturing facility in Fort Worth, Texas.

With the latest technology and high-speed manufacturing capabilities, the plant produced 6.3 million cases in 2005, exceeding our start-up expectations and providing the foundation for accelerating our planned volume to 32 million cases in 2006.

The addition of Fort Worth to our North American operations gives us the flexibility and capacity to better service our customers' needs. As the beverage industry evolves, our newest plant will help us continue to compete successfully well into the future.

                                             2005 Annual Report COTT CORPORATION

                                   (PICTURE)

ALL THE RAVE, our new energy drinks hit the Canadian market.


ENERGIZED

For the beverage industry as a whole, 2005 was marked by continued shifts in consumer trends towards alternative categories such as bottled water, sport beverages and energy drinks.

In Canada, we demonstrated Cott's ability to react quickly to consumer trends and changing customer demands when a change in government regulations opened the door to a new opportunity.

With a history of success in energy drinks in the U.K., we were able to accurately assess the opportunity and within weeks of the new regulations, our RED RAVE(TM) and red rain(R) products were being shipped nationwide, supported with retail sampling and couponing, and opening doors to new business in Canada.


                                   (PICTURE)

NEW BOTTLE BLOWING MANUFACTURING EQUIPMENT increases flexibility and efficiency.


RIGHT ON TRACK

For the past three years, our U.K. business has delivered steady growth, benefiting from continuing retailer consolidation and consumers that have embraced retailer brand products.

The growth trend continued in 2005 as the U.K. posted strong gains in both sales and profit from our two manufacturing facilities. Investment in a new still drinks production line and new bottle blowing equipment in the Kegworth plant expanded our capabilities in isotonics, iced teas and juice drinks and improved efficiency in small bottle packages. The investment contributed to volume growth for our U.K. division in 2005 coming from new customers and expanded business with existing customers, for both carbonated soft drinks and non-carbonated beverages.

In August, we completed the largest acquisition in the Company's history with the purchase of Macaw (Soft Drinks) Ltd. At the time of the acquisition, Macaw was the largest privately-owned manufacturer of retailer brand soft drinks in the U.K. Its capabilities include aseptic production that will enhance our levels of innovation and service to customers.


                                   (PICTURE)

WE'RE MANAGING THE BUSINESS more efficiently with our enterprise resource planning system.


THE RIGHT INFORMATION

Significant progress was made during 2005 on the rollout of our enterprise resource planning (ERP) system. Our ERP system is our core business management system that supports supply chain, finance and administrative functions on a single common platform.

This transition requires disciplined focus and execution. By the end of 2005, we had completed 90% of the implementation. The benefits of improved process efficiency, data analysis and the elimination of non-value added activities will have a long-term positive impact on our business.

COTT CORPORATION 2005 Annual Report

THE RIGHT FOCUS

                                   (PICTURE)

STATE-OF-THE-ART MANUFACTURING in Forth Worth.

AT COTT, OUR VISION IS TO BE THE LEADING RETAILER BRAND BEVERAGE SUPPLIER IN EACH OF OUR MARKETS AND KEY PRODUCT SEGMENTS. WE HAVE SET CLEAR AND SIMPLE PRIORITIES THAT PUT US ON THE RIGHT TRACK TO ACHIEVE THAT VISION.

     IMPROVE MARGINS

1    IMPLEMENT STRATEGIC PRICING TO RECOVER COSTS

2    LEVERAGE NORTH AMERICAN STRUCTURE FOR IMPROVED SUPPLY CHAIN EFFICIENCIES

3    OPTIMIZE OUR ASSET BASE

4    REDUCE FIXED COSTS AND OVERHEAD EXPENSES

5    IMPROVE WATER PROFITABILITY

                                             2005 Annual Report COTT CORPORATION

                                   (PICTURE)

WAREHOUSE storage of PET bottles.

                                   (PICTURE)

FRUIT REFRESHERS(TM), our line of calorie-free, flavored waters.

                                   (PICTURE)

READY FOR RETAIL, products are loaded directly onto our customers' trucks.

     POSITION COTT FOR GROWTH IN NON-CARBONATED BEVERAGES

1 STRATEGICALLY INCREASE OUR PENETRATION IN FAST-GROWING SEGMENTS SUCH AS ISOTONICS, ENHANCED OR FORTIFIED DRINKS, NEW AGE, ENERGY AND JUICE-BASED BEVERAGES

2 PURSUE OPPORTUNITIES THROUGH JOINT-VENTURES, CO-PACKING AGREEMENTS AND ACQUISITIONS

3    FOCUS RESEARCH AND DEVELOPMENT ON FAST-GROWING BEVERAGE SEGMENTS

4 STRENGTHEN KEY CUSTOMER RELATIONSHIPS THROUGH CATEGORY MANAGEMENT TO IDENTIFY EMERGING TRENDS

COTT CORPORATION 2005 Annual Report

ACTIVE GOVERNANCE

YOUR BOARD OF DIRECTORS IS COMMITTED TO STRONG GOVERNANCE PRACTICES AND THE ACCOUNTABILITY AND TRANSPARENCY THAT ALLOW US TO REPRESENT THE INTERESTS OF ALL SHAREOWNERS.

FELLOW SHAREOWNERS

2005 was a year that tested your Company, your Board and your investment in Cott Corporation. Earnings did not meet our expectations, despite another year of record sales.

Throughout this difficult year, the Cott Board of Directors played an active role in reviewing the challenges facing the Company. While the industry grappled with rising commodity costs and shifting consumer trends, Cott faced the added challenge of increased fixed costs as a result of adding capacity and delays in passing through price increases to cover costs.

Your Board of Directors is committed to strong governance practices and the accountability and transparency that allow us to represent the interests of all shareowners. During 2005, the Board held eight meetings in which it reviewed management's progress in addressing the Company's challenges and developing the plans necessary to enhance shareowner value over the long term.

In addition, three standing committees of the Board - the Audit Committee, Governance Committee and Human Resources and Compensation Committee - were active throughout the year in fulfilling their specific mandates and ensuring that Cott's actions were consistent with the policies and practices of an effective public company.

John Sheppard and his team have identified two key priorities for Cott: improving margin performance and positioning the Company for growth in non-carbonated beverage segments. I am confident this is the right focus for your Company at this time.

I want to take this opportunity to thank the Directors for their work during 2005. They have consistently represented your interests and they continue to work with management to ensure that the expectations for Cott's future are realistic, achievable and will result in long-term value creation for our fellow shareowners.


/s/ Frank E. Weise III
-------------------------------------
Frank E. Weise III
Chairman

                                             2005 Annual Report COTT CORPORATION

                           (PHOTO OF COLIN J. ADAIR)

COLIN J. ADAIR, First Vice
President and Investment Advisor at
CIBC World Markets Inc.
Board Member since 1986.

                           (PHOTO OF W. JOHN BENNETT)

W. JOHN BENNETT, Chairman
and Trustee of Benvest
New Look Income Fund.
Board Member since 1998.

                             (PHOTO OF SERGE GOUIN)


SERGE GOUIN, Lead Independent
Director. Chairman of
Quebecor Media Inc.
Board Member since 1986.

                         (PHOTO OF STEPHEN H. HALPERIN)

STEPHEN H. HALPERIN, Partner
and Executive Committee
member at Goodmans LLP.
Board Member since 1992.

                           (PHOTO OF BETTY JANE HESS)

BETTY JANE HESS, Corporate
Director. Board Member since 2004.

                         (PHOTO OF PHILIP B. LIVINGSTON)

PHILIP B. LIVINGSTON, Chief Financial
Officer of Duff & Phelps LLC.
Board Member since 2003.

                          (PHOTO OF CHRISTINE A. MAGEE)

CHRISTINE A. MAGEE, President
of Sleep Country Canada Inc.
Board Member since 2002.

                            (PHOTO OF ANDREW PROZES)

ANDREW PROZES, Global
Chief Executive Officer
of LexisNexis Group.
Board Member since 2005.

                           (PHOTO OF JOHN K. SHEPPARD)

JOHN K. SHEPPARD, President &
Chief Executive Officer of Cott.
Board Member since 2003.

                            (PHOTO OF DONALD G. WATT)

DONALD G. WATT, Chairman
and Chief Executive Officer
of DW + Partners Inc.
Board Member since 1992.

                          (PHOTO OF FRANK E. WEISE III)

FRANK E. WEISE III, Chairman of
the Board. Operating Partner
and Managing Director of
J.W. Childs Associates, L.P.
Board Member since 1998.

INVESTOR INFORMATION                 PLANTS                                     RESEARCH AND DEVELOPMENT CENTER
                                                                                Columbus, Georgia, U.S.A.
CORPORATE HEADQUARTERS               BLAIRSVILLE, Georgia, U.S.A.
                                                                                INVESTOR INFORMATION
207 Queen's Quay West,               CALGARY, Alberta, Canada                   Tel: (416) 203-5662
Suite 340                                                                            (800) 793-5662
Toronto, Ontario                     COLUMBUS, Georgia, U.S.A.                  E-mail: investor_relations@cott.com
M5J 1A7                                 (Concentrate Manufacturing)             Website: www.cott.com
Tel: (416) 203-3898
Fax:(416) 203-8171                   CONCORDVILLE, Pennsylvania, U.S.A.         PUBLICATIONS
                                                                                For copies of the Annual Report
REGISTERED OFFICE                    ELIZABETHTOWN, Kentucky, U.S.A.            or the SEC Form 10-K, visit
333 Avro Avenue                                                                 our website, or contact us
Pointe-Claire, Quebec                FORT WORTH, Texas, U.S.A.                  at (800) 793-5662.
H9R 5W3
                                     KEGWORTH, Derbyshire, U.K.                 QUARTERLY BUSINESS RESULTS/COTT NEWS
CANADIAN OFFICE                                                                 Current investor information is
6525 Viscount Road                   MISSISSAUGA, Ontario, Canada               available on our website at
Mississauga, Ontario                                                            www.cott.com.
L4V 1H6                              NELSON, Lancashire, U.K.
                                        (Aseptic Manufacturing)                 TRANSFER AGENT & REGISTRAR
MEXICO OFFICE                           (Carbonate and Dilute-to-Taste          Computershare Trust Company
Calle de los Palos #35                   Manufacturing)                         of Canada
San Pablo Xochimehuacan
Puebla, Puebla                       POINTE-CLAIRE, Quebec, Canada              AUDITORS
C.P. 72014                                                                      PricewaterhouseCoopers LLP
                                     PONTEFRACT, West Yorkshire, U.K.
RC COLA INTERNATIONAL                                                           ANNUAL GENERAL MEETING
1000 10th Avenue                     PUEBLA, Puebla, Mexico
Columbus, Georgia                                                               Cott's 2006 Annual Meeting
31901                                REVELSTOKE, British Columbia, Canada       takes place on Thursday,
                                                                                April 20, 2006 at 8:30 a.m.
UNITED KINGDOM & EUROPE OFFICE       SAN ANTONIO, Texas, U.S.A.                 at the Glenn Gould Studio,
Citrus Grove, Side Ley                                                          Canadian Broadcasting Centre,
Kegworth, Derbyshire                 SAN BERNARDINO, California, U.S.A.         250 Front Street West,
DE74 2FJ                                                                        Toronto, Ontario, Canada.
                                     SCOUDOUC, New Brunswick, Canada
UNITED STATES OFFICE                                                            STOCK EXCHANGE LISTINGS
4211 W. Boy Scout Boulevard          SIKESTON, Missouri, U.S.A.
Suite 290                                                                       (COT LISTED NYSE(R) LOGO)
Tampa, Florida                       ST. LOUIS, Missouri, U.S.A.
33607                                                                            (BCB LISTED TSX LOGO)
                                     SURREY, British Columbia, Canada
                                                                                   La version francaise est
                                     TAMPA, Florida, U.S.A.                        disponsible sur demande.

                                     WILSON, North Carolina, U.S.A.                All trademarks are owned
                                                                                   or licensed by Cott or
                                     WYOMISSING, Pennsylvania, U.S.A.              its customers.


                                   (PICTURE)

OUR VALUES

CUSTOMER-CENTRIC FOCUS

Aligning all company resources to those of our customers (internal or external) in an effort to meet and exceed their expectations.

DIVERSITY

A unique business opportunity where we celebrate our differences, offer fresh approaches and new ideas and stand united by the commonality of Cott Values and Vision.

CONTINUOUS IMPROVEMENT

Quality and performance that improves customer satisfaction and the way we work together. Continuous Improvement is an integral part of everything we do.

ACCOUNTABILITY AND INTEGRITY

Taking ownership of our actions and decisions. Doing the right thing and adding value.

(COTT LOGO)

WWW.COTT.COM